Table of Contents

As filed with the Securities and Exchange Commission on April 17, 2017.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________________

Rennova Health, Inc.

___________________________________

(Exact name of registrant as specified in its charter)

Delaware	7374	68-0370244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

___________________________________

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

_____________________________

Seamus Lagan

Chief Executive Officer and President

Rennova Health, Inc.

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

_____________________________

(Name, address. including zip code, and telephone number,
including area code, of agent for service)

_____________________________

Copies to:

J. Thomas Cookson, Esq.

Shutts & Bowen LLP

200 South Biscayne Boulevard, Suite 4100

Miami, Florida 33131

Tel: (305) 379-9141

_____________________________

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01 per share, underlying Senior Secured Original Issue Discount Convertible Debentures (2)(3)	2,155,598	(4)	$1.66	$3,578,293	$415

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(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents common stock issuable upon the conversion (at a price of $1.66 per share) of outstanding Senior Secured Original Issue Discount Convertible Debentures with a principal amount of $3,578,293.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends, anti-dilution adjustments or similar transactions.
(4)	To be offered and sold by the selling stockholders identified in this registration statement upon the conversion of the Senior Secured Original Issue Discount Convertible Debentures.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated APRIL 17, 2017

2,155,598 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the resale, from time to time, by the selling stockholders listed in this prospectus under the section “Selling Stockholders,” of up to 2,155,598 shares of common stock, par value $.01 per share, of Rennova Health, Inc., issuable upon the conversion of $3,578,293 aggregate principal amount of Senior Secured Original Issue Discount Convertible Debentures, due March 21, 2019 (the “Debentures”). The Debentures were issued to the Selling Stockholders in private placements on March 21, 2017.

The Selling Stockholders may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholders. See the section entitled “Use of Proceeds” on page [__] of this prospectus.

Our common stock is listed on The NASDAQ Capital Market and traded under the symbol “RNVA.” The last reported sales price of our common stock on The NASDAQ Capital Market on April __, 2017, was $____ per share. There were [_] shares of our common stock outstanding as of April __, 2017.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page [_] of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________

The date of this prospectus is [●], 2017

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). By using such registration statement, the Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of our information contained in this prospectus before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information,” and “Incorporation of Certain Information by Reference” in this prospectus.

We and the Selling Stockholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Rennova Health, Inc., or any Selling Stockholder. Neither the delivery of this prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Rennova Health, Inc. since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus or are incorporated by reference in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or the “Company” refer to Rennova Health, Inc.

Rennova Health, Inc. (“Rennova” or the “Company”) is a provider of diagnostics and supportive software solutions to healthcare providers. Through continued research and development of our diagnostics testing services and an ever-expanding group of strategic and interoperable software solutions that work in unison to empower customers, we aspire to create an efficient, effective single source solution and service for healthcare providers, their patients and individuals. We believe that our approach will benefit from a more sustainable relationship and the capture of multiple revenue streams from the same customer.

Our Services

We are a healthcare enterprise that delivers products and services to healthcare providers, their patients and individuals. Historically, we have operated our business under one management team, but beginning in 2017, we intend to operate in four synergistic divisions: 1) Clinical diagnostics through our clinical laboratories; 2) supportive software solutions to healthcare providers including Electronic Health Records (“EHR”), Laboratory Information Systems and Medical Billing services; 3) Decision support and interpretation of cancer and genomic diagnostics; and 4) the recent addition of a hospital in Tennessee. We aspire to create a more sustainable relationship with our customers by offering needed and interoperable solutions to capture multiple revenue streams from medical providers.

Historically, we have specialized in providing urine and blood toxicology and pain medication testing to physicians, clinics and rehabilitation facilities in the United States. We intend to expand our business operations in each sector in which we focus and will continue to assess the best way to do so. We may consider the sale of or spin-off of one or more of our business operations if deemed to be the best way to create value for our stockholders.

Clinical Diagnostics

Our principal line of business over the past few years has been clinical laboratory blood and urine testing services, with a particular emphasis on the provision of urine drug toxicology testing to physicians, clinics and rehabilitation facilities in the United States. As we expand our customer base to include pain management and other healthcare providers, testing services to rehabilitation facilities represented approximately 75% of the Company’s revenues for the year ended December 31, 2016 and approximately 95% of the Company’s revenues for the years ended December 31, 2015 and 2014. We believe that we are responding to the challenges faced by today’s healthcare providers to adopt paper free and interoperable systems, and to market demand for solutions by strategically expanding our offering of diagnostics services to include a full suite of clinical laboratory services. The drug and alcohol rehabilitation and pain management sectors provide an existing and sizable target market, where the need for our services already exists and opportunity is being created by a continued secular growth and need for compliance.

In 2016 we added genetic testing, specifically pharmacogenetic testing, to our array of services. Genetic testing represents the most rapidly expanding segment of the diagnostics market worldwide. Growing incidence of genetic diseases presents new opportunities for genetic testing. According to a report issued by Global Industry Analysts, Inc., the global market for genetic testing is forecast to reach $2.2 billion by 2017. Increasing knowledge about the potential benefits of genetic testing is one of the prime reasons for the growth of the market. Advancements in the genetic testing space, an aging population and a corresponding rise in the number of chronic diseases, and increasing incidence of cancer cases are other factors propelling growth in the genetic testing market.

Primary revenue generating activity in this market revolves around DNA profiling aimed at better understanding the predisposition for diseases and possible adverse reactions that may occur with drugs that are currently available and/or under clinical development. Rising importance of early infection detection and prevention together with growing demand of DNA tests in pharmacogenomics or cancer genetic testing are significant factors responsible for the anticipated growth. In order to further capitalize on this opportunity, we operate Genomas, Inc., a biomedical company that develops PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease and diabetes.

The Company owns and operates the following products and services to support its business objectives and to enable it to offer these services to its customers:

1

Medytox Diagnostics, Inc. (“MDI”)

Through our CLIA certified laboratories, Rennova offers toxicology, clinical pharmacogenetics and esoteric testing. Rennova seeks to provide these testing services with superior logistics and specimen integrity, competitive turn-around times and excellent customer service.

Clinical Laboratory Operations

The Company, through its wholly-owned MDI subsidiary, owns four clinical laboratories, as follows:

Laboratory	Location
Alethea Laboratories, Inc.	Las Cruces, NM
International Technologies, LLC	Waldwick, NJ
EPIC Reference Labs, Inc.	Riviera Beach, FL
Epinex Diagnostics Laboratories, Inc.	Tustin, CA

During the year ended December 31, 2016, the Company experienced a substantial decline in the volume of samples processed at its laboratories and continued difficulty in receiving reimbursement for certain diagnostics. As result, in an effort to reduce costs, the Company is currently operating all of its Clinical Laboratory Operations business segment out of its EPIC Reference Labs, Inc. (“EPIC”) laboratory, and cost reduction efforts are continuing in response to the operating losses incurred in 2016. MDI formed EPIC as a wholly-owned subsidiary on January 29, 2013 to provide reference, confirmation and clinical testing services. The Company acquired necessary equipment and licenses in order to allow EPIC to test urine for drugs and medication monitoring. Operations at EPIC began in January 2014 using approximately 2,500 square feet and the premises has since been expanded to occupy approximately 12,500 square feet.

Epinex Diagnostics has initiated a relationship and integration with a California-based Clinical Research Organization that the Company believes will see it providing testing services to this Clinical Research Organization starting in the second quarter of 2017. Alethea Laboratories operates in a State that permits direct to consumer testing but remains subject to certain regulations governing the patient in the State from which they might order a diagnostic.

The Company’s Medytox Medical Marketing & Sales, Inc. (“MMMS”) subsidiary was formed on March 9, 2013 as a wholly-owned subsidiary to provide marketing, sales, and customer service exclusively for our clinical laboratories.

Supportive Software Solutions

Advantage software

Advantage is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

Clinlab

ClinLab is a Windows-based web-enabled laboratory information management system. It acts as a HIPAA-compliant data warehouse for lab results and includes reporting, data acquisition, label printing, electronic signoff and numerous interface capabilities to a multitude of reference labs and practice systems that scales from small physician-operated labs to large clinical reference laboratories.

Medical Mime

Medical Mime’s suite of solutions includes a uniquely optimized EHR for substance abuse and behavioral health providers, a dictation-based ambulatory EHR for physician practices, and advanced transcription services. Solutions are web-based, 100% secure, and HIPAA compliant, with remote access, on-site training and intensive 24/7 technical support.

The Company has four operating subsidiaries that provide supportive services, historically primarily to its clinical laboratories and corporate operations and to a lesser but now increasing extent, third party customers.

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Medical Billing Choices, Inc. (“MBC”): MBC was acquired by the Company on August 22, 2011 in an agreement that closed in July 2013. MBC provides revenue cycle management services to third party customers, with an initial focus on substance abuse facilities, by utilizing tools designed to improve documentation and collect information, driving faster reimbursement with fewer denied claims. MBC also functions as our in-house billing company which compiles and sends invoices to our Clinical Laboratory Operations customers (primarily insurance companies, Medicaid, Medicare, and Preferred Provider Organizations (“PPOs”)) for reimbursement.

Health Technology Solutions, Inc. (“HTS”): HTS is a wholly-owned subsidiary that provides information technology and software solutions including continued development of software to our subsidiaries and outside medical service providers. This entity provides the set up services for customers and supports our clinical labs and other operations.

ClinLab, Inc. (“ClinLab”): ClinLab was acquired by the Company on March 18, 2014. ClinLab develops and markets laboratory information management systems (“LIS”). ClinLab has installed its LIS into the Company’s laboratories to create a uniform LIS platform throughout the Company’s laboratories.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014 as a wholly-owned subsidiary that specializes in EHR, initially targeting the rehab marketplace. We launched an enhanced version of our EHR software in the second quarter of 2016, which includes Electronic Medication Administration Records (“eMAR”). Our eMAR enhancement allows physicians to transition additional processes from paper to our software platform. eMAR automates the gathering, consolidating and presenting of data with more speed and accuracy than any manual system.

Decision Support Interpretation of Cancer and Genomic Diagnostics

We own a solution in CollabRx to provide evidence, interpretation and therapy guidance to enhance genomic testing and to provide actionable decision support for standardized, evidence-based cancer care and superior clinical outcomes in precision oncology. We also operate a biomedical company, Genomas, Inc. (“Genomas”), bringing DNA-Guided medicine to clinical practice with products for personalized prescription of drugs used in the treatment of mental illness, diabetes, and cardiovascular disease (“CVD”). Our products eliminate trial-and-error prescription with DNA-Guided medicine and enable physicians to treat with unprecedented precision, avoiding significant drug side effects, improving efficacy and enhancing patient compliance. Core applications are drug treatments of mood and thought disorders in mental illness and of cardiometabolic risk in diabetes and CVD.

CollabRx was acquired by the Company on November 2, 2015 via the merger of the Company with Medytox Solutions, Inc. CollabRx develops and markets medical information and clinical decision support products and services intended to set a standard for the clinical interpretation of genomics-based, precision medicine.  CollabRx offers interpretation and decision support solutions that enhance cancer diagnoses and treatment through actionable data analytics and reporting for oncologists and their patients.

We entered into an agreement to acquire Genomas in late 2016. Genomas has developed PhyzioGenomics technology as a proprietary platform integrating genotypic and phenotypic measures to correlate gene variability with physiological variability. Genomas has established a DNA repository and clinical registry of 6,000 patients with mental illness, diabetes and CVD. The clinical data from these extensive cohorts is integrated systematically into the PhyzioClinica Database. A PhyzioType System consists of three components: an array of inherited, stable DNA polymorphisms from various genes to establish a patient’s combinatorial genotype, bioclinical algorithms for predicting the patient’s drug response, and a portal for doctors to select the best drug for the patient.

Hospital

The Company believes that the acquisition or development of hospitals will create a stable revenue base as a needed service and believes that it can expand the sales of its products and services to surrounding medical providers and doctors’ groups.

3

On January 13, 2017, we completed an asset purchase agreement to acquire certain assets related to Scott County Community Hospital, based in Oneida, Tennessee (the “Hospital Assets”). The Hospital Assets include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital, since renamed Big South Fork Medical Center, is classified as a Critical Access Hospital (rural) with 25 beds, a 24/7 emergency department, operating rooms and a laboratory that provides a range of diagnostic services. The hospital closed in July 2016 in connection with the bankruptcy filing of its parent company, Pioneer Health Services, Inc.. We acquired the Hospital Assets out of bankruptcy for a purchase price of $1 million. We expect to have the hospital open in part in the second quarter of 2017, and that the hospital will be fully operational by the third quarter of 2017, in each case, subject to the receipt of the necessary licenses and regulatory approvals.

The hospital had unaudited annual revenues of approximately $12 million, and a normalized EBITDA of approximately $1.3 million for Fiscal 2015, the last full year of the hospital's operation. These revenues were attributable to the typical services of a rural acute care hospital, including emergency room visits, outpatient procedures, diagnostic ancillary tests, physical therapy and inpatient hospital stays. Based on the hospital's historical information, we believe the hospital offers an established patient and stable revenue base as it serves the general healthcare needs of its community and supports local physicians.

Recent Developments

On April 9, 2017, Robert Lee and Dr. Paul Billings resigned from our Board of Directors. Mr. Lee and Dr. Billings were the two independent directors and were members of the Audit, Compensation and Nominating/Corporate Governance Committees of the Board. On April 9, 2017, the remaining members of the Board elected Trevor Langley and Dr. Kamran Ajami as directors to fill those two Board vacancies. The Board of Directors determined that both of the new directors qualify as “independent” under the Listing Rules of The NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission.

Trevor Langley, 55, since 2006 has been the Owner and Managing Partner of Avanti Capital Group LLC/Avanti Partners LLC (“Avanti”). Avanti assists micro, small and mid-cap publicly traded companies and those looking to become public by leveraging traditional and new communication strategies, with a specialization in healthcare and alternative energy markets.  Avanti also provides comprehensive consulting services.

Dr. Kamran Ajami, 58, is a pathologist and, since February 2011, has been the Medical Director of the laboratories at West Side Regional Medical Center and Plantation General Hospital. Since 1997, he has also been Owner and Chief Executive Officer of American Cytopathology Associates PA, which supplies medical directors for laboratories.

The Board named Mr. Langley and Dr. Ajami as members of the Audit Committee, with Mr. Langley as Chairman.  In addition to each of them being “independent”, the Board of Directors determined that each of them is “financially literate” as required by the Listing Rules of The NASDAQ Stock Market and that Mr. Langley qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Stock Market. The Board named Mr. Langley and Dr. Ajami also as members of the Compensation Committee (with Mr. Langley as Chairman) and of the Nominating/Corporate Governance Committee (with Dr. Ajami as Chairman).

March 2017 Private Placements

On March 21, 2017, we closed an offering of an aggregate of $10,850,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due March 21, 2019 (the "New Debentures") and three series of warrants to purchase an aggregate of 19,608,426 shares of common stock. The offering was pursuant to the terms of the Securities Purchase Agreement, dated as of March 15, 2017 (the "Purchase Agreement"), among the Company and Sabby Healthcare Master Fund, Ltd., Sabby Volatility Warrant Master Fund, Ltd. and Lincoln Park Capital Fund, LLC. The Company received proceeds of approximately $8.4 million from the offering, after giving effect to the original issue discounts and transaction expenses.

4

Also on March 21, 2017, pursuant to the Exchange Agreements, dated as of March 15, 2017 (the "Exchange Agreements"), the Company issued an aggregate of $5,160,260 principal amount of debentures (the "Exchange Debentures") and three series of warrants to purchase an aggregate of 9,325,773 shares of common stock in exchange for (i) $1,590,000 principal amount of Original Issue Discount Convertible Debentures issued by the Company on February 2, 2017 and $2,000,000 stated value of our Series H Convertible Preferred Stock from Sabby Healthcare Master Fund, LLC and (ii) $174,000 stated value of our Series H Convertible Preferred Stock from Alpha Capital Anstalt. The Exchange Debentures are on the same terms as, and pari passu with, the New Debentures (the New Debentures and the Exchange Debentures, collectively, the "Debentures"). The warrants issued pursuant to the Purchase Agreement and the Exchange Agreements are referred to, collectively, as the "Warrants". The parties to which the Company issued the Debentures under the Purchase Agreement and the Exchange Agreements are the Selling Stockholders and they were all existing institutional investors of the Company. For a detailed description of the transactions contemplated by the Purchase Agreement and the Exchange Agreements and a description of the securities issued pursuant thereto, see “March 2017 Private Placements”.

We filed the registration statement on Form S-1, of which this prospectus is a part, to fulfill our contractual obligation under the Registration Rights Agreement, dated as of March 21, 2017, to provide for the resale by the Selling Stockholders of the shares of common stock offered hereby and issuable upon conversion of the Debentures. We agreed to use our best efforts to keep such registration statement continuously effective until the shares of common stock being offered by this prospectus have been sold hereunder or pursuant to Rule 144 or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement of the Company to be in compliance with the current public information requirement under Rule 144.

Corporate Information

Effective November 2, 2015, the Company, a Delaware corporation, changed its name from “CollabRx, Inc.” to “Rennova Health, Inc.” The Company was previously named Tegal Corporation until 2012 when it acquired a private company named CollabRx, Inc. and changed its name to “CollabRx, Inc. ” Tegal Corporation was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. Tegal's predecessor company was founded in 1972 and was acquired by Motorola, Inc. in 1978. Tegal completed its initial public offering in October 1995.

The Company's fiscal year-end is December 31.

Our principal executive offices are located at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number is (561) 855-1626. Our website address is www.rennovahealth.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Securities Offered by the Selling Stockholders	2,155,598 shares of our Common Stock

Offering Price per Share	The Selling Stockholders may sell all or a portion of the shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. See “Use of Proceeds.”

NASDAQ Symbol	RNVA

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page [•] of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, which are incorporated by reference in this prospectus, before deciding whether to invest in our securities. Information in this prospectus may be amended, supplemented or superseded from time to time by reports we file with the SEC in the future. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Our stockholders may be diluted by conversions or exercises of outstanding Debentures, options and warrants.

The Debentures are initially convertible into 9,644,735 shares of common stock. Because the conversion price of the Debentures is subject to downward adjustment, the Debentures will likely be convertible into a greater number of shares in the future. All of the Debentures are owned by the Selling Stockholders. As of December 31, 2016, we had outstanding options to purchase an aggregate of 709,025 shares of our common stock at a weighted-average exercise price of $129.43 per share and warrants to purchase an aggregate of 1,407,647 shares of our common stock at a weighted-average exercise price of $11.70 per share. The Selling Stockholders own Warrants to purchase an aggregate of 28,934,196 shares of common stock and the exercise prices of these Warrants are also subject to downward adjustment. The conversion of the Debentures and the exercise of such outstanding options and warrants will result in substantial dilution for our stockholders.

The sale of a substantial amount of our common stock, including resale of the shares of common stock issuable upon the conversion of the Debentures and the exercise of the Warrants held by the Selling Stockholders, in the public market could adversely affect the prevailing market price of our common stock.

The Selling Stockholders hold Debentures convertible into 9,644,735 shares of common stock, at a conversion price of $1.66, and outstanding Warrants to purchase an aggregate of 28,934,196 shares of our common stock at an exercise price of $1.95 or $1.66 per share. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities.

A substantial number of shares of common stock are being offered by this prospectus, and we cannot predict if and when the Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Risks Related to the Company

Although our financial statements have been prepared on a going concern basis, we have recently accumulated significant losses and have negative cash flows from operations, which raise substantial doubt about our ability to continue as a going concern.

If we are unable to improve our liquidity position we may not be able to continue as a going concern. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment.

The Company has recently accumulated significant losses and has negative cash flows from operations, and at December 31, 2016 had a working capital deficit and stockholders’ deficit of $16.3 million and $14.9 million, respectively. For the years ended December 31, 2016 and 2015, we incurred net losses attributable to common stockholders in the amount of $32.6 million and $37.6 million, respectively. In addition, the Company’s cash position is critically deficient, critical payments are not being made in the ordinary course, the Company is in default of two promissory notes with an aggregate principal amount of $0.4 million and additional indebtedness in the amount of $6.0 million matured on March 31, 2017 (see note 7 to the consolidated financial statements incorporated by reference in this prospectus). This additional indebtedness is secured by receivables that we have filed suit to recover from a national payer and while we believe that we will be successful in such recovery there can be no assurances as to our ability to collect on these receivables, and the Company does not have the financial resources to satisfy this indebtedness. All of the foregoing raises substantial doubt about the Company’s ability to continue as a going concern.

6

The Company is currently executing on a plan of action to reduce the number of laboratory facilities it operates from five such facilities as of December 31, 2015 into one, with a corresponding reduction in the number of employees and associated operating expenses, in order to reduce costs. In addition, the Company issued $12.4 million of convertible notes (including the Debentures) in the first three months of 2017, for which it received net proceeds of $9.9 million. There can be no assurance, however, that the Company will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan.  The ability of the Company to continue as a going concern is dependent upon its ability to significantly reduce its operating costs, increase its revenues and eventually regain profitable operations. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Our common stock could be delisted from NASDAQ.

On January 11, 2017, we were notified by Nasdaq that we no longer comply with Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605 (the "Rule"), which requires the audit committee of the Company's board of directors to have at least three members, each of whom must be an independent director as defined under the Rule. With the passing of Benjamin Frank in December of 2016, our audit committee currently consists of two independent directors. In accordance with Nasdaq Rule 5605(c)(4), we have until the earlier of our next annual stockholders' meeting or December 18, 2017 to regain compliance; or, if our next annual stockholders' meeting is held before June 16, 2017, then we must evidence compliance no later than June 16, 2017. If we do not regain compliance by the foregoing applicable dates, then Nasdaq will provide written notification to the Company that its securities will be delisted.

In the future, our common stock may fall below the NASDAQ listing requirements or we may not comply with other listing requirements, with the result being that our common stock may be delisted. If our common stock is delisted, we may list our common stock for trading over the counter. Delisting from NASDAQ could adversely affect the liquidity and price of our common stock. A determination could also then be made that our common stock is a “penny stock” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading. This could have a long-term impact on our ability to raise future capital through the sale of our common stock.

Our acquisition of the Hospital Assets does not provide assurance that the acquired operations will be accretive to our earnings or otherwise improve our results of operations.

Acquisitions, such as that of the Hospital Assets in January 2017, involve the integration of previously separate businesses into a common enterprise in which it is envisioned that synergistic operations will result in improved financial performance. However, realization of these envisioned results is subject to numerous risks and uncertainties, including but not limited to:

•	Diversion of management time and attention from daily operations;

•	Difficulties integrating the acquired business, technologies and personnel into our business;

•	Potential loss of key employees, key contractual relationships or key customers of the acquired business; and

•	Exposure to unforeseen liabilities of the acquired business.

There is no assurance that the acquisition of the Hospital Assets will be accretive to our earnings or otherwise improve our results of operations.

The opening of Big South Fork Medical Center is subject to the receipt of necessary licenses and regulatory approvals and will require continued investment by the Company.

We acquired the Hospital Assets on January 13, 2017, and we expect to have the hospital (now renamed as Big South Fork Medical Center) open in part in the second quarter of 2017, and that the hospital will be fully operational by the third quarter of 2017, although no assurance can be given that either of these time frames will be met. Opening and operating a hospital requires numerous licenses and regulatory approvals and the failure to receive one such license or approval may prevent the hospital from opening. The process of gaining all such licenses and approvals may take a substantial amount of time.

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The reopening of the hospital will require substantial investment by the Company and we may not have the funds or be able to access such funds when necessary. We will need to fully fund the operations of the hospital out of our own resources for an extended period because the hospital will not receive reimbursement for any services for a number of months after they are performed, or otherwise generate any positive cash flow. Because the hospital has been closed since July 2016, it could take a long period of time for utilization of the hospital to reach pre-closure levels, and no assurance can be made that it will do so or that utilization will be sufficient to cover the costs of operating the hospital.

Our results of operations may be adversely affected if the Patient Protection and Affordable Care Act (the "ACA") is repealed, replaced or otherwise changed.

The ACA has increased the number of people with health care insurance. It also has reduced Medicare and Medicaid reimbursements. Numerous proposals continue to be discussed in Congress and the administration to repeal, amend or replace the law. We cannot predict whether any such repeal, amend or replace proposals, or any parts of them, will become law and, if they do, what their substance or timing will be. Any of the foregoing, if they occur, could have a material adverse effect on our business and results of operations.

Our business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes or changing interpretations of, CLIA or state laboratory licensing laws to which we are subject.

The clinical laboratory testing industry is subject to extensive federal and state regulation, and many of these statutes and regulations have not been interpreted by the courts. The Clinical Laboratory Improvement Amendments of 1988, or CLIA, are federal regulatory standards that apply to virtually all clinical laboratories (regardless of the location, size or type of laboratory), including those operated by physicians in their offices, by requiring that they be certified by the federal government or by a federally approved accreditation agency. CLIA does not preempt state law, which in some cases may be more stringent than federal law and require additional personnel qualifications, quality control, record maintenance and proficiency testing. The sanction for failure to comply with CLIA and state requirements may be suspension, revocation or limitation of a laboratory's CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties. Many other states have similar laws and we may be subject to similar penalties.

We cannot assure you that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect our business. Potential sanctions for violation of these statutes and regulations include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements on us, which may be costly.

Healthcare plans have taken steps to control the utilization and reimbursement of healthcare services, including clinical test services.

We also face efforts by non-governmental third-party payers, including healthcare plans, to reduce utilization and reimbursement for clinical testing services.

The healthcare industry has experienced a trend of consolidation among healthcare insurance plans and payers, resulting in fewer but larger insurance plans with significant bargaining power to negotiate fee arrangements with healthcare providers, including clinical testing providers. These healthcare plans, and independent physician associations, may demand that clinical testing providers accept discounted fee structures or assume all or a portion of the financial risk associated with providing testing services to their members through capped payment arrangements. In addition, some healthcare plans have been willing to limit the PPO or Point of Service (“POS”) laboratory network to only a single national laboratory to obtain improved fee-for-service pricing. There are also an increasing number of patients enrolling in consumer driven products and high deductible plans that involve greater patient cost-sharing.

The increased consolidation among healthcare plans and payers increases the potential adverse impact of ceasing to be a contracted provider with any such insurer. The ACA includes provisions, including ones regarding the creation of healthcare exchanges, which may encourage healthcare insurance plans to increase exclusive contracting.

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We expect continuing efforts to reduce reimbursements, to impose more stringent cost controls and to reduce utilization of clinical test services. These efforts, including future changes in third-party payer rules, practices and policies or ceasing to be a contracted provider to many healthcare plans, have had and may continue to have a material adverse effect on our business.

Unless we raise sufficient funds, we will not be able to succeed in our business model.

During the year ended December 31, 2016 and through the date of this prospectus, we have relied on the sale of our equity securities and from short-term advances from one of our directors, Christopher Diamantis, to fund our operations. We generated negative cash flow from operating activities for the years ended December 31, 2016 and 2015. If this trend were to continue and we are unable to raise sufficient capital to fund our operations through other sources, our business will be adversely affected, and we may not be able to continue as a going concern. There can be no assurances that we will be able to raise sufficient funds on terms that are acceptable to us, or at all, to fund our operations under our current business model.

Regulation by the Food and Drug Administration ("FDA") of Laboratory Developed Tests ("LDTs") and clinical laboratories may result in significant change, and our business could be adversely impacted if we fail to adapt.

High complexity, CLIA-certified laboratories, such as ours, frequently develop testing procedures to provide diagnostic results to customers. These tests have been traditionally offered by nearly all complex laboratories for the last few decades and LDTs are subject to oversight by the Centers for Medicare and Medicaid Services ("CMS") through its enforcement of CLIA. The FDA, which regulates the development and use of medical devices, has claimed that it has regulatory authority over LDTs, but has not exercised enforcement with respect to most LDTs offered by high complexity laboratories, and not sought to require these laboratories to comply with FDA regulations regarding medical devices. During 2010, the FDA publicly announced that it has decided to exercise regulatory authority over these LDTs, and that it plans to issue guidance to the industry regarding its regulatory approach. At that time, the FDA indicated that it would use a risk-based approach to regulation and would direct more resources to tests with wider distribution and with the highest risk of injury, but that it will be sensitive to the need to not adversely impact patient care or innovation. In September 2014, the FDA announced its framework and timetable for implementing this guidance. On November 18, 2016, the FDA announced it would not release final guidance at this time and instead would continue to work with stakeholders, the new administration and Congress to determine the right approach, and on January 3, 2017, the FDA released a discussion paper outlining a possible risk-based approach for FDA and CMS oversight of LDTs. We cannot predict the ultimate timing or form of any such guidance or regulation or their potential impact. If adopted, such a regulatory approach by the FDA may lead to an increased regulatory burden, including additional costs and delays in introducing new tests. While the ultimate impact of the FDA's approach is unknown, it may be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

Some of our operations are subject to federal and state laws prohibiting “kickbacks” and other laws designed to prohibit payments for referrals and eliminate healthcare fraud.

Federal and state anti-kickback and similar laws prohibit payment, or offers of payment, in exchange for referrals of products and services for which reimbursement may be made by Medicare or other federal and state healthcare programs. Some state laws contain similar prohibitions that apply without regard to the payer of reimbursement for the services. Under a federal statute, known as the “Stark Law” or “self-referral” prohibition, physicians, subject to certain exceptions, are prohibited from referring their Medicare or Medicaid program patients to clinical laboratories with which the physicians or their immediate family members have a financial relationship, and the laboratories are prohibited from billing for services rendered in violation of Stark Law referral prohibitions. Violations of the federal Anti-Kickback Law and Stark Law may be punished by civil and criminal penalties, and/or exclusion from participation in federal health care programs, including Medicare and Medicaid. States may impose similar penalties. The ACA significantly strengthened provisions of the Federal False Claims Act and Anti-Kickback Law provisions, and other health care fraud provisions, leading to the possibility of greatly increased qui tam suits by private citizen “relators” for perceived violations of these laws. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen relators under federal or state false claims laws.

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Federal officials responsible for administering and enforcing the healthcare laws and regulations have made a priority of eliminating healthcare fraud. For example, the ACA includes significant new fraud and abuse measures, including required disclosures of financial arrangements with physician customers, lower thresholds for violations and increased potential penalties for violations. Federal funding available for combating health care fraud and abuse generally has increased. While we seek to conduct our business in compliance with all applicable laws and regulations, many of the laws and regulations applicable to our business, particularly those relating to billing and reimbursement of tests and those relating to relationships with physicians, hospitals and patients, contain language that has not been interpreted by courts. We must rely on our interpretation of these laws and regulations based on the advice of our counsel and regulatory or law enforcement authorities may not agree with our interpretation of these laws and regulations and may seek to enforce legal remedies or penalties against us for violations.

From time to time we may need to change our operations, particularly pricing or billing practices, in response to changing interpretations of these laws and regulations, or regulatory or judicial determinations with respect to these laws and regulations. These occurrences, regardless of their outcome, could damage our reputation and harm important business relationships that we have with healthcare providers, payers and others. Furthermore, if a regulatory or judicial authority finds that we have not complied with applicable laws and regulations, we would be required to refund amounts that were billed and collected in violation of such laws and regulations. In addition, we may voluntarily refund amounts that were alleged to have been billed and collected in violation of applicable laws and regulations. In either case, we could suffer civil and criminal damages, fines and penalties, exclusion from participation in governmental healthcare programs and the loss of licenses, certificates and authorizations necessary to operate our business, as well as incur liabilities from third-party claims, all of which could harm our operating results and financial condition.

Moreover, regardless of the outcome, if we or physicians or other third parties with whom we do business are investigated by a regulatory or law enforcement authority we could incur substantial costs, including legal fees, and our management may be required to divert a substantial amount of time to an investigation.

To enhance compliance with applicable health care laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the Department of Health and Human Services' Office of Inspector General ("OIG"), have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the United States Sentencing Commission Guidelines Manual, and for many years the OIG has made available a model compliance program targeted to the clinical laboratory industry. In addition, certain states require that health care providers, such as clinical laboratories, that engage in substantial business under the state Medicaid program have a compliance program that generally adheres to the standards set forth in the Model Compliance Program.  Also, under the ACA, the U.S. Department of Health and Human Services, or HHS, will require suppliers, such as the Company, to adopt, as a condition of Medicare participation, compliance programs that meet a core set of requirements. While we have adopted, or are in the process of adopting, healthcare compliance and ethics programs that generally incorporate the OIG's recommendations, and training our applicable employees in such compliance, having such a program can be no assurance that we will avoid any compliance issues.

We conduct our clinical laboratory testing business in a heavily regulated industry and changes in regulations or violations of regulations could, directly or indirectly, harm our operating results and financial condition.

The clinical laboratory testing industry is highly regulated and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

•	federal and state laws applicable to billing and claims payment;
•	federal and state laboratory anti-mark-up laws;
•	federal and state anti-kickback laws;
•	federal and state false claims laws;
•	federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;

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•	coverage and reimbursement levels by Medicare and other governmental payors and private insurers;
•	federal and state laws governing laboratory licensing and testing, including CLIA;
•	federal and state laws governing the development, use and distribution of diagnostic medical tests known as laboratory developed tests or “LDTs”;
•	HIPAA, along with the revisions to HIPAA as a result of the HITECH Act, and analogous state laws;
•	federal, state and foreign regulation of privacy, security, electronic transactions and identity theft;
•	federal, state and local laws governing the handling, transportation and disposal of medical and hazardous waste;
•	Occupational Safety and Health Administration rules and regulations;
•	changes to laws, regulations and rules as a result of the ACA; and
•	changes to other federal, state and local laws, regulations and rules, including tax laws.

These laws and regulations are extremely complex and in many instances, there are no significant regulatory or judicial interpretations of these laws and regulations. Any determination that we have violated these laws or regulations, or the public announcement that we are being investigated for possible violations of these laws or regulations, could harm our operating results and financial condition. In addition, a significant change in any of these laws or regulations may require us to change our business model in order to maintain compliance with these laws or regulations, which could harm our operating results and financial condition.

Failure to comply with complex federal and state laws and regulations related to submission of claims for clinical laboratory services can result in significant monetary damages and penalties and exclusion from the Medicare and Medicaid Programs.

We are subject to extensive federal and state laws and regulations relating to the submission of claims for payment for clinical laboratory services, including those that relate to coverage of our services under Medicare, Medicaid and other governmental health care programs, the amounts that may be billed for our services and to whom claims for services may be submitted.

Our failure to comply with applicable laws and regulations could result in our inability to receive payment for our services or result in attempts by third-party payers, such as Medicare and Medicaid, to recover payments from us that have already been made. Submission of claims in violation of certain statutory or regulatory requirements can result in penalties, including substantial civil money penalties for each item or service billed to Medicare in violation of the legal requirement, and exclusion from participation in Medicare and Medicaid. Government authorities may also assert that violations of laws and regulations related to submission or causing the submission of claims violate the federal False Claims Act (“FCA”) or other laws related to fraud and abuse, including submission of claims for services that were not medically necessary. Violations of the FCA could result in enormous economic liability. The FCA provides that all damages are trebled, and each false claim submitted is subject to a penalty of up to $11,000. For example, we could be subject to FCA liability if it was determined that the services we provided were not medically necessary and not reimbursable, particularly if it were asserted that we contributed to the physician's referrals of unnecessary services to us. It is also possible that the government could attempt to hold us liable under fraud and abuse laws for improper claims submitted by an entity for services that we performed if we were found to have knowingly participated in the arrangement that resulted in submission of the improper claims.

We continuously conduct internal audits on current and historical billings to protect against errors related to any of the above. One of these audits has led us to retain an independent consulting firm to assess if any violations to the foregoing regulations have occurred in the historical billings by our laboratories. If the review determines that any overpayment was received, we will inform the relevant party and make arrangements to repay any overpayment.

Changes in regulation and policies, including increasing downward pressure on health care reimbursement, may adversely affect reimbursement for diagnostic services and could have a material adverse impact on our business.

Reimbursement levels for health care services are subject to continuous and often unexpected changes in policies, and we face a variety of efforts by government payers to reduce utilization and reimbursement for diagnostic testing services. Changes in governmental reimbursement may result from statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes.

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The U.S. Congress has considered, at least yearly in conjunction with budgetary legislation, changes to the Medicare fee schedules under which we receive reimbursement. For example, currently there is no copayment or coinsurance required for clinical laboratory services. However, Congress has periodically considered imposing a 20 percent coinsurance on laboratory services. If enacted, this would require us to attempt to collect this amount from patients, although in many cases the costs of collection would exceed the amount actually received.

The CMS pays laboratories on the basis of a fee schedule that is reviewed and re-calculated on an annual basis. CMS may change the fee schedule upward or downward on billing codes that we submit for reimbursement on a regular basis; our revenue and business may be adversely affected if the reimbursement rates associated with such codes are reduced. Even when reimbursement rates are not reduced, policy changes add to our costs by increasing the complexity and volume of administrative requirements. Medicaid reimbursement, which varies by state, is also subject to administrative and billing requirements and budget pressures. Recently, state budget pressures have caused states to consider several policy changes that may impact our financial condition and results of operations, such as delaying payments, reducing reimbursement, restricting coverage eligibility and service coverage, and imposing taxes on our services.

Failure to timely or accurately bill for our services could have a material adverse effect on our business.

Billing for clinical testing services is extremely complicated and is subject to extensive and non-uniform rules and administrative requirements. Depending on the billing arrangement and applicable law, we bill various payers, such as patients, insurance companies, Medicare, Medicaid, physicians, hospitals and employer groups. Changes in laws and regulations could increase the complexity and cost of our billing process. Additionally, auditing for compliance with applicable laws and regulations as well as internal compliance policies and procedures adds further cost and complexity to the billing process. Further, our billing systems require significant technology investment and, as a result of marketplace demands, we need to continually invest in our billing systems.

Missing, incomplete, or incorrect information on requisitions adds complexity to and slows the billing process, creates backlogs of unbilled requisitions, and generally increases the aging of accounts receivable and bad debt expense. Failure to timely or correctly bill may lead to our not being reimbursed for our services or an increase in the aging of our accounts receivable, which could adversely affect our results of operations and cash flows. Failure to comply with applicable laws relating to billing or even having to pay back amounts incorrectly billed and collected could lead to various penalties, including: (1) exclusion from participation in CMS and other government programs; (2) asset forfeitures; (3) civil and criminal fines and penalties; and (4) the loss of various licenses, certificates and authorizations necessary to operate our business, any of which could have a material adverse effect on our results of operations or cash flows.

There have been times when our accounts receivable have increased at a greater rate than revenue growth and, therefore, have adversely affected our cash flows from operations. We have taken steps to implement systems and processing changes intended to improve billing procedures and related collection results. However, we cannot assure that our ongoing assessment of accounts receivable will not result in the need for additional provisions. Such additional provisions, if implemented, could have a material adverse effect on our operating results.

During the last half of 2014 and the first three quarters of 2015, the Company experienced difficulty in delivering accurate electronic submissions to third party payers. The difficulties arose from a variety of factors, including pressure, scrutiny and requirement for additional information from payers related to toxicology services, difficulty complying with CMS’s new HCPCS codes for toxicology services, difficulty in accurately billing for internal reference laboratory work, and complications arising from the implementation of new billing technology. These difficulties have a significant impact on the time it takes the Company to collect its receivables and consequently on its cash flow from operations. The Company believes that these difficulties were corrected in the fourth quarter of 2015, but there can be no assurance that CMS and other third party payers will not change their requirements resulting in further billing related difficulties.

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Our operations may be adversely impacted by the effects of extreme weather conditions, natural disasters such as hurricanes and earthquakes, health pandemics, hostilities or acts of terrorism and other criminal activities.

Our operations are always subject to adverse impacts resulting from extreme weather conditions, natural disasters, health pandemics, hostilities or acts of terrorism or other criminal activities. Such events may result in a temporary decline in the number of patients who seek clinical testing services or in our employees' ability to perform their job duties. In addition, such events may temporarily interrupt our ability to transport specimens, to receive materials from our suppliers or otherwise to provide our services. The occurrence of any such event and/or a disruption of our operations as a result may adversely affect our results of operations.

Increased competition, including price competition, could have a material adverse impact on our net revenues and profitability.

We operate in a business that is characterized by intense competition. Our major competitors include large national laboratories that possess greater name recognition, larger customer bases, and significantly greater financial resources and employ substantially more personnel than we do. Many of our competitors have long established relationships. We cannot assure you that we will be able to compete successfully with such entities in the future.

The clinical laboratory business is intensely competitive both in terms of price and service. Pricing of laboratory testing services is often one of the most significant factors used by health care providers and third-party payers in selecting a laboratory. As a result of the clinical laboratory industry undergoing significant consolidation, larger clinical laboratory providers are able to increase cost efficiencies afforded by large-scale automated testing. This consolidation results in greater price competition. We may be unable to increase cost efficiencies sufficiently, if at all, and as a result, our net earnings and cash flows could be negatively impacted by such price competition. We may also face competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry. Additionally, we may also face changes in fee schedules, competitive bidding for laboratory services or other actions or pressures reducing payment schedules as a result of increased or additional competition. Additional competition, including price competition, could have a material adverse impact on our net revenues and profitability.

Failure to comply with environmental, health and safety laws and regulations, including the federal Occupational Safety and Health Administration Act and the Needlestick Safety and Prevention Act, could result in fines and penalties and loss of licensure, and have a material adverse effect upon the Company's business.

The Company is subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, and infectious and hazardous waste materials, as well as regulations relating to the safety and health of laboratory employees. All of the Company's laboratories are subject to applicable federal and state laws and regulations relating to biohazard disposal of all laboratory specimens, and they utilize outside vendors for disposal of such specimens. In addition, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These requirements, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the Needlestick Safety and Prevention Act requires, among other things, that the Company include in its safety programs the evaluation and use of emergency controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace.

Failure to comply with federal, state and local laws and regulations could subject the Company to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions which would have a material adverse effect on its business. In addition, compliance with future legislation could impose additional requirements on the Company which may be costly.

Regulations requiring the use of “standard transactions” for health care services issued under HIPAA may negatively impact the Company's profitability and cash flows.

Pursuant to HIPAA, the Secretary of Health and Human Services has issued regulations designed to improve the efficiency and effectiveness of the health care system by facilitating the electronic exchange of information in certain financial and administrative transactions while protecting the privacy and security of the information exchanged.

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The HIPAA transaction standards are complex, and subject to differences in interpretation by payers. For instance, some payers may interpret the standards to require the Company to provide certain types of information, including demographic information not usually provided to the Company by physicians. As a result of inconsistent application of transaction standards by payers or the Company's inability to obtain certain billing information not usually provided to the Company by physicians, the Company could face increased costs and complexity, a temporary disruption in receipts and ongoing reductions in reimbursements and net revenues. In addition, new requirements for additional standard transactions, such as claims attachments and the ICD-10-CM Code Set, could prove technically difficult, time-consuming or expensive to implement.

Failure to maintain the security of customer-related information or compliance with security requirements could damage the Company's reputation with customers, and cause it to incur substantial additional costs and to become subject to litigation.

Pursuant to HIPAA and certain similar state laws, we must comply with comprehensive privacy and security standards with respect to the use and disclosure of protected health information. Under the HITECH amendments to HIPAA, HIPAA was expanded to require certain data breach notifications, to extend certain HIPAA privacy and security standards directly to business associates, to heighten penalties for noncompliance and to enhance enforcement efforts.

The Company receives certain personal and financial information about its customers. In addition, the Company depends upon the secure transmission of confidential information over public networks, including information permitting cashless payments. A compromise in the Company's security systems that results in customer personal information being obtained by unauthorized persons or the Company's failure to comply with security requirements for financial transactions could adversely affect the Company's reputation with its customers and others, as well as the Company's results of operations, financial condition and liquidity. It could also result in litigation against the Company or the imposition of penalties.

Failure of the Company, third party payers or physicians to comply with the ICD-10-CM Code Set and our failure to comply with other emerging electronic transmission standards could adversely affect our business.

The Company believes that it is in compliance in all material respects with the current Transactions and Code Sets Rule. The Company implemented Version 5010 of the HIPAA Transaction Standards, and believes it has fully adopted the ICD-10-CM code set. The compliance date for ICD-10-CM was October 1, 2015. Clinical laboratories are typically required to submit health care claims with diagnosis codes to third party payers. The diagnosis codes must be obtained from the ordering physician. The failure of the Company, third party payers or physicians to transition within the required timeframe could have an adverse impact on reimbursement, day's sales outstanding and cash collections.

Also, the failure of our IT systems to keep pace with technological advances may significantly reduce our revenues or increase our expenses. Public and private initiatives to create healthcare information technology ("HCIT") standards and to mandate standardized clinical coding systems for the electronic exchange of clinical information, including test orders and test results, could require costly modifications to our existing HCIT systems. While we do not expect HCIT standards to be adopted or implemented without adequate time to comply, if we fail to adopt or delay in implementing HCIT standards, we could lose customers and business opportunities.

Compliance with the HIPAA security regulations and privacy regulations may increase the Company's costs.

The HIPAA privacy and security regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the use and disclosure of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

•	the circumstances under which the use and disclosure of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for the Company's services, and its healthcare operations activities;
•	a patient's rights to access, amend and receive an accounting of certain disclosures of protected health information;
•	the content of notices of privacy practices for protected health information;
•	administrative, technical and physical safeguards required of entities that use or receive protected health information; and
•	the protection of computing systems maintaining Electronic Personal Health Information (“ePHI”).

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The Company has implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy and security regulations establish a “floor” and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both federal privacy and security regulations and varying state privacy and security laws. In addition, for healthcare data transfers from other countries relating to citizens of those countries, the Company may also be required to comply with the laws of those other countries. The federal privacy regulations restrict the Company's ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. HIPAA, as amended by HITECH, provides for significant fines and other penalties for wrongful use or disclosure of protected health information in violation of the privacy and security regulations, including potential civil and criminal fines and penalties. Due to the enactment of HITECH and an increase in the amount of monetary financial penalties, government enforcement has also increased. It is not possible to predict what the extent of the impact on business will be, other than heightened scrutiny and emphasis on compliance. If the Company does not comply with existing or new laws and regulations related to protecting the privacy and security of health information it could be subject to significant monetary fines, civil penalties or criminal sanctions. In addition, other federal and state laws that protect the privacy and security of patient information may be subject to enforcement and interpretations by various governmental authorities and courts resulting in complex compliance issues. For example, the Company could incur damages under state laws pursuant to an action brought by a private party for the wrongful use or disclosure of confidential health information or other private personal information.

The clinical laboratory industry is subject to changing technology and new product introductions.

Advances in technology may lead to the development of more cost-effective technologies such as point-of-care testing equipment that can be operated by physicians or other healthcare providers in their offices or by patients themselves without requiring the services of freestanding clinical laboratories. Development of such technology and its use by the Company's customers could reduce the demand for its laboratory testing services and negatively impact its revenues.

Currently, most clinical laboratory testing is categorized as “high” or “moderate” complexity, and thereby is subject to extensive and costly regulation under CLIA. The cost of compliance with CLIA makes it impractical for most physicians to operate clinical laboratories in their offices, and other laws limit the ability of physicians to have ownership in a laboratory and to refer tests to such a laboratory. Manufacturers of laboratory equipment and test kits could seek to increase their sales by marketing point-of-care laboratory equipment to physicians and by selling test kits approved for home or physician office use to both physicians and patients. Diagnostic tests approved for home use are automatically deemed to be “waived” tests under CLIA and may be performed in physician office laboratories as well as by patients in their homes with minimal regulatory oversight. Other tests meeting certain FDA criteria also may be classified as “waived” for CLIA purposes. The FDA has regulatory responsibility over instruments, test kits, reagents and other devices used by clinical laboratories and has taken responsibility from the Centers for Disease Control (“CDC”) for classifying the complexity of tests for CLIA purposes. Increased approval of “waived” test kits could lead to increased testing by physicians in their offices or by patients at home, which could affect the Company's market for laboratory testing services and negatively impact its revenues.

Health care reform and related programs (e.g. Health Insurance Exchanges), changes in government payment and reimbursement systems, or changes in payer mix, including an increase in capitated reimbursement mechanisms and evolving delivery models, could have a material adverse impact on the Company's net revenues, profitability and cash flow.

Testing services are billed to private patients, Medicare, Medicaid, commercial clients, managed care organizations (“MCOs”) and third-party insurance companies. Tests ordered by a physician may be billed to different payers depending on the medical insurance benefits of a particular patient. Most testing services are billed to a party other than the physician or other authorized person that ordered the test. Increases in the percentage of services billed to government and managed care payers could have an adverse impact on the Company's net revenues.

The various MCOs have different contracting philosophies, which are influenced by the design of the products they offer to their members. Some MCOs contract with a limited number of clinical laboratories and engage in direct negotiation of the rates reimbursed to participating laboratories. Other MCOs adopt broader networks with a largely uniform fee structure offered to all participating clinical laboratories. In addition, some MCOs have used capitation in an effort to fix the cost of laboratory testing services for their enrollees. Under a capitated reimbursement mechanism, the clinical laboratory and the managed care organization agree to a per member, per month payment to pay for all authorized laboratory tests ordered during the month by the physician for the members, regardless of the number or cost of the tests actually performed. Capitation shifts the risk of increased test utilization (and the underlying mix of testing services) to the clinical laboratory provider.

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A portion of the third-party insurance fee-for-service revenues are collectible from patients in the form of deductibles, copayments and coinsurance. As patient cost-sharing increases, collectability may be impacted.

In addition, Medicare and Medicaid and private insurers have increased their efforts to control the cost, utilization and delivery of health care services, including clinical laboratory services. Measures to regulate health care delivery in general, and clinical laboratories in particular, have resulted in reduced prices, added costs and decreased test utilization for the clinical laboratory industry by increasing complexity and adding new regulatory and administrative requirements. Pursuant to legislation passed in late 2003, the percentage of Medicare beneficiaries enrolled in Medicare managed care plans has increased. The percentage of Medicaid beneficiaries enrolled in Medicaid managed care plans has also increased, and is expected to continue to increase. Changes to, or repeal of, the ACA, the health care reform legislation passed in 2010, also may continue to affect coverage, reimbursement, and utilization of laboratory services, as well as administrative requirements, in ways that are currently unpredictable.

The Company expects efforts to impose reduced reimbursement, more stringent payment policies and cost controls by government and other payers to continue. If the Company cannot offset additional reductions in the payments it receives for its services by reducing costs, increasing test volume and/or introducing new procedures, it could have a material adverse impact on the Company's net revenues, profitability and cash flows.

As an employer, health care reform legislation also contains numerous regulations that will require the Company to implement significant process and record keeping changes to be in compliance. These changes increase the cost of providing healthcare coverage to employees and their families. Given the limited release of regulations to guide compliance, as well as potential changes to or repeal of the ACA, the exact impact to employers including the Company is uncertain.

A failure to obtain and retain new customers, a loss of existing customers or material contracts, a reduction in tests ordered or specimens submitted by existing customers, or the inability to retain existing and create new relationships with health systems could impact the Company's ability to successfully grow its business.

To offset efforts by payers to reduce the cost and utilization of clinical laboratory services and to otherwise grow its business, the Company needs to obtain and retain new customers and business partners. In addition, a reduction in tests ordered or specimens submitted by existing customers, without offsetting growth in its customer base, could impact the Company's ability to successfully grow its business and could have a material adverse impact on the Company's net revenues and profitability. The Company competes primarily on the basis of the quality of testing, timeliness of test reporting, reporting and information systems, reputation in the medical community, the pricing of services and ability to employ qualified personnel. The Company's failure to successfully compete on any of these factors could result in the loss of customers and a reduction in the Company's ability to expand its customer base.

In addition, as the broader healthcare industry trend of consolidation continues, including the acquisition of physician practices by health systems, relationships with hospital-based health systems and integrated delivery networks are becoming more important. The Company's inability to create relationships with those provider systems and networks could impact its ability to successfully grow its business.

A failure to identify and successfully close and integrate strategic acquisition targets could have a material adverse impact on the Company's business objectives and its net revenues and profitability.

Part of the Company's strategy involves deploying capital in investments that enhance the Company's business, which includes pursuing strategic acquisitions to strengthen the Company's capabilities and increase its presence in key geographic areas. Since January 1, 2013, the Company has acquired the Hospital Assets, clinical laboratories in California, New Jersey and New Mexico in addition to Clinlab, Medical Mime and CollabRx. However, the Company cannot assure that it will be able to identify acquisition targets that are attractive to the Company or that are of a large enough size to have a meaningful impact on the Company's operating results. Furthermore, the successful closing and integration of a strategic acquisition entails numerous risks, including, among others:

•	failure to obtain regulatory clearance;
•	loss of key customers or employees;
•	difficulty in consolidating redundant facilities and infrastructure and in standardizing information, including lack of complete integration;
•	unidentified regulatory problems;
•	failure to maintain the quality of services that such companies have historically provided;
•	coordination of geographically-separated facilities and workforces; and
•	diversion of management's attention from the present core business of the Company.

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The Company cannot assure that current or future acquisitions, if any, or any related integration efforts will be successful, or that the Company's business will not be adversely affected by any future acquisitions, including with respect to net revenues and profitability. Even if the Company is able to successfully integrate the operations of businesses that it may acquire in the future, the Company may not be able to realize the benefits that it expects from such acquisitions.

Adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon the Company's business and financial condition.

The Company may become subject in the ordinary course of business to material legal action related to, among other things, intellectual property disputes, professional liability, contracts and employee-related matters, as well as inquiries and requests for information from governmental agencies and bodies and Medicare or Medicaid carriers requesting comment and/or information on allegations of billing irregularities, billing and pricing arrangements and other matters that are brought to their attention through billing audits or third parties. The healthcare industry is subject to substantial Federal and state government regulation and audit. Legal actions could result in substantial monetary damages as well as damage to the Company's reputation with customers, which could have a material adverse effect upon its business.

As a company with limited capital and human resources, we anticipate that more of management's time and attention will be diverted from our business to ensure compliance with regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management's time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our common stock, if any, and ability to obtain any necessary equity or debt financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our periodic reports with the SEC. This would likely have an adverse effect on the trading price of our common stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our common stock. In such event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

An inability to attract and retain experienced and qualified personnel could adversely affect the Company's business.

The loss of key management personnel or the inability to attract and retain experienced and qualified employees at the Company's clinical laboratories and at the hospital could adversely affect the business. The success of the Company is dependent in part on the efforts of key members of its management team.

In addition, the success of the Company's clinical laboratories also depends on employing and retaining qualified and experienced laboratory professionals, including specialists, who perform clinical laboratory testing services. The Company will also need to recruit and hire a complete staff for the hospital, including doctors and other healthcare professionals. In the future, if competition for the services of these professionals increases, the Company may not be able to continue to attract and retain individuals in its markets. The Company's revenues and earnings could be adversely affected if a significant number of professionals terminate their relationship with the Company or become unable or unwilling to continue their employment.

Failure in the Company's information technology systems could significantly increase testing turn-around time or billing processes and otherwise disrupt the Company's operations or customer relationships.

The Company's laboratory operations and customer relationships depend, in part, on the continued performance of its information technology systems. Despite network security measures and other precautions, the Company’s information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Sustained system failures or interruption of the Company's systems in one or more of its laboratory operations could disrupt the Company's ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. Breaches with respect to protected health information could result in violations of HIPAA and analogous state laws, and risk the imposition of significant fines and penalties. Failure of the Company's information technology systems could adversely affect the Company's business, profitability and financial condition.

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A significant deterioration in the economy could negatively impact testing volumes, cash collections and the availability of credit.

The Company's operations are dependent upon ongoing demand for diagnostic testing services by patients, physicians, hospitals, MCOs, and others. A significant downturn in the economy could negatively impact the demand for diagnostic testing as well as the ability of patients and other payers to pay for services ordered. In addition, uncertainty in the credit markets could reduce the availability of credit and impact the Company's ability to meet its financing needs in the future.

Increasing health insurance premiums and co-payments or high deductible health plans may cause individuals to forgo health insurance and avoid medical attention, either of which may reduce demand for our products and services.

Health insurance premiums, co-payments and deductibles have generally increased in recent years. These increases may cause individuals to forgo health insurance, as well as medical attention. This behavior may reduce demand for testing by our laboratories.

Our business has substantial indebtedness.

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, make it more difficult for us to satisfy our debt and other obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions and place us at a competitive disadvantage. As of December 31, 2016, we had total debt outstanding, excluding the effects of derivative liabilities and unamortized discounts, of approximately $9.1 million, all of which is short term. In addition, our capital lease obligations were approximately $3.6 million at December 31, 2016.

Our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt, and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forego attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

Failure to achieve and maintain an effective system of internal control over financial reporting may result in our not being able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Our management has determined that as of December 31, 2016, we did not maintain effective internal control over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework as a result of material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. If the results of our remediation efforts regarding our material weaknesses are not successful, or if additional material weaknesses or significant deficiencies are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and potentially subject us to litigation.

Hardware and software failures, delays in the operation of computer and communications systems, the failure to implement system enhancements or cyber security breaches may harm the Company.

The Company's success depends on the efficient and uninterrupted operation of its computer and communications systems. A failure of the network or data gathering procedures could impede the processing of data, delivery of databases and services, client orders and day-to-day management of the business and could result in the corruption or loss of data. While certain operations have appropriate disaster recovery plans in place, we currently do not have sufficient redundant facilities to provide IT capacity in the event of a system failure. Despite any precautions the Company may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, cybersecurity breaches and similar events at our various computer facilities could result in interruptions in the flow of data to the servers and from the servers to clients.

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In addition, any failure by the computer environment to provide required data communications capacity could result in interruptions in service. In the event of a delay in the delivery of data, the Company could be required to transfer data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in the ability to deliver products and services to clients. Additionally, significant delays in the planned delivery of system enhancements, improvements and inadequate performance of the systems once they are completed could damage the Company's reputation and harm the business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, acts of terrorism (particularly involving cities in which the Company has offices) and cybersecurity breaches could adversely affect the business. Although the Company carries property and business interruption insurance, the coverage may not be adequate to compensate for all losses that may occur.

Our Chief Executive Officer is in the process of renewing his visa to enter the United States.

Our Chief Executive Officer is Seamus Lagan, who also acts as our interim Chief Financial Officer. In 2014, through Alcimede LLC (of which Mr. Lagan is the sole manager) Mr. Lagan received an E2 Visa and worked at the Company’s offices in West Palm Beach, Florida. His visa expired in late 2016. Mr. Lagan is now in the process of applying for a new E2 visa. Historical financing activities have been completed by our Chief Executive Officer. No assurance can be given as to when or if his new visa will be granted, and a continued lengthy absence of Mr. Lagan from the United States may have a material adverse effect on the Company’s business or ability to secure additional financing.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control of the Company or deterring tender offers for our common stock that other stockholders may consider in their best interests.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device.

Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

As a public company, we incur significant administrative workload and expenses.

As a public company with common stock listed on The NASDAQ Capital Market, we must comply with various laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and The NASDAQ Stock Market. Complying with these statutes, regulations and requirements, including our public company reporting requirements, continues to occupy a significant amount of the time of our board of directors and management and involves significant accounting, legal and other expenses. We will need to hire additional accounting personnel to handle these responsibilities, which will increase our operating costs. Furthermore, these laws, regulations and requirements could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

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New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and by The NASDAQ Stock Market, would likely result in increased costs to us as we respond to their requirements. We are investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities.

We do not intend to pay cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid cash dividends on our Common Stock. We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying any cash dividends in the foreseeable future. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our Common Stock appreciates, which is uncertain and unpredictable.

We may use our stock to pay, to a large extent, for future acquisitions or for the repayment of debt, which would be dilutive to investors.

We may choose to use additional stock to pay, to a large extent, for future acquisitions, and believe that doing so will enable us to retain a greater percentage of our operating capital to pay for operations and marketing. Price and volume fluctuations in our stock might negatively impact our ability to effectively use our stock to pay for acquisitions, or could cause us to offer stock as consideration for acquisitions on terms that are not favorable to us and our stockholders. If we did resort to issuing stock in lieu of cash for acquisitions under unfavorable circumstances, it would result in increased dilution to investors.

Our Common Stock is subject to substantial dilution.

The Company has outstanding options, warrants, convertible preferred stock and convertible debt. Exercise of the options and warrants, and/or conversion of the convertible preferred stock and debt could result in substantial dilution of our Common Stock and a decline in its market price.

The following table presents the dilutive effect of our various potential common shares as of December 31, 2016, as adjusted for the reverse stock split that took effect on February 22, 2017:

Common shares outstanding	2,800,377
Dilutive potential shares:
Stock options	709,025
Warrants	1,407,647
Convertible debt	1,427,954
Convertible preferred stock	3,726,667
Total dilutive potential	7,271,293

Fully diluted common shares outstanding	10,071,670

The above table does not include any shares issuable upon conversion of the Debentures or exercise of the Warrants.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and those documents incorporated by reference in the prospectus contain forward-looking statements. Statements contained in this prospectus that refer to the Company’s estimated or anticipated future results are forward-looking statements that reflect current perspective of existing trends and information as of the date of this prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include statements about the Company’s plans, objectives, expectations and intentions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon a number of factors affecting the Company’s business. These risks and uncertainties include those set forth under “Risk Factors” beginning on page [•], as well as, among others, business effects, including the effects of industry, economic or political conditions outside of the Company’s control; the inherent uncertainty associated with financial projections; the anticipated size of the markets and continued demand for the Company’s products and services; the impact of competitive products and pricing; and access to available financing on a timely basis and on reasonable terms. We caution you that the foregoing list of important factors that may affect future results is not exhaustive.

When relying on forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read the Company’s filings with the SEC for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statement, except as may be required by law. The Company qualifies all forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We will incur all costs associated with this registration statement and prospectus, which we anticipate to be approximately $[.]. We will not receive any proceeds from the sale of our common stock covered hereby by any of the Selling Stockholders. The shares of common stock to be sold in this offering have not yet been issued and will only be issued upon conversion of the Debentures.

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MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been listed on The NASDAQ Capital Market since November 3, 2015 under the symbol “RNVA.” Prior to that date, our common stock was listed on The NASDAQ Capital Market under the symbol “CLRX.”

On April __, 2017, the closing price for our common stock as reported on The NASDAQ Capital Market was $[•] per share. The following table sets forth the ranges of high and low closing sales prices per share of our common stock as reported on The NASDAQ Capital Market for the periods indicated, as adjusted to reflect the 1-10 reverse stock split that was effective on November 2, 2015 as well as the 1-30 reverse stock split that was effective on February 22, 2017. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

Quarter Ended	High		Low
March 31, 2015		$822.02		$177.98
June 30, 2015		$378.04		$197.00
September 30, 2015		$240.02		$135.01
December 31, 2015		$209.99		$38.61
March 31, 2016		$39.90		$17.11
June 30, 2016		$34.80		$15.60
September 30, 2016		$22.15		$5.19
December 31, 2016		$6.90		$2.41
March 31, 2017		$4.01		$1.40
June 30, 2017 (through April __, 2017)	$	[•]	$	[•]

As of April __, 2017, there were approximately[•] stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

On January 11, 2017, we were notified by Nasdaq that we no longer comply with Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605 (the "Rule"), which requires the audit committee of the Company’s board of directors to have at least three members, each of whom must be independent directors as defined under the Rule. With the passing of Benjamin Frank in December 2016, our audit committee currently consists of two independent directors. In accordance with Nasdaq Rule 5605(c)(4), we have a cure period in order to regain compliance. We have until the earlier of our next annual stockholders’ meeting or December 18, 2017 to regain compliance; or, if our next annual stockholders’ meeting is held before June 16, 2017, then we must evidence compliance no later than June 16, 2017. If we do not regain compliance by the foregoing applicable dates, then Nasdaq will provide written notification to the Company that its securities will be delisted. We believe that we will regain compliance with the Rule within the required timeframe.

Dividend Policy

Holders of the Company’s common stock are entitled to dividends when, as, and if declared by the board of directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future to common stockholders. The holders of the Rennova Series G Preferred Stock and the Series H Preferred Stock receive dividends at the same time any dividend is paid on shares of common stock in an amount equal to the amount such holder would have received if such shares of preferred stock were converted into common stock.

The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, the Company’s financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid on the Company’s common stock.

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BUSINESS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes incorporated by reference in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

We are a provider of an expanding group of health care services for healthcare providers, their patients and individuals. Historically, we have operated our business under one management team, but beginning in 2017, the Company intends to operate in four synergistic divisions with specialized management: 1) Clinical diagnostics through its clinical laboratories; 2) supportive software solutions to healthcare providers including Electronic Health Records (“EHR”), Laboratory Information Systems and Medical Billing services; 3) Decision support and interpretation of cancer and genomic diagnostics; and 4) the recent addition of a hospital in Tennessee. We believe that our approach will produce a more sustainable relationship and the capture of multiple revenue streams from medical providers.

Historically, we have specialized in providing urine and blood drug toxicology and pain medication testing to physicians, clinics and rehabilitation facilities in the United States. We intend to expand our business operations in each sector in which we focus and will continue to assess the best way to do so. We may consider the sale of or spin-off of one or more of our business operations if deemed to be the best way to create value for our stockholders.

History and Development of the Company

Medytox Solutions, Inc. (“Medytox”) was organized on July 20, 2005 under the laws of the State of Nevada. In the first half of 2011, Medytox’s management elected to reorganize as a holding company, and Medytox established and acquired a number of companies in the medical service sector between 2011 and 2014.

On November 2, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2015, by and among CollabRx, Inc. (“CollabRx”), CollabRx Merger Sub, Inc. (“Merger Sub”), a direct wholly-owned subsidiary of CollabRx formed for the purpose of the merger, and Medytox, Merger Sub merged with and into Medytox, with Medytox as the surviving company and a direct, wholly-owned subsidiary of CollabRx (the “Merger”). Prior to closing, the Company amended its certificate of incorporation to effect a 1-for-10 reverse stock split and to change its name to Rennova Health, Inc. In connection with the Merger, (i) each share of common stock of Medytox was converted into the right to receive 0.4096 shares of common stock of the Company, (ii) each share of Series B Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series B Convertible Preferred Stock of the Company, and (iii) each share of Series E Convertible Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series E Convertible Preferred Stock of the Company. This transaction was accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and, as such, the historical financial statements of Medytox became the historical financial statements of the Company.

Holders of Company equity prior to the closing of the Merger (including all outstanding Company common stock and all restricted stock units, options and warrants exercisable for shares of Company common stock) held 10% of the Company’s common stock immediately following the closing of the Merger, and holders of Medytox equity prior to the closing of the Merger (including all outstanding Medytox common stock and all outstanding options exercisable for shares of Medytox common stock, but less certain options that were cancelled upon the closing pursuant to agreements between Medytox and such optionees) held 90% of the Company’s common stock immediately following the closing of the Merger, in each case on a fully diluted basis, provided, however, outstanding shares of the newly-designated Series B Convertible Preferred Stock and Series E Convertible Preferred Stock, certain outstanding convertible promissory notes exercisable for Company common stock after the closing and certain option grants expected to be made following the closing of the Merger are excluded from such ownership percentages.

On November 3, 2015, the common stock of Rennova Health, Inc. commenced trading on The NASDAQ Capital Market under the symbol “RNVA.” Prior to that date, our common stock was listed on The NASDAQ Capital Market under the symbol “CLRX.” Immediately after the consummation of the Merger, the Company had 13,750,010 shares of common stock, 5,000 shares of Series B Convertible Preferred Stock and 45,000 shares of Series E Convertible Preferred Stock issued and outstanding.

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Recent Developments

On April 9, 2017, Robert Lee and Dr. Paul Billings resigned from our Board of Directors. Mr. Lee and Dr. Billings were the two independent directors and were members of the Audit, Compensation and Nominating/Corporate Governance Committees of the Board. On April 9, 2017, the remaining members of the Board elected Trevor Langley and Dr. Kamran Ajami as directors to fill those two Board vacancies. The Board of Directors determined that both of the new directors qualify as “independent” under the Listing Rules of The NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission.

Trevor Langley, 55, since 2006 has been the Owner and Managing Partner of Avanti Capital Group LLC/Avanti Partners LLC (“Avanti”). Avanti assists micro, small and mid-cap publicly traded companies and those looking to become public by leveraging traditional and new communication strategies, with a specialization in healthcare and alternative energy markets.  Avanti also provides comprehensive consulting services.

Dr. Kamran Ajami, 58, is a pathologist and, since February 2011, has been the Medical Director of the laboratories at West Side Regional Medical Center and Plantation General Hospital. Since 1997, he has also been Owner and Chief Executive Officer of American Cytopathology Associates PA, which supplies medical directors for laboratories.

The Board named Mr. Langley and Dr. Ajami as members of the Audit Committee, with Mr. Langley as Chairman.  In addition to each of them being “independent”, the Board of Directors determined that each of them is “financially literate” as required by the Listing Rules of The NASDAQ Stock Market and that Mr. Langley qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Stock Market. The Board named Mr. Langley and Dr. Ajami also as members of the Compensation Committee (with Mr. Langley as Chairman) and of the Nominating/Corporate Governance Committee (with Dr. Ajami as Chairman).

On March 21, 2017, we closed an offering of $10,850,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due March 21, 2019 (the “New Debentures”) and three series of warrants to purchase an aggregate of 19,608,426 shares of common stock. The offering was pursuant to the terms of the Securities Purchase Agreement, dated as of March 15, 2017 (the “Purchase Agreement”), between the Company and certain existing institutional investors of the Company. The Company received proceeds of approximately $8.4 million from the offering, after giving effect to the original issue discounts and transaction expenses. The net proceeds were used to pay down certain related party and other indebtedness and for general corporate purposes.

Also on March 21, 2017, we closed an exchange by which the holder of the Company’s Original Issue Discount Convertible Debentures issued on February 2, 2017 and holders of the Company’s Series H Convertible Preferred Stock exchanged $1,590,000 principal amount of such debentures and $2,174,000 stated value of such preferred stock for $5,160,260 principal amount of new debentures on the same items as, and pari passu with, the New Debentures (the “Exchange Debentures” and, together with the New Debentures, the “Debentures”) and warrants to purchase an aggregate of 9,325,773 shares of common stock. All issuance amounts of Debentures reflect a 24% original issue discount.

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On February 7, 2017, our Board of Directors approved an amendment to the Company’s Certificate of Incorporation to effect a 1-for-30 reverse stock split of the Company’s shares of common stock effective on February 22, 2017 (the “Reverse Stock Split”). The stockholders of the Company had previously approved, on December 22, 2016, an amendment to the Company’s Certificate of Incorporation to effect a reverse split of all of the Company’s shares of common stock at a specific ratio within a range from 1-for-10 to 1-for-30, and granted authorization to the Board of Directors to determine in its discretion the specific ratio and timing of the reverse split prior to December 31, 2017.

As a result of the Reverse Stock Split, every 30 shares of the Company’s then outstanding common stock was combined and reclassified into one share of the Company’s common stock. Proportionate voting rights and other rights of common stockholders were not affected by the Reverse Stock Split, other than as a result of the rounding up of fractional shares. Stockholders who would have otherwise held a fractional share of common stock had their holdings rounded up to the nearest full share, as no fractional shares were issued in connection with the Reverse Stock Split.

The reverse stock split became effective at the close of business on February 22, 2017 and our common stock began trading on The NASDAQ Capital Market on a post-split basis on February 23, 2017. The par value and other terms of the common stock were not affected by the Reverse Stock Split. The authorized capital of the Company of 500,000,000 shares of common stock and 5,000,000 shares of preferred stock were also unaffected by the Reverse Stock Split. All outstanding preferred shares, stock options, warrants, convertible notes and equity incentive plans immediately prior to the Reverse Stock Split were adjusted by dividing the number of shares of common stock into which the preferred shares, stock options, warrants, notes and equity incentive plans of the common stock were exercisable or convertible by 30 and multiplying the exercise or conversion price by 30. All share and per share amounts discussed in this prospectus have been retroactively restated to give effect to the Reverse Stock Split.

On January 13, 2017, we closed on an asset purchase agreement to acquire certain assets related to Scott County Community Hospital, based in Oneida, Tennessee (the “Hospital Assets”). The Hospital Assets include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital is classified as a Critical Access Hospital (rural) with 25 beds, a 24/7 emergency department, operating rooms and a laboratory that provides a range of diagnostic services. Scott County Community Hospital closed in July 2016 in connection with the bankruptcy filing of its parent company, Pioneer Health Services, Inc. We acquired the Hospital Assets out of bankruptcy for a purchase price of $1.0 million. We expect to have the hospital open in part in the second quarter of 2017, and that the hospital will be fully operational by the third quarter of 2017, in each case, subject to the receipt of the necessary licenses and regulatory approvals.

On January 11, 2017, we were notified by Nasdaq that we no longer comply with Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605 (the "Rule"), which requires the audit committee of the Company's Board of Directors to have at least three members, each of whom must be independent directors as defined under the Rule. With the passing of one of our directors, Benjamin Frank, in December 2016, our audit committee currently consists of two independent directors. In accordance with Nasdaq Rule 5605(c)(4), we have until the earlier of our next annual stockholders' meeting or December 18, 2017 to regain compliance; or, if our next annual stockholders' meeting is held before June 16, 2017, then we must evidence compliance no later than June 16, 2017. If we do not regain compliance by the foregoing applicable dates, then Nasdaq will provide written notification to us that our securities will be delisted.

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Our Services

We are a healthcare enterprise that delivers products and services to healthcare providers, their patients and individuals. Historically, we have operated our business under one management team, but beginning in 2017, we intend to operate in four synergistic divisions with specialized management: 1) Clinical diagnostics through our clinical laboratories; 2) supportive software solutions to healthcare providers including Electronic Health Records (“EHR”), Laboratory Information Systems and Medical Billing services; 3) Decision support and interpretation of cancer and genomic diagnostics; and 4) the recent addition of a hospital in Tennessee. We aspire to create a more sustainable relationship with our customers by offering needed and interoperable solutions to capture multiple revenue streams from medical providers.

Clinical Diagnostics

Our principal line of business over the past few years has been clinical laboratory blood and urine testing services, with a particular emphasis on the provision of urine drug toxicology testing to physicians, clinics and rehabilitation facilities in the United States. As we expand our customer base to include pain management and other healthcare providers, testing services to rehabilitation facilities represented approximately 75% of the Company’s revenues for the year ended December 31, 2016 and approximately 95% of the Company’s revenues for the years ended December 31, 2015 and 2014. We believe that we are responding to the challenges faced by today’s healthcare providers to adopt paper free and interoperable systems, and to market demand for solutions by strategically expanding our offering of diagnostics services to include a full suite of clinical laboratory services. The drug and alcohol rehabilitation and pain management sectors provide an existing and sizable target market, where the need for our services already exists and opportunity is being created by a continued secular growth and need for compliance.

In 2016 we added genetic testing, specifically pharmacogenetic testing, to our array of services. Genetic testing represents the most rapidly expanding segment of the diagnostics market worldwide. Growing incidence of genetic diseases presents new opportunities for genetic testing. According to a report issued by Global Industry Analysts, Inc., the global market for genetic testing is forecast to reach $2.2 billion by 2017. Increasing knowledge about the potential benefits of genetic testing is one of the prime reasons for the growth of the market. Advancements in the genetic testing space, an aging population and a corresponding rise in the number of chronic diseases, and increasing incidence of cancer cases are other factors propelling growth in the genetic testing market.

Primary revenue generating activity in this market revolves around DNA profiling aimed at better understanding the predisposition for diseases and possible adverse reactions that may occur with drugs that are currently available and/or under clinical development. Rising importance of early infection detection and prevention together with growing demand of DNA tests in pharmacogenomics or cancer genetic testing are significant factors responsible for the anticipated growth. In order to further capitalize on this opportunity, we operate Genomas, Inc., a biomedical company that develops PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease and diabetes.

The Company owns and operates the following products and services to support its business objectives and to enable it to offer these services to its customers:

Medytox Diagnostics, Inc. (“MDI”)

Through our CLIA certified laboratories, Rennova offers toxicology, clinical pharmacogenetics and esoteric testing. Rennova seeks to provide these testing services with superior logistics and specimen integrity, competitive turn-around times and excellent customer service.

Clinical Laboratory Operations

The Company, through its wholly-owned MDI subsidiary, owns four clinical laboratories, as follows:

Laboratory	Location
Alethea Laboratories, Inc.	Las Cruces, NM
International Technologies, LLC	Waldwick, NJ
EPIC Reference Labs, Inc.	Riviera Beach, FL
Epinex Diagnostics Laboratories, Inc.	Tustin, CA

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During the year ended December 31, 2016, the Company experienced a substantial decline in the volume of samples processed at its laboratories and continued difficulty in receiving reimbursement for certain diagnostics. As result, in an effort to reduce costs, the Company is currently operating all of its Clinical Laboratory Operations business segment out of its EPIC Reference Labs, Inc. (“EPIC”) laboratory, and cost reduction efforts are continuing in response to the operating losses incurred in 2016. MDI formed EPIC as a wholly-owned subsidiary on January 29, 2013 to provide reference, confirmation and clinical testing services. The Company acquired necessary equipment and licenses in order to allow EPIC to test urine for drugs and medication monitoring. Operations at EPIC began in January 2014 using approximately 2,500 square feet and the premises has since been expanded to occupy approximately 12,500 square feet.

Epinex Diagnostics has initiated a relationship and integration with a California-based Clinical Research Organization that the Company believes will see it providing testing services to this Clinical Research Organization starting in the second quarter of 2017. Alethea Laboratories operates in a State that permits direct to consumer testing but remains subject to certain regulations governing the patient in the State from which they might order a diagnostic.

The Company’s Medytox Medical Marketing & Sales, Inc. (“MMMS”) subsidiary was formed on March 9, 2013 as a wholly-owned subsidiary to provide marketing, sales, and customer service exclusively for our clinical laboratories.

Supportive Software Solutions

Advantage software

Advantage is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

Clinlab

ClinLab is a Windows-based web-enabled laboratory information management system. It acts as a HIPAA-compliant data warehouse for lab results and includes reporting, data acquisition, label printing, electronic signoff and numerous interface capabilities to a multitude of reference labs and practice systems that scales from small physician-operated labs to large clinical reference laboratories.

Medical Mime

Medical Mime’s suite of solutions includes a uniquely optimized EHR for substance abuse and behavioral health providers, a dictation-based ambulatory EHR for physician practices, and advanced transcription services. Solutions are web-based, 100% secure, and HIPAA compliant, with remote access, on-site training and intensive 24/7 technical support.

The Company has four operating subsidiaries that provide supportive services, historically primarily to its clinical laboratories and corporate operations and to a lesser but now increasing extent, third party customers.

Medical Billing Choices, Inc. (“MBC”): MBC was acquired by the Company on August 22, 2011 in an agreement that closed in July 2013. MBC provides revenue cycle management services to third party customers, with an initial focus on substance abuse facilities, by utilizing tools designed to improve documentation and collect information, driving faster reimbursement with fewer denied claims. MBC also functions as our in-house billing company which compiles and sends invoices to our Clinical Laboratory Operations customers (primarily insurance companies, Medicaid, Medicare, and Preferred Provider Organizations (“PPOs”)) for reimbursement.

Health Technology Solutions, Inc. (“HTS”): HTS is a wholly-owned subsidiary that provides information technology and software solutions including continued development of software to our subsidiaries and outside medical service providers. This entity provides the set up services for customers and supports our clinical labs and other operations.

ClinLab, Inc. (“ClinLab”): ClinLab was acquired by the Company on March 18, 2014. ClinLab develops and markets laboratory information management systems (“LIS”). ClinLab has installed its LIS into the Company’s laboratories to create a uniform LIS platform throughout the Company’s laboratories.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014 as a wholly-owned subsidiary that specializes in EHR, initially targeting the rehab marketplace. We launched an enhanced version of our EHR software in the second quarter of 2016, which includes Electronic Medication Administration Records (“eMAR”). Our eMAR enhancement allows physicians to transition additional processes from paper to our software platform. eMAR automates the gathering, consolidating and presenting of data with more speed and accuracy than any manual system.

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Decision Support Interpretation of Cancer and Genomic Diagnostics

We own a solution in CollabRx to provide evidence, interpretation and therapy guidance to enhance genomic testing and to provide actionable decision support for standardized, evidence-based cancer care and superior clinical outcomes in precision oncology. We also operate a biomedical company, Genomas, Inc. (“Genomas”), bringing DNA-Guided medicine to clinical practice with products for personalized prescription of drugs used in the treatment of mental illness, diabetes, and cardiovascular disease (“CVD”). Our products eliminate trial-and-error prescription with DNA-Guided medicine and enable physicians to treat with unprecedented precision, avoiding significant drug side effects, improving efficacy and enhancing patient compliance. Core applications are drug treatments of mood and thought disorders in mental illness and of cardiometabolic risk in diabetes and CVD.

CollabRx was acquired by the Company on November 2, 2015 via the Merger as discussed above. CollabRx develops and markets medical information and clinical decision support products and services intended to set a standard for the clinical interpretation of genomics-based, precision medicine.  CollabRx offers interpretation and decision support solutions that enhance cancer diagnoses and treatment through actionable data analytics and reporting for oncologists and their patients.

We entered into an agreement to acquire Genomas in late 2016. Genomas has developed PhyzioGenomics technology as a proprietary platform integrating genotypic and phenotypic measures to correlate gene variability with physiological variability. Genomas has established a DNA repository and clinical registry of 6,000 patients with mental illness, diabetes and CVD. The clinical data from these extensive cohorts is integrated systematically into the PhyzioClinica Database. A PhyzioType System consists of three components: an array of inherited, stable DNA polymorphisms from various genes to establish a patient’s combinatorial genotype, bioclinical algorithms for predicting the patient’s drug response, and a portal for doctors to select the best drug for the patient.

Hospital

The Company believes that the acquisition or development of hospitals will create a stable revenue base as a needed service and believes that it can expand the sales of its products and services to surrounding medical providers and doctors’ groups.

On January 13, 2017, we acquired the Hospital Assets, which include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital, since renamed Big South Fork Medical Center, is classified as a Critical Access Hospital (rural) with 25 beds, a 24/7 emergency department, operating rooms and a laboratory that provides a range of diagnostic services. We expect to have the hospital open in part in the second quarter of 2017, and that the hospital will be fully operational by the third quarter of 2017, in each case, subject to the receipt of the necessary licenses and regulatory approvals.

The hospital had unaudited annual revenues of approximately $12 million, and a normalized EBITDA of approximately $1.3 million, for Fiscal 2015, the last full year of the hospital's operation. These revenues were attributable to the typical services of a rural acute care hospital, including emergency room visits, outpatient procedures, diagnostic ancillary tests, physical therapy and inpatient hospital stays. Based on the hospital's historical information, we believe the hospital offers an established patient and stable revenue base as it serves the general healthcare needs of its community and supports local physicians.

Marketing Strategy

Rennova provides a suite of products and services to the medical services sector. We endeavor to be a single source for multiple business solutions that serve the medical services industry. We have invested in a professional sales team, a client services team and proprietary technologies to better serve the needs of the modern-day medical provider. The Company intends to expand, through its acquisition and subsequent integration of businesses, into a robust business model providing an extensive range of services to medical providers that demonstrate improved patient care and outcomes.

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Competition

For our diagnostics division, the Company competes in a fragmented industry split between independently-owned and physician-owned laboratories. There are three predominant players in the industry that operate as full-service clinical laboratories (processing blood, urine and other tissue). In addition, the competition ranges from smaller privately-owned laboratories (3-6 employees) to large publicly-traded laboratories with significant market capitalizations.

For our software division the market for practice management, EHR and revenue cycle management (“RCM”) information solutions and related services is highly competitive, and we expect competition to increase in the future. We face competition from other providers of both integrated and stand-alone practice management, EHR and RCM solutions, including competitors who utilize a web-based platform and providers of locally installed software systems. Our competitors also include larger healthcare IT companies with longer operating histories, greater brand recognition and greater financial, marketing and other resources than us. We also compete with various regional RCM companies, some of which may continue to consolidate and expand into broader markets. We expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries.

For our decision support and interpretation of cancer and genomic diagnostics sector, while we believe we have some distinguishing and unique features that create a competitive advantage, we also recognize that the sector has attracted many larger companies that have greater financial strength and marketing capabilities.

Governmental Regulation

General

The clinical laboratory industry is subject to significant governmental laws and regulations at the federal, state and local levels. As described below, these laws and regulations concern licensure and operation of clinical laboratories, claim submission and payment for laboratory services, health care fraud and abuse, security, privacy and confidentiality of health information, quality and environmental and occupational safety.

Regulation of Clinical Laboratories

The Clinical Laboratory Improvement Amendments (“CLIA”) are regulations that include federal standards applicable to all U.S. facilities or sites that test human specimens for health assessment or to diagnose, prevent, or treat disease. The Centers for Disease Control and Prevention (“CDC”), in partnership with the Centers for Medicare and Medicaid Services (“CMS”) and the Food and Drug Administration (“FDA”), supports the CLIA program and clinical laboratory quality. CLIA requires that all clinical laboratories meet quality assurance, quality control and personnel standards. Laboratories also must undergo proficiency testing and are subject to inspections.

Standards for testing under CLIA are based on the complexity of the tests performed by the laboratory, with tests classified as “high complexity,” “moderate complexity,” or “waived.” Laboratories performing high complexity testing are required to meet more stringent requirements than moderate complexity laboratories. Laboratories performing only waived tests, which are tests determined by the FDA to have a low potential for error and requiring little oversight, may apply for a certificate of waiver exempting them from most of the requirements of CLIA. All Company facilities hold CLIA certificates to perform high complexity testing. The sanctions for failure to comply with CLIA requirements include suspension, revocation or limitation of a laboratory's CLIA certificate, which is necessary to conduct business, cancellation or suspension of the laboratory's approval to receive Medicare and/or Medicaid reimbursement, as well as significant fines and/or criminal penalties. The loss or suspension of a CLIA certification, imposition of a fine or other penalties, or future changes in the CLIA law or regulations (or interpretation of the law or regulations) could have a material adverse effect on the Company.

In addition to compliance with the federal regulations, the Company is also subject to state and local laboratory regulation. CLIA provides that a state may adopt laboratory regulations different from or more stringent than those contained in Federal law. There are approximately 12 states with state licensure or permit requirements for an independent lab facility physically located within the state. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or require maintenance of certain records. There are a number of states (including California and Florida) that have even more stringent requirements with which lab personnel must comply to obtain state licensure or a certificate of qualification.

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The Company believes that it is in compliance with all applicable laboratory requirements. The Company's laboratories have continuing programs to ensure that their operations meet all such regulatory requirements, but no assurances can be given that the Company's laboratories will pass all future licensure or certification inspections. The Company has implemented the position of Chief Compliance Officer with supporting staff, including staff specifically for licensing, credentialing and certification inspection purposes. We embrace compliance as an integral part of our culture and we consistently promote that culture of ethics and integrity.

The FDA has regulatory responsibility over instruments, test kits, reagents and other devices used by clinical laboratories. The FDA has issued draft guidance regarding FDA regulation of laboratory-developed tests (“LDTs”), but if or how the draft guidance will be implemented is uncertain. On November 18, 2016, the FDA announced it would not release final guidance at this time and instead would continue to work with stakeholders, the new administration and Congress to determine the right approach, and on January 3, 2017, the FDA released a discussion paper outlining a possible risk-based approach for FDA and CMS oversight of LTDs. There are many other regulatory and legislative proposals that would increase general FDA oversight of clinical laboratories and LDTs. The outcome and ultimate impact of such proposals on the business is difficult to predict at this time. Our point of collection testing devices are regulated by the FDA. The FDA has authority to take various administrative and legal actions for non-compliance, such as fines, product suspension, warning letters, injunctions and other civil and criminal sanctions. We make every good faith effort to exercise proactive monitoring and review of pending legislation and regulatory action.

Payment for Clinical Laboratory Services

In each of 2016 and 2015, the Company derived less than 10% of its net sales directly from the Medicare and Medicaid programs. In addition, the Company's other business depends significantly on continued participation in these programs and in other government healthcare programs, in part because clients often want a single laboratory to perform all of their testing services. In recent years, both governmental and private sector payers have made efforts to contain or reduce health care costs, including reducing reimbursement for clinical laboratory services.

Reimbursement under the Medicare program for clinical diagnostic laboratory services is subject to a clinical laboratory fee schedule that sets the maximum amount payable in each Medicare carrier's jurisdiction. This clinical laboratory fee schedule is updated annually. Laboratories bill the program directly for covered tests performed on behalf of Medicare beneficiaries. State Medicaid programs are prohibited from paying more than the Medicare fee schedule limit for clinical laboratory services furnished to Medicaid recipients.

Payment under the Medicare fee schedule has been limited from year to year by Congressional action, including imposition of national limitation amounts and freezes on the otherwise applicable annual Consumer Price Index (“CPI”) updates. For most diagnostic lab tests, the national limitation is now 74.0% of the national median of all local fee schedules established for each test. Under a provision of the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (“BIPA”), for tests performed after January 1, 2001 that the Secretary of Health and Human Services determines are new tests for which no limitation amount has previously been established, the cap is set at 100% of the median.

Medicare, Medicaid and other government program payment reductions will not currently have a direct adverse effect on the Company's net earnings and cash flows, due to insignificant revenue earned, however, it is not currently possible to project what impact will be had in future years.

In addition to reimbursement rates, the Company is also impacted by changes in coverage policies for laboratory tests. Congressional action in 1997 required the Department of Health and Human Services (“HHS”) to adopt uniform coverage, administration and payment policies for many of the most commonly performed lab tests using a negotiated rulemaking process. The negotiated rulemaking committee established uniform policies limiting Medicare coverage for certain tests to patients with specified medical conditions or diagnoses, replacing local Medicare coverage policies which varied around the country. The final rules generally became effective in 2002, and the use of uniform policies improves the Company's ability to obtain necessary billing information in some cases, but Medicare, Medicaid and private payer diagnosis code requirements and payment policies continue to negatively impact the Company's ability to be paid for some of the tests it performs. Due to the range of payers and policies, the extent of this impact continues to be difficult to quantify.

Future changes in federal, state and local laws and regulations (or in the interpretation of current regulations) affecting government payment for clinical laboratory testing could have a material adverse effect on the Company. In March 2010, comprehensive healthcare legislation, the Patient Protection and Affordable Care Act (“ACA”), was enacted. Numerous proposals continue to be discussed in Congress and the administration to repeal, amend or replace the ACA. Based on currently available information, the Company is unable to predict what type of changes in legislation or regulations, if any, will occur.

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Standard Electronic Transactions, Security and Confidentiality of Health Information and Other Personal Information

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) was designed to address issues related to the security and confidentiality of health insurance information. In an effort to improve the efficiency and effectiveness of the health care system by facilitating the electronic exchange of information in certain financial and administrative transactions, HIPAA regulations were promulgated. These regulations apply to health plans, health care providers that conduct standard transactions electronically and health care clearinghouses (“covered entities”). Five such regulations have been finalized: (i) the Transactions and Code Sets Rule; (ii) the Privacy Rule; (iii) the Security Rule; (iv) the Standard Unique Employer Identifier Rule, which requires the use of a unique employer identifier in connection with certain electronic transactions; and (v) the National Provider Identifier Rule, which requires the use of a unique health care provider identifier in connection with certain electronic transactions.

The Privacy Rule regulates the use and disclosure of protected health information (“PHI”) by covered entities. It also sets forth certain rights that an individual has with respect to his or her PHI maintained by a covered entity, such as the right to access or amend certain records containing PHI or to request restrictions on the use or disclosure of PHI. The Privacy Rule requires covered entities to contractually bind third parties, known as business associates, in the event that they perform an activity or service for or on behalf of the covered entity that involves access to PHI. The Security Rule establishes requirements for safeguarding patient information that is electronically transmitted or electronically stored. The Company believes that it is in compliance in all material respects with the requirements of the HIPAA Privacy and Security Rules.

The Federal Health Information Technology for Economic and Clinical Health Act (“HITECH”), which was enacted in February 2009, with regulations effective on September 23, 2013, strengthens and expands the HIPAA Privacy and Security Rules and their restrictions on use and disclosure of PHI. HITECH includes, but is not limited to, prohibitions on exchanging PHI for remuneration, and additional restrictions on the use of PHI for marketing. HITECH also fundamentally changes a business associate's obligations by imposing a number of Privacy Rule requirements and a majority of Security Rule provisions directly on business associates that were previously only directly applicable to covered entities. Moreover, HITECH requires covered entities to provide notice to individuals, HHS, and, as applicable, the media when PHI is breached, as that term is defined by HITECH. Business associates are similarly required to notify covered entities of a breach. The Company believes its policies and procedures are fully compliant with the HITECH requirements.

On February 6, 2014, the CMS and HHS published final regulations that amended the HIPAA Privacy Rule to provide individuals (or their personal representatives) with the right to receive copies of their test reports from laboratories subject to HIPAA, or to request that copies of their test reports be transmitted to designated third parties. Previously, laboratories that were CLIA-certified or CLIA-exempt were not subject to the provision in the Privacy Rule that provides individuals with the right of access to PHI. The HIPAA Privacy Rule amendment resulted in the preemption of a number of state laws that prohibit a laboratory from releasing a test report directly to the individual. The Company revised its policies and procedures to comply with these new access requirements and has updated its privacy notice to reflect individuals' new access rights under this final rule.

The standard unique employer identifier regulations require that employers have standard national numbers that identify them on standard transactions. The Employer Identification Number, also known as a Federal Tax Identification Number, issued by the Internal Revenue Service, was selected as the identifier for employers and was adopted effective July 30, 2002. The Company believes it is in compliance with these requirements.

The administrative simplification provisions of HIPAA mandate the adoption of standard unique identifiers for health care providers. The intent of these provisions is to improve the efficiency and effectiveness of the electronic transmission of health information. The National Provider Identification Rule requires that all HIPAA-covered health care providers, whether they are individuals or organizations, must obtain a National Provider Identifier (“NPI”) to identify themselves in standard HIPAA transactions. NPI replaces the unique provider identification number - as well as other provider numbers previously assigned by payers and other entities - for the purpose of identifying providers in standard electronic transactions. The Company believes that it is in compliance with the HIPAA National Provider Identification Rule in all material respects.

The total cost associated with the requirements of HIPAA and HITECH is not expected to be material to the Company's operations or cash flows. However, future regulations and interpretations of HIPAA and HITECH could impose significant costs on the Company.

In addition to the HIPAA regulations described above, there are a number of other Federal and state laws regarding the confidentiality and security of medical information, some of which apply to clinical laboratories. These laws vary widely, but they most commonly regulate or restrict the collection, use and disclosure of medical and financial information and other personal information. In some cases, state laws are more restrictive than and therefore not preempted by HIPAA. Penalties for violation of these laws may include sanctions against a laboratory's licensure, as well as civil and/or criminal penalties. Violations of the HIPAA provisions could result in civil and/or criminal penalties, including significant fines and up to 10 years in prison. HITECH also significantly strengthened HIPAA enforcement. It increased the civil penalty amounts that may be imposed, required HHS to conduct periodic audits to confirm compliance and also authorized state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of the HIPAA privacy and security regulations that affect the privacy of state residents. Additionally, numerous other countries have or are developing similar laws governing the collection, use, disclosure and transmission of personal and/or patient information.

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The Company believes that it is in compliance in all material respects with the current Transactions and Code Sets Rule. The Company implemented Version 5010 of the HIPAA Transaction Standards and believes it has fully adopted the ICD-10-CM code set. The compliance date for ICD-10-CM was October 1, 2015. The costs associated with the ICD-10-CM Code Set were substantial, and failure of the Company, third party payers or physicians to apply the new code set could have an adverse impact on reimbursement, day’s sales outstanding and cash collections. As a result of inconsistent application of transaction standards by payers or the Company's inability to obtain certain billing information not usually provided to the Company by physicians, the Company could face increased costs and complexity, a temporary disruption in receipts and ongoing reductions in reimbursements and net revenues.

The Company believes it is in compliance in all material respects with the Operating Rules for electronic funds transfers and remittance advice transactions, for which the compliance date was January 1, 2014.

Fraud and Abuse Laws and Regulations

Existing federal laws governing federal health care programs, including Medicare and Medicaid, as well as similar state laws, impose a variety of broadly described fraud and abuse prohibitions on health care providers, including clinical laboratories. These laws are interpreted liberally and enforced aggressively by multiple government agencies, including the U.S. Department of Justice, HHS' Office of Inspector General (“OIG”), and various state agencies. Historically, the clinical laboratory industry has been the focus of major governmental enforcement initiatives. The federal government's enforcement efforts have been increasing over the past decade, in part as a result of the enactment of HIPAA, which included several provisions related to fraud and abuse enforcement, including the establishment of a program to coordinate and fund federal, state and local law enforcement efforts. The Deficit Reduction Act of 2005 also included new requirements directed at Medicaid fraud, including increased spending on enforcement and financial incentives for states to adopt false claims act provisions similar to the federal False Claims Act. Recent amendments to the False Claims Act, as well as other enhancements to the federal fraud and abuse laws enacted as part of the ACA, are widely expected to further increase fraud and abuse enforcement efforts. For example, the ACA established an obligation to report and refund overpayments from Medicare within 60 days of identification (whether or not paid through any fault of the recipient); failure to comply with this new requirement can give rise to additional liability under the False Claims Act and Civil Monetary Penalties statute. On February 11, 2016, CMS issued the final rule clarifying certain aspects of the overpayment requirement for purposes of Medicare, effective on March 14, 2016.

The federal health care programs’ anti-kickback law (the “Anti-Kickback Law”) prohibits knowingly providing anything of value in return for, or to induce the referral of, Medicare, Medicaid or other federal health care program business. Violations can result in imprisonment, fines, penalties, and/or exclusion from participation in federal health care programs. The OIG has published “safe harbor” regulations which specify certain arrangements that are protected from prosecution under the Anti-Kickback Law if all conditions of the relevant safe harbor are met. Failure to fit within a safe harbor does not necessarily constitute a violation of the Anti-Kickback Law; rather, the arrangement would be subject to scrutiny by regulators and prosecutors and would be evaluated on a case by case basis. Many states have their own Medicaid anti-kickback laws and several states also have anti-kickback laws that apply to all payers (i.e., not just government health care programs).

From time to time, the OIG issues alerts and other guidance on certain practices in the health care industry that implicate the Anti-Kickback Law or other federal fraud and abuse laws. Examples of such guidance documents particularly relevant to the Company and its operations follow.

In October 1994, the OIG issued a Special Fraud Alert on arrangements for the provision of clinical laboratory services. The Fraud Alert set forth a number of practices allegedly engaged in by some clinical laboratories and health care providers that raise issues under the federal fraud and abuse laws, including the Anti-Kickback Law. These practices include: (i) providing employees to furnish valuable services for physicians (other than collecting patient specimens for testing) that are typically the responsibility of the physicians' staff; (ii) offering certain laboratory services at prices below fair market value in return for referrals of other tests which are billed to Medicare at higher rates; (iii) providing free testing to physicians' managed care patients in situations where the referring physicians benefit from such reduced laboratory utilization; (iv) providing free pick-up and disposal of bio-hazardous waste for physicians for items unrelated to a laboratory's testing services; (v) providing general-use facsimile machines or computers to physicians that are not exclusively used in connection with the laboratory services; and (vi) providing free testing for health care providers, their families and their employees (i.e., so-called “professional courtesy” testing). The OIG emphasized in the Special Fraud Alert that when one purpose of such arrangements is to induce referrals of program-reimbursed laboratory testing, both the clinical laboratory and the health care provider (e.g., physician) may be liable under the Anti-Kickback Law, and may be subject to criminal prosecution and exclusion from participation in the Medicare and Medicaid programs. More recently, in June 2014, the OIG issued another Special Fraud Alert addressing compensation paid by laboratories to referring physicians for blood specimen processing and for submitting patient data to registries. This Special Fraud Alert reiterates the OIG’s longstanding concerns about payments from laboratories to physicians in excess of the fair market value of the physician’s services and payments that reflect the volume or value of referrals of federal healthcare program business.

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Another issue the OIG has expressed concern about involves the provision of discounts on laboratory services billed to customers in return for the referral of federal health care program business. In a 1999 Advisory Opinion, the OIG concluded that a proposed arrangement whereby a laboratory would offer physicians significant discounts on non-federal health care program laboratory tests might violate the Anti-Kickback Law. The OIG reasoned that the laboratory could be viewed as providing such discounts to the physician in exchange for referrals by the physician of business to be billed by the laboratory to Medicare at non-discounted rates. The OIG indicated that the arrangement would not qualify for protection under the discount safe harbor to the Anti-Kickback Law because Medicare and Medicaid would not get the benefit of the discount. Similarly, in a 1999 correspondence, the OIG stated that if any direct or indirect link exists between a discounts that a laboratory offers to a skilled nursing facility (“SNF”) for tests covered under Medicare's payments to the SNF and the referral of tests billable by the laboratory under Medicare Part B, then the Anti-Kickback Law would be implicated.

The OIG also has issued guidance regarding joint venture arrangements that may be viewed as suspect under the Anti-Kickback Law. These documents have relevance to clinical laboratories that are part of (or are considering establishing) joint ventures with potential sources of federal health care program business. The first guidance document, which focused on investor referrals to such ventures, was issued in 1989 and another concerning contractual joint ventures was issued in April 2003. Some of the elements of joint ventures that the OIG identified as “suspect” include: arrangements in which the capital invested by the physicians is disproportionately small and the return on investment is disproportionately large when compared to a typical investment; specific selection of investors who are in a position to make referrals to the venture; and arrangements in which one of the parties to the joint venture expands into a line of business that is dependent on referrals from the other party (sometimes called “shell” joint ventures). In a 2004 advisory opinion, the OIG expressed concern about a proposed joint venture in which a laboratory company would assist physician groups in establishing off-site pathology laboratories. The OIG indicated that the physicians' financial and business risk in the venture was minimal and that the physicians would contract out substantially all laboratory operations, committing very little in the way of financial, capital, or human resources. The OIG was unable to exclude the possibility that the arrangement was designed to permit the laboratory to pay the physician groups for their referrals, and therefore was unwilling to find that the arrangement fell within a safe harbor or had sufficient safeguards to protect against fraud or abuse.

Violations of other fraud and abuse laws also can result in exclusion from participation in federal health care programs, including Medicare and Medicaid. One basis for such exclusion is an individual's or entity's submission of claims to Medicare or Medicaid that are substantially in excess of that individual's or entity’s usual charges for like items or services. In 2003, the OIG issued a notice of proposed rulemaking that would have defined the terms “usual charges” and “substantially in excess” in ways that might have required providers, including the Company, to either lower their charges to Medicare and Medicaid or increase charges to certain other payers to avoid the risk of exclusion. On June 18, 2007, however, the OIG withdrew the proposed rule, saying it preferred to continue evaluating billing patterns on a case-by-case basis. In its withdrawal notice, the OIG also said it “remains concerned about disparities in the amounts charged to Medicare and Medicaid when compared to private payers,” that it continues to believe its exclusion authority for excess charges “provides useful backstop protection for the public fisc from providers that routinely charge Medicare or Medicaid substantially more than their other customers,” and that it will continue to use “all tools available … to address instances where Medicare or Medicaid are charged substantially more than other payers.” An enforcement action by the OIG under this statutory exclusion basis or an enforcement by Medicaid officials of similar state law restrictions could have a material adverse effect on the Company.

Under another federal statute, known as the “Stark Law” or “self-referral” prohibition, physicians who have a financial or compensation relationship with a clinical laboratory may not, unless an exception applies, refer Medicare patients for testing to the laboratory, regardless of the intent of the parties. Similarly, laboratories may not bill Medicare for services furnished pursuant to a prohibited self-referral. There are several Stark Law exceptions that are relevant to arrangements involving clinical laboratories, including: 1) fair market value compensation for the provision of items or services; 2) payments by physicians to a laboratory for clinical laboratory services; 3) an exception for certain ancillary services (including laboratory services) provided within the referring physician's own office, if certain criteria are satisfied; 4) physician investment in a company whose stock is traded on a public exchange and has stockholder equity exceeding $75.0 million; and 5) certain space and equipment rental arrangements that are set at a fair market value rate and satisfy other requirements. All of the requirements of a Stark Law exception must be met to take advantage of the exception. Many states have their own self-referral laws as well, which in some cases apply to all patient referrals, not just government reimbursement programs.

There are a variety of other types of federal and state fraud and abuse laws, including laws prohibiting submission of false or fraudulent claims. The Company seeks to conduct its business in compliance with all federal and state fraud and abuse laws. The Company is unable to predict how these laws will be applied in the future, and no assurances can be given that its arrangements will not be subject to scrutiny under such laws. Sanctions for violations of these laws may include exclusion from participation in Medicare, Medicaid and other federal health care programs, significant criminal and civil fines and penalties, and loss of licensure. Any exclusion from participation in a federal or state health care program, or any loss of licensure, arising from any action by any federal or state regulatory or enforcement authority, would likely have a material adverse effect on the Company's business. In addition, any significant criminal or civil penalty resulting from such proceedings could have a material adverse effect on the Company's business.

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Environmental, Health and Safety

The Company is subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials. All Company laboratories are subject to applicable federal and state laws and regulations relating to biohazard disposal of all laboratory specimens and the Company generally utilizes outside vendors for disposal of such specimens. In addition, the federal Occupational Safety and Health Administration (“OSHA”) has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens.

On November 6, 2000, Congress passed the Needle Stick Safety and Prevention Act, which required, among other things, that companies include in their safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needle stick injuries in the workplace. The Company has implemented the use of safety needles at all of its service locations, where applicable.

Although the Company is not aware of any current material non-compliance with such federal, state and local laws and regulations, failure to comply could subject the Company to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions.

Drug Testing

There is no comprehensive federal law that regulates drug testing in the private sector. The Drug-Free Workplace Act does impose certain employee education requirements on companies that do business with the government, but it does not require testing, nor does it restrict testing in any way. Drug testing is allowed under the Americans with Disabilities Act (ADA) because the ADA does not consider drug abuse a disability -- but the law does not regulate or prohibit testing. Instead of a comprehensive regulatory system, federal law provides for specific agencies to adopt drug testing regulations for employers under their jurisdiction. As a general rule, testing is presumed to be lawful unless there is a specific restriction in state or federal law.

Controlled Substances

The use of controlled substances in testing for drugs of abuse is regulated by the Federal Drug Enforcement Administration.

Compliance Program

The Company continuously evaluates and monitors its compliance with all Medicare, Medicaid and other rules and regulations. The objective of the Company's compliance program is to develop, implement, and update compliance safeguards as necessary. Emphasis is placed on developing and implementing compliance policies and guidelines, personnel training programs and various monitoring and audit procedures to attempt to achieve implementation of all applicable rules and regulations.

The Company seeks to conduct its business in compliance with all statutes, regulations, and other requirements applicable to its clinical laboratory operations. The clinical laboratory testing industry is, however, subject to extensive regulation, and many of these statutes and regulations have not been interpreted by the courts. There can be no assurance that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect the Company. Potential sanctions for violation of these statutes and regulations include significant fines and the loss of various licenses, certificates, and authorizations, which could have a material adverse effect on the Company's business.

Employees

As of March 8, 2017, we have 116 employees, of which 94 are full time. Of our total employees, 20 are assigned to laboratory operations, 23 are assigned to information technology, 44 are assigned to sales and customer service, 22 are assigned to medical billing and corporate administration, and seven are assigned to the hospital. We continue to adjust our number of employees to achieve efficiencies and cost savings where applicable and expect to employ approximately 120 people in the hospital project when it is in full operation.

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Legal Proceedings

From time to time, the Company may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. The Company operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company’s financial position or results of operations. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

The Company’s Epinex Diagnostics Laboratories, Inc. subsidiary had been sued in a California state court by two former employees who alleged that they were wrongfully terminated, as well as for a variety of unpaid wage claims. The parties entered into a settlement agreement of this matter on July 29, 2016 for approximately $0.2 million, and the settlement was consummated on August 25, 2016. In October of 2016, the plaintiffs in this matter filed a motion with the court seeking payment for attorneys’ fees in the approximate amount of $0.7 million. On March 24, 2017, the court granted plaintiffs’ motion for payment of attorneys’ fees in the amount of $0.3 million, and the Company has accrued this amount in its consolidated financial statements.

In February 2016, the Company received notice that the Internal Revenue Service (the “IRS”) had placed a lien against Medytox and its subsidiaries related to unpaid 2014 income taxes due, plus penalties and interest, in the amount of $5.0 million. The Company paid $0.1 million toward its 2014 tax liability in March 2016. The Company filed its 2015 Federal tax return on March 15, 2016 and the accompanying election to carryback the reported net operating losses was filed in April 2016. On August 24, 2016, the lien was released, and in September of 2016 the Company received a refund from the IRS in the amount of $1.9 million. In November of 2016, the IRS commenced an audit of the Company’s 2015 Federal tax return. The Company is currently unable to predict the outcome of the audit or any liability to the Company that may result from the audit.

On September 27, 2016, a tax warrant was issued against the Company by the Florida Department of Revenue (the “DOR”) for unpaid state income taxes in the approximate amount of $0.9 million, including penalties and interest. On January 25, 2017, the Company paid the DOR $250,000 as partial payment on this liability, and in February 2017 the Company entered into a Stipulation Agreement with the DOR which will allow the Company to pay the remainder of the amount due to the DOR over a period of 12 months. If at any time during the Stipulation period the Company fails to timely file any required tax returns with the DOR or does not meet the payment obligations under the Stipulation Agreement, the entire amount due will be accelerated.

In December of 2016, TCS-Florida, L.P. (“Tetra”), filed suit against the Company for failure to make the required payments under an equipment leasing contract that the Company had with Tetra. On January 3, 2017, Tetra received a Default Judgment against the Company in the amount of $2.6 million, representing the balance owed on the leases, as well as additional interest, penalties and fees. The Company has recognized this amount in its consolidated financial statements as of December 31, 2016. In January and February of 2017, the Company made payments to Tetra in connection with this judgment aggregating to $0.7 million, and on February 15, 2017 the Company entered into a forbearance agreement with Tetra whereby the remaining $1.9 million due would be paid in 24 equal monthly installments, commencing on May 1, 2017.

In December of 2016, DeLage Landen Financial Services, Inc. (“DeLage”), filed suit against the Company for failure to make the required payments under an equipment leasing contract that the Company had with DeLage. On January 24, 2017, DeLage received a default judgment against the Company in the approximate amount of $1.0 million, representing the balance owed on the lease, as well as additional interest, penalties and fees. The Company has recognized this amount in its consolidated financial statements as of December 31, 2016. On February 8, 2017, a Stay of Execution was filed and under its terms the balance due would be paid in variable monthly installments through January of 2019, with an implicit interest rate of 4.97%.

On December 7, 2016, the holders of two outstanding notes that the Company assumed in the Merger filed suit against the Company seeking payment for the amounts due under the notes in the aggregate of $0.4 million, including accrued interest. A request for entry of default judgment was filed on January 24, 2017. The Company has attempted to work out a payment arrangement with the plaintiffs, but to date has not been able to consummate such an arrangement. A Case Management Conference is scheduled for September 5, 2017.

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MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of numerous factors including, but not limited to, those described above under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”.  The discussion should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus.

Unless stated otherwise, the words “we,” “us,” “our,” “the Company,” “Rennova Health” or “Rennova Health, Inc.” means Rennova Health, Inc.

COMPANY OVERVIEW

On November 2, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2015, by and among CollabRx, Inc. (“CollabRx”), CollabRx Merger Sub, Inc. (“Merger Sub”), a direct wholly-owned subsidiary of CollabRx formed for the purpose of the merger, and Medytox Solutions, Inc. (“Medytox”), Merger Sub merged with and into Medytox, with Medytox as the surviving company and a direct, wholly-owned subsidiary of CollabRx (the “Merger”). Prior to closing, the Company amended its certificate of incorporation to effect a 1-for-10 reverse stock split and to change its name to Rennova Health, Inc. In connection with the Merger, each share of common stock of Medytox was converted into the right to receive 0.4096 shares of common stock of the Company and each share of Series B Preferred Stock and Series E Preferred Stock of Medytox was converted into the right to receive one share of newly-authorized Series B Convertible Preferred Stock and Series E Convertible Preferred Stock, respectively, of the Company. The Merger resulted in a change in control of the Company, and as a result this transaction was accounted for as a reverse merger and recapitalization in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and, as such, the financial statements presented prior to November 2, 2015 are those of Medytox and the financial statements presented after November 2, 2015 reflect the operations of the combined company.

We are a healthcare enterprise that delivers products and services to healthcare providers, their patients and individuals. Beginning in 2017, we intend to operate in four synergistic divisions: 1) Clinical diagnostics through our clinical laboratories; 2) supportive software solutions to healthcare providers including Electronic Health Records (“EHR”), Laboratory Information Systems and Medical Billing services; 3) Decision support and interpretation of cancer and genomic diagnostics; and 4) the recent addition of a hospital in Tennessee. We aspire to create a more sustainable relationship with our customers by offering needed and interoperable solutions to capture multiple revenue streams from medical providers.

Our Services

During the years ended December 31, 2016 and 2015, we operated in three business segments: (i) Clinical Laboratory Operations; (ii) Supportive Software Solutions; and (iii) Decision Support and Informatics.

Our principal line of business to date is laboratory blood and urine testing services performed by our Clinical Laboratory Operations business segment, with a particular emphasis on the provision of urine drug toxicology testing to physicians, clinics and rehabilitation facilities in the United States. Testing services to rehabilitation facilities represented approximately 75% of our revenues for the year ended December 31, 2016 and 95% of our revenues for the year ended December 31, 2015.

Our Supportive Software Solutions segment provides a customizable Electronic Health Record (“EHR”) and revenue cycle management services providing a full suite of billing services to substance abuse and behavioral health providers, as well as a dictation-based ambulatory EHR for physician practices and advanced transcription services.

Our Decision Support and Informatics business segment develops and markets medical information and clinical decision support products and services intended to set a standard for the clinical interpretation of genomics-based, precision medicine.  CollabRx offers interpretation and decision support solutions that enhance cancer diagnoses and treatment through actionable data analytics and reporting for oncologists and their patients.

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On January 13, 2017, we closed on an asset purchase agreement to acquire certain assets related to Scott County Community Hospital, based in Oneida, Tennessee (the “Hospital Assets”). The Hospital Assets include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital is classified as a Critical Access Hospital (rural) with 25 beds, a 24/7 emergency department, operating rooms and a laboratory that provides a range of diagnostic services. Scott County Community Hospital closed in July 2016 in connection with the bankruptcy filing of its parent company, Pioneer Health Services, Inc. We acquired the Hospital Assets out of bankruptcy for a purchase price of $1.0 million. We expect to have the hospital open in part in the second quarter of 2017, and that the hospital, which has since been renamed Big South Fork Medical Center, will be fully operational by the third quarter of 2017, in each case, subject to the receipt of the necessary licenses and regulatory approvals. We believe that once the hospital becomes fully operational it will provide us with a stable revenue base, as well as the potential for significant synergistic opportunities with our Clinical Laboratory Operations business segment.

Outlook

While our Clinical Laboratory Operations continue to account for a substantial portion of our consolidated revenues, these revenues have decreased significantly over the past 12 to 18 months. This decline in revenues has had a material adverse impact on our liquidity, results of operations and financial condition, and is the result of increased scrutiny of all service providers, lower third-party reimbursement and our status, in many cases, as an “out of network” service provider. These trends have impacted our entire industry, and have been accompanied by allegations of irregularities in the practices of a number our competitors and substance abuse facilities. In response, we have put in place a robust compliance program that we are implementing in all facets of our business. As a result, some clients have returned to us and new ones are taking note of the compliance efforts we have been undertaking.

We believe that our ability to grow our clinical laboratory revenues and return to the profitability we experienced in fiscal 2014 and years prior are dependent on our ability to secure “in-network” contracts with insurance companies and other third party payers which will then ensure adequate and timely payment for the toxicology, clinical pharmacogenetics and other testing services we perform. These third party payers are now generally unwilling to reimburse service providers who are not part of their network, a departure from prior industry practices and a trend that has developed during the last two years. While we have made some progress in securing “in network” contracts with payers during the past year, it has not been reflected in our revenues for the year ended December 31, 2016. However, we do anticipate that significant new opportunities to become credentialed with certain large third party payers will arise in fiscal 2017, which would have a significant positive impact on our future revenues. In addition, we have made a number of changes to our onboarding policies and procedures to ensure that, on a going forward basis, substantially all services that we performed will be reimbursable.

We have also increased the customer base for our EHR software and billing products and therefore expect increased revenues in our Supportive Software Solutions segment in fiscal 2017.

RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experiences and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions and conditions. We continue to monitor significant estimates made during the preparation of our financial statements. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

We have identified the policies and significant estimation processes discussed below as critical to our business and to the understanding of our results of operations. For a detailed application of these and other accounting policies, see Note 2 to the accompanying audited consolidated financial statements as of and for the year ended December 31, 2016 incorporated by reference in this prospectus.

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Revenue Recognition

Service revenues are principally generated from laboratory testing services, including chemical diagnostic tests such as blood analysis and urine analysis. Laboratory service revenues are recognized at the time the testing services are performed and billed and are reported at their estimated net realizable amounts.

Net service revenues are determined utilizing gross service revenues net of contractual adjustments and discounts. Even though it is the responsibility of the patient to pay for laboratory service bills, most individuals in the United States have an agreement with a third party payer such as a commercial insurance provider, Medicaid or Medicare to pay all or a portion of their healthcare expenses; the majority of services provided by us are to patients covered under a third party payer contract. In most cases, the Company is provided the third party billing information and seeks payment from the third party in accordance with the terms and conditions of the third party payer for health service providers like us. Each of these third party payers may differ not only in terms of rates, but also with respect to terms and conditions of payment and providing coverage (reimbursement) for specific tests. Estimated revenues are established based on a series of procedures and judgments that require industry specific healthcare experience and an understanding of payer methods and trends. Despite follow up billing efforts, the Company does not currently anticipate collection of a significant portion of self-pay billings, including the patient responsibility portion of the billing for patients covered by third party payers. The Company currently does not have any capitated agreements.

We review our calculations for the realizability of gross service revenues on a monthly basis in order to make certain that we are properly allowing for the uncollectable portion of our gross billings and that our estimates remain sensitive to variances and changes within our payer groups. The contractual allowance calculation is made on the basis of historical allowance rates for the various specific payer groups on a monthly basis with a greater weight being given to the most recent trends; this process is adjusted based on recent changes in underlying contract provisions and shifts in the testing being performed. This calculation is routinely analyzed by us on the basis of actual allowances issued by payers and the actual payments made to determine what adjustments, if any, are needed. Based on the calculations at December 31, 2016 and 2015, we determined that the collectible portion of our gross billings that should be reflected in net revenues was approximately 11% and 13%, respectively, of the outgoing gross billings.

Contractual Allowances and Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for credits and doubtful accounts, which are estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimating and reviewing the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for contractual credits and doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues which may impact the collectability of these receivables or reserve estimates. Receivables deemed to be uncollectible are charged against the allowance for doubtful accounts at the time such receivables are written-off. Recoveries of receivables previously written-off are recorded as credits to the allowance for doubtful accounts. Historically, revisions to the allowances for doubtful accounts estimates are recorded as an adjustment to provision for bad debts within selling, general and administrative expenses.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board's (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment (“ASC 360”). ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

At December 31, 2016, we determined that a portion of our laboratory service equipment was impaired and we recorded an impairment charge of $0.8 million, and we also recorded an impairment charge for our equity investment in Genomas, Inc. (“Genomas”) in the amount of $0.25 million. At December 31, 2015, we determined that all of our goodwill and intangible assets were impaired, and we recorded an impairment charge totaling $20.1 million.

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Derivative Financial Instruments and Fair Value

We account for warrants issued in conjunction with the issuance of common stock and certain convertible debt instruments in accordance with the guidance contained in ASC Topic 815, Derivatives and Hedging (“ASC 815”) and ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). For warrant instruments and conversion options embedded in promissory notes that are not deemed to be indexed to the Company’s own stock, we classify such instruments as liabilities at their fair values at the time of issuance and adjust the instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until extinguished either through conversion or exercise, and any change in fair value is recognized in our statement of operations. The fair values of these derivative and other financial instruments have been estimated using a Black-Scholes model and other valuation techniques.

Stock Based Compensation

We account for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. Under ASC 505-50, the Company determines the fair value of the options, warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in stockholders' equity/(deficit) over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

Year ended December 31, 2016 compared to year ended December 31, 2015

The following table summarizes the results of our consolidated operations for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016		2015
	$	%	$	%
Net revenues	$5,245,111	100.0%	$18,393,038	100.0%
Operating expenses:
Direct costs of revenue	1,695,233	32.3%	9,339,644	50.8%
General and administrative expenses	23,695,381	451.8%	27,346,160	148.7%
Sales and marketing expenses	2,457,050	46.8%	3,763,802	20.5%
Bad debt expense	3,630,685	69.2%	99,754	0.5%
Impairment charges	1,038,285	19.8%	20,143,320	109.5%
Engineering expenses	2,074,463	39.6%	415,482	2.3%
Depreciation and amortization	3,046,902	58.1%	2,749,850	15.0%
Loss from operations	(32,392,888)	-617.6%	(45,464,974)	-247.2%
Other (expense) income, net	(955,827)	-18.2%	474,215	2.6%
Income tax benefit	(735,028)	-14.0%	(9,028,253)	-49.1%
Net loss	$(32,613,687)	-621.8%	$(35,962,506)	-195.5%

Net Revenues

Consolidated net revenues were $5.2 million for the year ended December 31, 2016, as compared to $18.4 million for the year ended December 31, 2015, a decrease of $13.1 million, or 71%. The decrease is mainly due to the decline in Clinical Laboratory Operations revenue resulting from an 81% decrease in insured test volume in 2016 as compared to 2015, as a number of large third party payers are now generally unwilling to reimburse service providers who are not part of their network, a departure from prior industry practices. Our focus on the provision of diagnostic services to the substance abuse sector was a factor in this reduction of revenue. The third party payers have dramatically changed the way they reimburse for this sector. The Company has made progress in expanding into a wider and more varied market place and that combined with aggressive consolidation and cost cutting is expected to reduce the losses incurred in this sector in the future.

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Direct Cost of Revenue

Direct costs of revenue decreased by 82%, from $9.3 million for the year ended December 31, 2015 to $1.7 million for the year ended December 31, 2016. The decrease is a result of the 60% decline in total samples processed and the transition of a significant portion of our testing from external reference laboratories to internal processing.

General and Administrative Expenses

General and administrative expenses decreased by $3.7 million, or 13%, for the year ended December 31, 2016 as compared to the same period of a year ago. The decrease is mainly due to decreased stock-based compensation in the amount of $2.5 million, decreased contracted labor expense of $1.2 million and a reduction in employee compensation costs and related expenses of approximately $1.0 million, partially offset by expenses associated with the Company’s financial support of Epinex Diagnostics, Inc. in the amount of $0.8 million and Genomas in the amount of $0.4 million (see note 15 to the consolidated financial statements incorporated by reference in this prospectus).

Sales and Marketing Expenses

The decline in sales and marketing expenses of $1.3 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015 was primarily due to the decline in commissionable collections related to the decline in net revenues.

Bad Debt Expense

Bad debt expense for the year ended December 31, 2016 was $3.6 million, as compared to $0.1 million for the same period of a year ago, mainly due to the $3.5 million bad debt charge related to receivables in our Clinical Laboratory Operations segment.

Impairment Charges

During the year ended December 31, 2016, we recognized an impairment charge of $0.8 million with respect to some of our idle laboratory equipment, which was primarily due to the decrease in sample volume at our Clinical Laboratory Operations segment. In addition, we determined that our $0.25 million investment in Genomas was fully impaired at December 31, 2016. During the year ended December 31, 2015, we determined that all of our goodwill and intangible assets were fully impaired, and we recorded an impairment charge of $20.1 million.

Engineering Expenses

Engineering expenses of $2.1 million for the year ended December 31, 2016 reflect a full year of development expenses at our Decision Support and Informatics business segment, which was acquired on November 2, 2015.

Depreciation and Amortization Expenses

Depreciation and amortization expense increased by $0.3 million during the year ended December 31, 2016 as compared with the prior year period, mainly due to increased depreciation expense for leasehold improvements at some of our laboratory facilities.

Loss from Operations

Our operating loss decreased from $45.5 million for the year ended December 31, 2015 to $32.4 million for the year ended December 31, 2016. The decrease is mainly due to lower impairment charges in the amount of $19.1 million and lower direct costs of revenue in the amount of $7.6 million, partially offset by the $13.1 million reduction in net revenues for the year.

Other (Expense) Income, net

Other expense, net, of $1.0 million for the year ended December 31, 2016 primarily consists of $5.4 million in non-cash gains on the change in fair value of derivative financial instruments related to convertible notes and warrants, which was more than offset by $6.3 million of interest expense, which includes interest charges of $1.3 million related to a $5 million prepaid forward purchase contract, $0.8 million related to our capital lease obligations (see “Liquidity and Capital Resources”) and $3.0 million of non-cash interest expense related to the accretion of debt discounts. Other income, net of $0.5 million for the year ended December 31, 2015 includes a gain on the change in fair value of derivative instruments of $2.9 million and a gain on a legal settlement in the amount of $0.3 million, largely offset by interest expense in the amount of $2.7 million.

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Income tax benefit

During the year ended December 31, 2015, we recorded an income tax benefit in the amount of $9.0 million, with no comparable amount in 2016.

Net loss

Our net loss for the year ended December 31, 2016 was $32.6 million, as compared to $36.0 million for the same period of a year ago. The change is primarily due to the $13.1 million decrease in operating loss in 2016, largely offset by the $9.0 million income tax benefit recognized in 2015.

The following table presents key financial and operating metrics for our Clinical Laboratory Operations segment:

	Year Ended December 31,
Clinical Laboratory Operations	2016	2015	Change	%

Net revenues	$3,716,662	$17,501,189	$(13,784,527)	-78.8%
Operating expenses:
Direct costs of revenue	1,185,301	9,013,011	(7,827,710)	-86.8%
Bad debt expense	3,411,523	–
General and administrative expenses	9,610,137	14,730,892	(5,120,755)	-34.8%
Sales and marketing expenses	1,749,499	3,748,891	(1,999,392)	-53.3%
Impairment charges	788,285	5,027,860	(4,239,575)	NM
Depreciation and amortization	2,485,207	2,178,423	306,784	14.1%

(Loss) income from operations	$(15,513,290)	$(17,197,888)	$5,096,121	-29.6%

Key Operating Measures - Revenues:
Insured tests performed	230,647	1,236,640	(1,005,993)	-81.3%
Net revenue per insured test	$16.11	$14.15	$1.96	13.9%
Revenue recognition percent of gross billings	11.0%	13.0%	-2.0%

Key Operating Measures - Direct Costs:
Total samples processed	30,456	76,819	(46,363)	-60.4%
Direct costs per sample	$38.92	$117.33	$(78.41)	-66.8%

The reduction in insured tests performed in 2016, negatively impacted our revenues by $14.2 million, while the increase in net revenue per insured test positively impacted our revenues by $0.5 million. The decrease in direct costs per sample resulted in a $2.4 million reduction in direct costs of revenue, while the decrease in the number of samples processed resulted in a $5.4 million reduction in direct costs of revenue.

The decrease in general and administrative expenses is due to allocations of corporate overhead in the first half of 2015, with no comparable amount in 2016.

The following table presents key financial metrics for our Supportive Software Solutions segment:

	Year Ended December 31,
Supportive Software Solutions	2016	2015	Change	%

External revenues	$834,158	$805,899	$28,259	3.5%
Intersegment revenues	1,254,338	2,096,768	(842,430)	-40.2%
Total net revenues	2,088,496	2,902,667	(814,171)	-28.0%
Operating expenses:
Direct costs of revenue	293,134	309,334	(16,200)	NM
General and administrative expenses	5,483,497	6,882,920	(1,399,423)	-20.3%
Bad debt	219,062	99,754	119,308	NM
Impairment charges	–	2,742,934	(2,742,934)	-100.0%
Depreciation and amortization	651,872	678,201	(26,329)	-3.9%

Loss from operations	$(4,559,069)	$(7,810,476)	$3,251,407	-41.6%

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The decrease in net revenues from 2016 is due to a reduction in the amounts charged by our Supportive Software Solutions group to our Clinical Laboratory Operations group for services provided. The decrease in general and administrative expenses is primarily due to a reduction of contracted labor related to our software development activities.

The following table presents key financial metrics for our Decision Support and Informatics Operations segment:

	Year Ended December 31,
Decision Support and Informatics Operations	2016	2015	Change	%

Net revenues	$694,291	$85,950	$608,341	NM
Operating expenses:
Direct costs of revenue	25,948	17,299	8,649	NM
General and administrative expenses	921,193	281,190	640,003	NM
Sales and marketing expenses	696,882	14,912	681,970	NM
Engineering expenses	2,074,463	415,482	1,658,981	NM
Impairment of goodwill and intangible assets	–	12,372,526	(12,372,526)	NM
Depreciation and amortization	41,462	8,006	33,456	NM

Loss from operations	$(3,065,657)	$(13,023,465)	$9,957,808	NM

The results above reflect a full year of operations for this business segment, which the Company began consolidating on November 2, 2015, the date of the Merger.

The following table presents key financial metrics for our Corporate group:

	Year Ended December 31,
Corporate	2016	2015	Change	%

Operating expenses:
General and administrative expenses	$8,936,493	$7,482,927	$1,453,566	19.4%
Direct costs of revenue	190,850	–	190,850	NM
Sales and marketing expenses	9,168	–	9,168	NM
Impairment charge	250,000	–	250,000	NM
Depreciation and amortization	(131,639)	5,424	(137,063)	NM

Loss from operations	$(9,254,872)	$(7,488,351)	$(1,766,521)	23.6%

The increase in general and administrative expenses is mainly due to the allocation of corporate overhead expenses to other business segments in the first half of 2015, partially offset by a decrease in stock-based compensation.

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LIQUIDITY AND CAPITAL RESOURCES

The Company had historically utilized cash generated from operations and various credit facilities to fund working capital needs, acquisitions and capital expenditures. Since the consummation of the Merger on November 2, 2015, we have financed our operations primarily from the sale of our equity securities, short-term advances from related parties and the proceeds we received from pledging certain of our accounts receivable as discussed below. Future cash needs for working capital, capital expenditures and potential acquisitions will require management to seek additional equity or obtain additional credit facilities. The sale of additional equity will result in additional dilution to the Company's stockholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies.

At December 31, 2016, we had cash on hand of approximately $78,000, a working capital deficit of $16.3 million and a stockholders’ deficit of $14.9 million. In addition, we incurred a net loss of $32.6 million during the year ended December 31, 2016. As of the date of this prospectus, our cash position is critically deficient and payments critical to our ability to operate are not being made in the ordinary course. Our fixed operating expenses, including payroll, rent, capital lease payments and other fixed expenses, including the costs required to reopen Big South Fork Medical Center, are approximately $2.1 million per month. Our failure to raise additional capital in the coming weeks will have a material adverse effect on our ability to operate our business. In addition, we will be required to raise additional capital in order to fund our operations for the next twelve months. There can be no assurances that we will be able to raise the necessary capital on terms that are acceptable to us, or at all. If we are unable to secure the necessary funding as and when required, it will have a material adverse effect on our business and we may be required to downsize, further reduce our workforce, sell some of our assets or possibly curtail or even cease operations, raising substantial doubt about our ability to continue as a going concern.

From time to time during the year ended December 31, 2016, we received short term advances from Christopher Diamantis, a member of our Board of Directors, in the amount of $5.7 million to assist us with our working capital requirements. All of these advances were repaid during 2016 with the proceeds we received from the various debt and equity issuances discussed below. In January and February of 2017, we received additional advances from Mr. Diamantis in the amount of $3.3 million. On March 7, 2017 we issued a promissory note to Mr. Diamantis in the amount of $3.8 million (the “2017 Diamantis Note”) in connection with the advances we received in 2017, plus accrued and unpaid interest reflecting the advances we received in both fiscal 2016 and 2017, in the amount of $0.5 million.

On February 2, 2017, we issued $1.59 million of convertible debentures (the “February Debentures”) and received net proceeds of $1.5 million.

On March 21, 2017, we issued $10.85 million aggregate principal amount of Senior Secured Original Issue Discount Convertible Debentures due two years from the date of issuance (the “Convertible Debentures”) and three series of warrants to purchase shares of the Company’s common stock to several accredited investors. We received net proceeds from this transaction in the approximate amount of $8.4 million. We used $3.8 million of the net proceeds to repay the 2017 Diamantis Note and $0.75 million of the net proceeds to make a partial repayment on the TCA Debenture (as defined below). The remainder of the net proceeds are being used for general corporate purposes. In conjunction with the issuance of the Convertible Debentures, the holder of the February Debentures exchanged these debentures for $2.5 million of new debentures (the “Exchange Debentures” and, collectively with the Convertible Debentures, the “Debentures”) on the same terms as, and pari passu with, the Convertible Debentures and warrants. Additionally, the holders of an aggregate of $2.2 million stated value of the Company’s Series H Convertible Preferred Stock (the “Series H Preferred Stock”) exchanged such preferred stock into $2.7 million principal amount of Exchange Debentures and warrants. All of the Debentures contain a 24% original issue discount.

The Debentures are convertible into shares of the Company’s common stock at an initial conversion price equal of $1.66 per share, subject to adjustment as more fully described in the Debentures. The Debentures will begin to amortize monthly commencing on the 90th day following the closing date, except for the Exchange Debentures related to the Series H Preferred Stock, which began to amortize monthly on the closing date. On each monthly amortization date, the Company may elect to repay 5% of the original principal amount of Debentures in cash or, in lieu thereof, the conversion price of such Debentures will thereafter be 85% of the volume weighted average price at the time of conversion. In the event the Company does not elect to pay such amortization amounts in cash, each investor, in their sole discretion, may increase the conversion amount subject to the alternative conversion price by up to four times the amortization amount. The conversion price is subject to “full ratchet” and other customary anti-dilution protections as more fully described in the Debentures. The Debentures are secured by all of our assets and are guaranteed by all of our subsidiaries.

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We are obligated to file a registration statement registering for resale the shares underlying $3,578,293 aggregate principal amount of Debentures, and to use our best efforts to cause the registration statement to be declared effective within 45 days of filing, or 75 days if the registration statement is reviewed. Additionally, we are required to seek shareholder approval to issue in excess of 20% of the Company’s issued and outstanding shares of common stock.

On March 31, 2016, we entered into an agreement to pledge certain of our accounts receivable as collateral against a prepaid forward purchase contract. The receivables had an estimated collectable value of $8.7 million which had been adjusted down to approximately $4.3 million and nil on our balance sheet as of March 31, 2016 and December 31, 2016, respectively. The consideration received was $5.0 million. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $0.5 million, (ii) all payments recovered from the accounts receivable up to $5.25 million, if paid in full within six months, or $5.5 million, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). As of March 31, 2017, we had not collected any amounts due on these receivables, and $6.0 million is currently due to the counterparty. We currently do not have the financial resources to satisfy this obligation. Mr. Diamantis has guaranteed the Company's payment obligation under this agreement.

On November 3, 2016, we received a Notice of Default from TCA Global Credit Master Fund, LP (“TCA”), the holder of a secured convertible debenture with an outstanding principal amount of $3.0 million (the “TCA Debenture”), related to our failure to pay the monthly principal and interest payments required under the TCA Debenture. Prior to our issuance of the Convertible Debentures on March 21, 2017, we had not made the last six required payments under the TCA Debenture, other than a $0.4 million payment we made in February of 2017. In conjunction with the issuance of the Convertible Debentures on March 21, 2017, we entered into a letter agreement with TCA, which (i) waives any non-payment default through March 21, 2017; (ii) provides for the $0.75 million payment discussed above; (iii) sets forth a revised repayment schedule whereby the remaining principal plus interest aggregating to approximately $2.6 million is repaid in various monthly installments from April of 2017 through September of 2017; and (iv) provides for payment of an additional service fee in the amount of $150,000. In addition, TCA entered into an intercreditor agreement with the purchasers of the Debentures which sets forth rights, preferences and priorities with respect to the security interests in our assets.

In December of 2016, TCS-Florida, L.P. (“Tetra”), filed suit against us for our failure to make the required payments under an equipment leasing contract that we had with Tetra. On January 3, 2017, Tetra received a Default Judgment against us in the amount of $2.6 million, representing the balance owed on the leases, as well as additional interest, penalties and fees. In January and February of 2017, we made payments to Tetra in connection with this judgment aggregating to $0.7 million, and on February 15, 2017 we entered into a forbearance agreement with Tetra whereby the remaining $1.9 million due would be paid in 24 equal monthly installments of $77,400 commencing on May 1, 2017.

In December of 2016, DeLage Landen Financial Services, Inc. (“DeLage”), filed suit against us for failure to make the required payments under an equipment leasing contract that we had with DeLage. On January 24, 2017, DeLage received a default judgment against us in the approximate amount of $1.0 million, representing the balance owed on the lease, as well as additional interest, penalties and fees. On February 8, 2017, a Stay of Execution was filed and under its terms the balance due is to be paid in variable monthly installments commencing in February of 2017 through January of 2019, with an implicit interest rate of 4.97%.

On December 20, 2016, we completed a public offering whereby the Company issued 12,350 shares of Series H Preferred Stock and received net proceeds of $11.8 million, net of offering costs of $0.5 million. The Series H Preferred Stock has a stated value of $1,000 per share and is convertible into shares of the Company’s common stock at a conversion price of $2.70 per share. A total of $8.3 million of the net proceeds received from this offering was used to redeem 8,346 shares of our Series G Preferred Stock.

On December 7, 2016, the holders of the Tegal Notes (see note 7 to the consolidated financial statements incorporated by reference in this prospectus) filed suit against the Company seeking payment for the amounts due under the notes in the aggregate of $0.4 million, including accrued interest. A request for entry of default judgment was filed on January 24, 2017. The Company has attempted to work out a payment arrangement with the plaintiffs, but to date has not been able to consummate such an arrangement.

In September of 2016, we received $0.4 million from the sale of convertible notes and warrants. On March 13, 2017, these securities were exchanged for 400,000 shares of our common stock.

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Also in September of 2016, we were issued warrants from the Florida Department of Revenue (the “DOR”) for unpaid taxes related to the Company’s 2014 state income tax return in the amount of $0.9 million, including interest and penalties. On January 25, 2017, the Company paid the DOR $250,000 as partial payment on this liability, and in February 2017 the Company entered into a Stipulation Agreement with the DOR which requires monthly payments of $35,000 from March 2017 through January of 2018 and a final payment of approximately $0.3 million in February 2018. Under certain circumstances, the Company may be permitted to spread the final $0.3 million payment over an additional 12 months subsequent to January 2018. If at any time during the Stipulation period the Company fails to timely file any required tax returns with the DOR or does not meet the payment obligations under the Stipulation Agreement, the entire amount due will be accelerated.

On July 19, 2016, we closed a public offering of our equity securities whereby we issued 19,115,000 shares of our common stock and warrants to purchase an additional 19,115,000 shares of our common stock and received net proceeds of approximately $7.5 million. In conjunction with this offering, we also issued an additional 303,633 warrants to cover over-allotments. The proceeds were used for working capital and general corporate purposes, continued development of new diagnostics processes and methodologies, continued development, roll out and implementation of EHR and Revenue Cycle Management services, acquisitions and expansion of our business and for the repayment of certain related party notes and advances, including the outstanding balance on a related party note in the amount of $750,000, and $2.7 million that was owed to Mr. Diamantis.

The following table presents our capital resources as of December 31, 2016 and December 31, 2015:

	December 31,	December 31,
	2016	2015	Change

Cash	$77,979	$8,833,230	$(8,755,251)
Working capital	(16,344,128)	4,218,687	(20,562,815)
Total debt, excluding discounts and derivative liabilities	9,110,112	8,541,612	568,500
Capital lease obligations	3,570,174	3,717,879	(147,705)
Stockholders' deficit	$(14,885,896)	$(1,193,799)	$(13,692,097)

The following table presents the major sources and uses of cash for years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Cash used in operations	$(19,863,680)	$(12,561,861)
Cash provided by investing activities	63,272	4,281,470
Cash provided by financing activities	11,045,157	14,707,375
Net change in cash	(8,755,251)	6,426,984
Cash and cash equivalents, beginning of year	8,833,230	2,406,246
Cash and cash equivalents, end of year	$77,979	$8,833,230

The components of cash used in operations for the years ended December 31, 2016 and 2015 is presented in the following table:

	Year Ended December 31,
	2016	2015

Net loss	$(32,613,687)	$(35,962,506)
Non-cash adjustments to income	7,234,351	24,983,401
Accounts receivable	3,051,218	9,138,123
Accounts payable and accrued expenses	203,203	1,130,992
Other	2,261,235	(11,851,871)
Cash used in operations	$(19,863,680)	$(12,561,861)

The decrease in cash used in investing activities is primarily due to the completion of the build out of our Riviera Beach, Florida laboratory in 2015.

During the year ended December 31, 2016, we received proceeds from the issuance of equity securities of $19.3 million, partially offset by the redemption of preferred stock in the amount of $8.3 million, received proceeds from the issuance of non-related party debt in the amount of $5.4 million, made net repayments of related party debt in the amount of $4.4 million and made payments on capital leases of $0.9 million. During the year ended December 31, 2015, we received proceeds from the issuance of equity securities of $8.8 million and proceeds from the issuance of third party and related party debt in the amount of $8.6 million, made payments on notes payable and capital leases of $1.2 million and $1.1 million, respectively, and paid dividends on Medytox preferred stock in the amount of $0.4 million.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information with respect to persons who are currently serving as directors and executive officers of the Company.

Name	Age	Positions
Seamus Lagan	47	President, Chief Executive Officer and Interim Chief Financial Officer and Director
Dr. Kamran Ajami	58	Director
Christopher E. Diamantis	48	Director
Michael L. Goldberg	66	Director
Trevor Langley	55	Director

All directors of the Company serve one year terms and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Executive Officers’ and Directors’ Biographies

Seamus Lagan was appointed Chief Executive Officer and President and a director of the Company on November 2, 2015 and as Chief Executive Officer and a director of Medytox Solutions, Inc., a wholly-owned subsidiary of the Company (“Medytox”), effective September 15, 2014. Mr. Lagan was appointed Interim Chief Financial Officer of the Company upon the resignation of Jason Adams effective September 30, 2016. Mr. Lagan has been, either individually or through Alcimede LLC, a consultant to Medytox since May 2011. Mr. Lagan has been a director of Alcimede since its formation in 2007. Alcimede is a privately-held, Delaware limited liability company which provides various consulting services, including management, organization, and financial consulting services. Mr. Lagan also currently serves, through Alcimede, as chief executive officer of the following subsidiaries of the Company: Medytox Diagnostics, Inc. (since February 2012), and Health Technology Solutions, Inc. (since June 2011) and as president of Medical Billing Choices, Inc. (since July 2013). From September 2008 through May 2011, Mr. Lagan was a private investor. In 2008, TecEnergy UK Limited (“TEC”), a waste management and alternative energy company in England and Wales, of which Mr. Lagan served as a director, was placed into administration to protect it from bankruptcy. The relevant taxing authorities in the United Kingdom alleged that the directors reduced the debt of TEC to its creditors at the expense of tax liabilities to the taxing authorities. There were no other allegations of wrongdoing, but based on such allegations, the taxing authorities sought to have each of the directors of TEC banned from acting as a director in the United Kingdom for a three-year period. At the time of such action, Mr. Lagan had significant health issues and did not defend himself. As a result, Mr. Lagan was banned in his absence from acting as a director of a United Kingdom company from October 8, 2010 until October 2015 (In the Matter of TecEnergy UK Limited and in the Matter of the Company Directors Disqualifications Act of 1986 between the Secretary of State for Business, Innovation and Skills and Seamus Lagan (Norwich County Court, from 2014 to 2015, UK, Claim No. 0NR00656)). Mr. Lagan graduated from Ballymena Technical College in Ireland in 1989.

Dr. Kamran Ajami has been a director of the Company since April 9, 2017. He is a pathologist and, since February 2011, has been the Medical Director of the laboratories at West Side Regional Medical Center and Plantation General Hospital. Since 1997, he has also been Owner and Chief Executive Officer of American Cytopathology Associates, PA, which supplies medical directors for laboratories.

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Christopher E. Diamantis has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from April 24, 2013 to November 2, 2015. Mr. Diamantis has served, since 1999, as Chairman and Chief Executive Officer of Integrated Financial Settlements, Inc., a structured settlement consulting firm in Tallahassee, Florida. He has also been, since April 2000, a director and managing partner of The Gabor Agency, Inc., a 65-year old Florida-based company specializing in investment and insurance planning for public employees and universities. In addition, since 2007, Mr. Diamantis has been a director and partner in Counsel Financial Services, Inc., a specialty financial firm catering to the needs of the legal community and the largest non-bank lender to law firms in the United States. He is a past member of the Board of Governors of the Florida State University College of Business and past president of the National Structured Settlements Trade Association.

Michael L. Goldberg has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from August 6, 2015 to November 2, 2015. Mr. Goldberg has been, through Monarch Capital LLC, a consultant of Medytox since August 2015. Mr. Goldberg has been the Managing Director of Monarch Capital LLC since April, 2006. Monarch is a corporate consulting company primarily servicing small to mid-sized public and private companies. As such, he served in a corporate restructuring capacity as a Director, Acting Chief Executive Officer and President of IDO Security, Inc., from July 2006, until May 2013. Mr. Goldberg served as a Director and Chief Executive Officer of Rx Medical Services Corp. (“RXM”), an American Stock Exchange listed company, a position he held from May 1991 through June 2006. RXM was a medical company, which at one time managed and owned rural hospitals, clinical laboratories and MRI/CT centers across the United States. While there he was responsible for in excess of 25 acquisitions across the country. Mr. Goldberg has been involved as a consultant to a number of private and public companies in varying industries, assisting in their formation and capital structures. Mr. Goldberg began his career as an Asper Fellow in the US Attorney’s office in 1974 with the Criminal division of the Department of Justice in Washington, D.C. (Watergate prosecution team) before becoming an Assistant District Attorney in Philadelphia where he rose to the major trial and then homicide division. Mr. Goldberg was also a litigator in Philadelphia where he maintained a private practice before he transitioned into a career in corporate restructuring. Mr. Goldberg has served as a Director of both private and publicly traded companies and has served on audit and compensation committees.

Trevor Langley has been a director of the Company since April 9, 2017. Since 2006, he has been the Owner and Managing Partner of Avanti Capital Group LLC/Avanti Partners, LLC (“Avanti”). Avanti assists micro, small and mid-cap publicly traded companies and those looking to become public by leveraging traditional and new communication technologies, with a specialization in healthcare and alternative-energy markets. Avanti also provides comprehensive consulting services.

On December 21, 2016, the Company filed a Current Report on Form 8-K to report that one of the Company’s independent directors, Benjamin Frank, passed away on December 18, 2016. On January 11, 2017, the Company was notified by Nasdaq that the Company no longer complies with Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605 (the "Rule"), which requires the audit committee of the Company’s board of directors to have at least three members, each of whom must be independent directors as defined under the Rule. In accordance with Nasdaq Rule 5605(c)(4), the Company has a cure period in order to regain compliance. The Company has until the earlier of its next annual stockholders’ meeting or December 18, 2017 to regain compliance; or, if the Company’s next annual stockholders’ meeting is held before June 16, 2017, then the Company must evidence compliance no later than June 16, 2017. If the Company does not regain compliance by the foregoing applicable dates, then Nasdaq will provide written notification to the Company that its securities will be delisted. The Company expects that it will appoint a replacement for Mr. Frank and regain compliance with the Rule within the required timeframe.

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Family Relationships amongst Directors and Executive Officers

There are no family relationships between the executive officers and directors.

Board Committees

The board of directors has an audit committee, a compensation committee and a nominating/corporate governance committee. Each of these committees operates under a charter that has been previously approved by the CollabRx board of directors and will have the composition and responsibilities described below. The board of directors from time to time may establish other committees to facilitate the management of the Company and may change the composition and the responsibilities of the existing committees.

The table below summarizes the membership of each of the three standing board committees of the Company after the merger.

Director	Audit	Compensation	Nominating/ Corporate Governance
Seamus Lagan
Dr. Kamran Ajami	X	X	Chairman
Christopher E. Diamantis
Michael L. Goldberg
Trevor Langley	Chairman	Chairman	X

Audit Committee

The purpose of the audit committee of the Company is to review the Company’s audited financial statements with management, review the performance of the Company’s independent registered public accountants, approve audit fees and fees for the preparation of the Company’s tax returns, review the Company’s accounting policies and internal control procedures and consider and appoint the Company’s independent registered public accountants. The audit committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The audit committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The audit committee of the Company consists of Trevor Langley and Dr. Kamran Ajami. Each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Listing Rules of The NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Listing Rules of The NASDAQ Stock Market. In addition, the board of directors of the Company has determined that Mr. Lee qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Stock Market.

Compensation Committee

The purpose of the compensation committee of the Company is to assist the board of directors of the Company in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the Company’s compensation strategy, policies and plans. The compensation committee of the Company administers the equity plans of the Company. The compensation committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The compensation committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The compensation committee of the Company consists of Trevor Langley and Dr. Kamran Ajami.

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Nominating/Corporate Governance Committee

The purpose of the nominating/corporate governance committee of the Company is to oversee all aspects relating to corporate governance, including acting as an independent committee evaluating transactions between the Company and directors and officers. The nominating/corporate governance committee also assists the board of directors by identifying individuals qualified to become board members, recommending for selection by the board of directors the director nominees to stand for election at the next annual meeting of the Company’s stockholders and recommending to the board director nominees for each committee of the board.

When reviewing related party transactions, the nominating/corporate governance committee considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefits, or lack thereof, to the Company;

•	opportunity costs of alternate transactions; and

•	the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person.

The nominating/corporate governance committee will only approve or ratify a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and stockholders. No related party transactions will be consummated without the approval or ratification of the nominating/corporate governance committee and the disinterested members of the Company board of directors. Any directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest.

The nominating/corporate governance committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The nominating/corporate governance committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The nominating/corporate governance committee of the Company consists of Dr. Kamran Ajami and Trevor Langley.

Risk Management

The board of directors as a whole monitors and considers policies to manage risk as part of its regular activities. The committees of the board focus on and manage specific forms of risk and report their activities to the board of directors. The audit committee is primarily responsible for the identification and review of financial risk. The compensation committee works to minimize risks associated with the executive compensation plans and stock benefit plans that it establishes. The nominating/corporate governance committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply.

Director Independence

The board of directors has affirmatively determined that each of Dr. Kamran Ajami and Trevor Langley is an “independent director” as defined under the Listing Rules of The NASDAQ Stock Market. The Listing Rules of The NASDAQ Stock Market provide a list of disqualifying criteria for the independence determination. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or interim chief executive officer, would not be considered independent. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment.

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EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual that served as our principal executive officer during the fiscal year ended December 31, 2015; (ii) the Company’s two most highly compensated executive officers other than the principal executive officer at the conclusion of the fiscal year ended December 31, 2015 and (iii) the Company’s two most highly compensated executive officers other than the principal executive officer but for the fact that these persons were not serving as executive officers at the conclusion of the fiscal year ended December 31, 2015 (collectively, the Named Executive Officers).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year		Salary	Bonus	Stock Awards (7)	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (8)	Total

Seamus Lagan
President, CEO, Interim	2015	(1)	$–	$–	$–	$–	$–	$–	$371,375	$371,375
CFO and Director	2014		$–	$–	$–	$–	$–	$–	$144,375	$144,375

Thomas R. Mika
Former Chairman,	2015	(2)	$321,923	$150,000	$–	$–	$–	$–	$1,179	$473,102
President, CEO and Acting Chief	2014		$287,419	$–	$230,500	$–	$–	$–	$10,560	$528,479
Financial Officer

Jason P. Adams
Former Chief Financial Officer	2015	(3)	$70,833	$10,000	$–	$–	$–	$–	$1,031	$81,864

Samuel R. Mitchell, Jr.
Former Chief	2015	(4)	$204,343	$20,521	$–	$–	$–	$–	$13,323	$238,187
Operating Officer

Clifford Baron, Ph.D.
Former Vice President	2015	(5)	$207,692	$15,000	$–	$–	$–	$–	$–	$222,692
and Chief Operating	2014		$163,846	$–	$24,950	$–	$–	$–	$5,527	$194,323
Officer

George Lundberg, M.D.
Former Editor in Chief	2015	(6)	$155,769	$–	$–	$–	$–	$–	$–	$155,769
and Chief Medical	2014		$150,000	$–	$8,485	$–	$–	$–	$4,500	$162,985
Officer

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(1)	Mr. Lagan was appointed Medytox’s President and Chief Executive Officer on September 15, 2014 and the Company’s President and Chief Executive Officer on November 2, 2015. He was appointed Interim Chief Financial Officer of the Company upon the resignation of Jason Adams effective September 30, 2016. The compensation information presented includes the period from September 15, 2014 to December 31, 2015.
(2)	Effective November 2, 2015, Mr. Mika ceased being the Company’s Chief Executive Officer. The compensation information presented for the fiscal year ended December 31, 2015 includes all compensation for the full year as Mr. Mika remained as the Company’s Chairman until November 3, 2016.
(3)	Mr. Adams became Medytox’s Chief Financial Officer on September 12, 2015 and the Company’s Chief Financial Officer on November 2, 2015. Mr. Adams resigned as Chief Financial Officer of the Company effective September 30, 2016. The Company paid Mr. Adams a one-time relocation bonus of $10,000 in September 2015. The compensation information presented for the fiscal year ended December 31, 2015 includes the period from September 12, 2015 through December 31, 2015.
(4)	Mr. Mitchell was appointed Medytox’s Chief Operating Officer on February 4, 2015 and the Company’s Chief Operating Officer on November 2, 2015. On January 11, 2016, Mr. Mitchell ceased being the Company’s Chief Operating Officer. The compensation information presented for the fiscal year ended December 31, 2015 includes the period of February 4, 2015 through December 31, 2015.
(5)	Dr. Baron was appointed the Company’s Vice President and Chief Operating Officer on March 5, 2014 and ceased occupying that position on November 2, 2015. The compensation information presented includes the period from March 5, 2014 through November 2, 2015.
(6)	Dr. Lundberg was appointed the Company’s Chief Medical Officer on September 4, 2013 and ceased occupying that position on November 2, 2015. The compensation information presented for the year ended December 31, 2015 includes the period from January 1, 2015 to November 2, 2015.
(7)	This column reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. In determining the grant date fair value, the Company used the closing price of the Company’s common stock on the grant date.
(8)	All other compensation for the year ended December 31, 2015 includes (1) for Mr. Lagan, consulting fees of $359,375 and automobile allowance of $12,000 described below, (2) for Mr. Mika, premiums on excess group term life insurance, (3) for Messrs. Adams and Mitchell, health insurance premiums paid by the Company, and (4) for Drs. Baron and Lundberg, 401(k) matching funds paid by the Company. All other compensation for the year ended December 31, 2014 includes (1) for Mr. Lagan, consulting fees of $144,875 which includes a bonus of $35,000 paid under the consulting agreement with Alcimede LLC, and (2) for Mr. Mika and Drs. Baron and Lundberg, 401(k) matching funds paid by the Company.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information regarding outstanding equity awards held by the named executive officers at December 31, 2015 (without adjustment for the Reverse Stock Split that was effective on February 22, 2017):

	Option Awards						Stock Awards
Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable		Equity Incentive Plan Awards: Number of shares underlying unexercised unearned options	Option exercise price $	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $

Seamus Lagan	–	–		–	–	–	–	$–	–	$–

Thomas R. Mika	327	–		–	$230.00	11/15/2016	–	$–	–	$–
	2,073	–		–	$210.00	12/18/2017	–	$–	–	$–
	4,369	–		–	$117.00	11/5/2018	–	$–	–	$–

Jason P. Adams	–	–		–	–	–	–	$–	–	$–

Samuel R. Mitchell, Jr.	–	–		–	–	–	–	$–	–	$–

Clifford Baron, Ph. D.	4,000	–		–	$32.20	03/05/2024	–	$–	–	$–
	1,000	–		–	$7.50	12/08/2024	–	$–	–	$–
	1,500	–		–	$19.90	07/03/2024	–	$–	–	$–
	–	145,000	(1)	–	$4.80	11/02/2025	–	$–	–	$–

George Lundberg, M.D.	1,500	–		–	$39.40	07/12/2022	–	$–	–	$–
	500	–		–	$7.50	12/08/2024	–	$–	–	$–
	450	–		–	$19.90	07/03/2024	–	$–	–	$–
	–	60,000	(1)	–	$4.80	11/02/2025	–	$–	–	$–

 ________________________

(1)	These options were granted on November 2, 2015. The options vest with respect to fifty percent (50%) of the total number of shares on the six-month anniversary of the date of grant, and the remaining fifty percent (50%) of the total number of shares on the twelve-month anniversary, subject to the person’s continued status as an employee on each applicable vesting date, such that all shares shall be fully vested on the first anniversary of the date of grant of the option.

Agreements with Named Executive Officers

Seamus Lagan

Medytox and Seamus Lagan entered into a non-exclusive Consulting Agreement on May 25, 2011. Under the agreement, Mr. Lagan rendered management consulting and business advisory services and advised on marketing strategies. Medytox paid Mr. Lagan $15,000 per month. In connection with the consulting agreement, Mr. Lagan received approximately $65,000 in cash and was issued 1,300,000 shares of common stock of Medytox with a value of $13,000. This agreement was in effect through October 3, 2011, when it was replaced by a consulting agreement between Medytox and Alcimede LLC, which is controlled by Mr. Lagan. Under this new agreement, Alcimede agreed to assist Medytox by providing management as may be required by Medytox, assisting with Medytox‘s capital structure and funding, completing acquisitions and funding, and structuring and securing financing. The term of the Alcimede agreement was from October 3, 2011 to December 31, 2013, with automatic renewals for an additional year unless one party delivered notice of nonrenewal. Medytox agreed to pay Alcimede a retainer of $20,000 a month and issued Alcimede options to purchase 200,000 shares of common stock of Medytox, exercisable at $3.00 per share through January 1, 2014, and an additional 200,000 shares of common stock of Medytox exercisable at $6.00 per share through January 1, 2015. Medytox also reimbursed Alcimede’s expenses.

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Medytox and Alcimede entered into a revised Consulting Agreement as of October 1, 2012. This agreement replaced and superseded the prior Alcimede consulting agreement. This new agreement originally was for three years, and is now subject to annual renewals thereafter, unless either party gives notice of non-renewal. The retainer remained at $20,000 a month and Medytox continues to reimburse Alcimede for its expenses. The parties agreed to cancel the options issued pursuant to the prior agreement. Under the new agreement, Alcimede was issued 4,500,000 shares of common stock of Medytox and 1,000 shares of Series B Preferred Stock of Medytox. In addition, Alcimede received options to purchase (i) 1,000,000 shares of common stock of Medytox exercisable at $2.50 per share through December 31, 2017, (ii) 1,000,000 shares of common stock of Medytox exercisable at $5.00 per share through December 31, 2017 and (iii) 1,000,000 shares of common stock of Medytox exercisable at $10.00 a share through December 31, 2022. On June 29, 2015, Alcimede exercised the option to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $2.50 per share (See “Certain Relationships and Related Party Transactions” below for additional information). The parties agreed to cancel the remaining options to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $5.00 per share and 1,000,000 shares of common stock at an exercise price of $10.00 per share in connection with the Merger on November 2, 2015. The share amounts and exercise prices in this paragraph are on a pre-split and pre-Merger basis.

Effective September 11, 2014 and in conjunction with the appointment of Mr. Lagan as our Chief Executive Officer, such consulting agreement with Alcimede was amended to provide for a monthly retainer of $31,250, and we agreed to provide Mr. Lagan with an automobile.

Thomas R. Mika

The Company previously entered into an at-will employment agreement with Mr. Mika, which was amended and restated as of February 12, 2013. The employment agreement had an initial term of two years and was subject to annual automatic one-year extensions unless either party provided prior notice of its intention not to renew. Under the agreement, Mr. Mika’s annual base salary was initially set at $284,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provided for an annual target bonus equal to 50% of Mr. Mika’s annual base salary payable upon achievement of targets and other objectives set by the Board and for annual long-term incentive awards with a fair market value on the date of grant equal to 100% of Mr. Mika’s annual base salary. Effective December 1, 2014, Mr. Mika’s salary was increased to $310,000 annually.

In connection with the Merger of the Company with Medytox, Mr. Mika agreed to enter into a new employment agreement with CollabRx, Inc., a newly-formed subsidiary of the Company upon the effectiveness of the Merger. Mr. Mika also agreed that the Merger would not constitute a change of control or constitute or give rise to good reason under his prior employment agreement. As a result, on November 2, 2015, CollabRx entered into an at-will employment agreement for Mr. Mika to serve as President and Chief Executive Officer of CollabRx. The employment agreement had an initial term of one year and was subject to annual one-year extensions unless either party provided prior written notice of its intention not to renew. Mr. Mika’s annual base salary was set at $310,000, subject to review and potential increase in accordance with Company policy.

The employment agreement provided that in the event Mr. Mika’s employment was terminated by the Company other than for cause (as defined in the employment agreement) or if he resigned for “good reason,” died or becomes disabled, he would receive a payment equal to two times his then-prevailing base salary (or one times his then-prevailing salary if after the initial one-year term), plus $266,667 (if during the initial one-year term), plus 24 months of COBRA payments (or 12 months if after the initial one-year term), all payable in two equal lump sum payments, the first within 60 days following the date of separation and the second on the first anniversary of the date of separation. If Mr. Mika had any outstanding long-term incentive awards that were not fully vested and, if applicable, exercisable, the Company would cause them to be vested and exercisable immediately prior to the date of termination. Any notice of non-renewal of the term by the Company would constitute a termination of Mr. Mika without cause during a period after the initial one-year term. The employment agreement was not renewed by the Company beyond its initial one year term and, as a result, the employment agreement was terminated on November 2, 2016. Subject to the terms and conditions in the employment agreement, Mr. Mika is eligible to receive an amount equal to his base salary of $310,000 and 12 months of COBRA premiums for Mr. Mika.

Jason P. Adams

Medytox entered into a two-year employment agreement with Jason Adams effective September 9, 2015, pursuant to which he was compensated at the rate of $200,000 per year, and entitled to participate in any annual bonus plans that may be approved by the Board of Directors. In addition, Mr. Adams was entitled to receive 33,000 stock options under the Company’s option plan on December 31, 2015 and 100,000 stock options under the Company’s option plan on each December 31 thereafter under the Company’s option plan then in effect so long as Mr. Adams remained employed with the Company on December 31st of each calendar year during the term of the employment agreement. The Company and Mr. Adams agreed that he would leave the Company effective September 30, 2016 to pursue other interests. The Company and Mr. Adams entered into an Executive Transition and Separation Agreement and General Release (the “Transition Agreement”) effective October 6, 2016. Under the Transition Agreement, Mr. Adams agreed to assist in the transition of duties and to remain available as a consultant for a period of three months to ensure a complete transition. Mr. Adams was paid $8,000 per month during that three-month period. He also received a grant of 2,778 shares of the Company’s common stock under the 2007 Incentive Award Plan. Mr. Adams’ health insurance was continued through November 30, 2016, including payment of 100% of the premiums for family dependent coverage. In addition, Mr. Adams granted the Company a full and general release.

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Samuel R. Mitchell, Jr.

Medytox entered into a two-year employment agreement with Samuel R. Mitchell, Jr. effective February 4, 2015, pursuant to which he was compensated at the rate of $205,000 per year, and was entitled to participate in any annual bonus plans that may be approved by the Board of Directors. In addition, Mr. Mitchell was entitled to receive 100,000 stock options under the Company’s option plan then in effect so long as Mr. Mitchell remained employed by the Company on December 31st of each calendar year during the term of the employment agreement. Mr. Mitchell’s employment was terminated by the Company effective January 11, 2016.

Clifford Baron, Ph.D.

The Company entered into an at-will employment agreement with Dr. Baron on March 5, 2014. The employment agreement had an initial term of two years and was subject to annual automatic one-year extensions unless either party provided prior notice of its intention not to renew. Under the agreement, Dr. Baron’s annual base salary was initially set at $200,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provided that Dr. Baron was eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program adopted by the Company. This agreement was terminated in connection with the Merger with Medytox. Dr. Baron has entered into a new employment agreement with CollabRx, Inc. (“CollabRx”), a wholly-owned subsidiary of the Company.

George Lundberg, M.D.

The Company entered into an at-will employment agreement with Dr. Lundberg on July 12, 2012. Under the agreement, Dr. Lundberg’s annual base salary was initially set at $125,000 per year subject to review and potential increase in accordance with Company policy, taking into account that Dr. Lundberg serves the Company in a capacity which is less than a full-time employee. Dr. Lundberg was made an officer of the Company effective September 2, 2013, and as a result received an increase in his annual base salary to $150,000. This agreement was terminated in connection with the Merger with Medytox. Dr. Lundberg has entered into a new employment agreement with CollabRx.

Equity Compensation Plan Information

Medytox Solutions, Inc. 2013 Incentive Compensation Plan

On September 25, 2013, the Medytox board of directors approved and adopted the Medytox Solutions, Inc. 2013 Incentive Compensation Plan (the “Medytox Plan”). The Medytox Plan was approved by the holders of a majority of Medytox’s voting stock on November 22, 2013. The Medytox Plan provided for the grant of shares of common stock, options, performance shares, performance units, restricted stock, stock appreciation rights and other awards. As of the date of this prospectus, options to purchase shares of common stock and restricted shares of common stock have been granted to the Company’s employees and consultants under the Medytox Plan. As a result of the Merger, this plan was cancelled, however any grants issued prior to the cancellation remain in force, as adjusted pursuant to the terms of the Merger.

2007 Incentive Award Plan

In connection with the Merger, the stockholders of the Company approved an amendment to the Company’s 2007 Equity Participation Plan (the “2007 Equity Plan”) to increase the number of shares available for issuance under the 2007 Equity Plan to 50,000,000 shares, and to increase the maximum number of shares any one individual may receive in any calendar year from 100,000 shares to 7,500,000 shares. The amendment became effective with the consummation of the Merger.

Pursuant to the terms of the 2007 Equity Plan, [●] shares of common stock are currently available for grant. The 2007 Equity Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.  The option exercise price of all stock options granted pursuant to the 2007 Equity Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee’s death.  Awards granted under the 2007 Equity Plan are generally subject to vesting at the discretion of the Compensation Committee. As of December 31, 2016, 1,004,760 shares were available for issuance under the 2007 Equity Plan.

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Director Compensation

Non-employee directors receive an annual cash retainer of $40,000 and are granted stock options upon joining the Board of Directors. We do not pay employee directors for Board service in addition to their regular employee compensation. The Board has the primary responsibility for considering and determining the amount of director compensation. On March 23, 2016, the Board of Directors approved a change to its compensation, whereby, in addition to receiving $40,000 annually in cash, non-employee directors would receive 3,334 options to purchase the Company’s common stock on May 2, 2016, and each January 31 thereafter.

The following table shows amounts earned by each non-employee Director in the fiscal year ended December 31, 2015:

Director (1)	Fees earned or paid in cash	Stock Awards	Option Awards (3)	Non-equity Incentive Plan Compensation	All Other Compensation (2)	Total
Dr. Paul R. Billings	$32,000	$–	$–	$–	$–	$32,000
Christopher E. Diamantis	$6,668	$–	$–	$–	$–	$6,668
Benjamin Frank (4)	$6,668	$–	$–	$–	$–	$6,668
Michael L. Goldberg	$–	$–	$–	$–	$57,500	$57,500
Robert Lee	$–	$–	$–	$–	$–	$–
James Karis	$24,000	$–	$–	$–	$–	$24,000
James M. Krauss	$35,500	$–	$–	$–	$–	$35,500
Carl Muscari	$33,000	$–	$–	$–	$–	$33,000

__________

(1)	Messrs. Diamantis, Frank, Goldberg and Lee were appointed directors on November 2, 2015. Messrs. Karis, Krauss and Muscari resigned as directors on November 2, 2015. Mr. Lee and Dr. Billings resigned as directors on April 9, 2017.

(2)	All other compensation includes consulting fees. Medytox and Monarch Capital LLC, of which Mr. Goldberg is the Managing Director, entered into a consulting agreement on August 1, 2015. Under the agreement, Monarch Capital LLC renders management consulting and business advisory services and advises on strategic alternatives. Monarch Capital LLC is paid at the rate of $240,000 per year under the agreement.

(3)	As of December 31, 2015, the following derivative securities were held by our directors:

a.	Mr. Frank held 61,444 options to purchase our common stock at $6.11 per share expiring on April 19, 2017.
b.	Mr. Diamantis held 61,444 options to purchase our common stock at $6.11 per share expiring on April 19, 2017.
c.	Dr. Billings held 250 options to purchase our common stock at $10.50 per share expiring on September 25, 2024, 3,250 options to purchase our common stock at $7.50 per share expiring on December 8, 2024, 500 options to purchase our common stock at $19.90 per share expiring on July 3, 2024, and 1,000 options to purchase our common stock at $15.00 per share expiring on August 12, 2024.

(4)	Mr. Frank passed away on December 18, 2016.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Nominating/Corporate Governance Committee reviews related party transactions and only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Company’s policy with respect to transactions in which any of its directors or officers may have an interest, requires that such transaction (i) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (ii) be approved by the Nominating/Corporate Governance Committee and a majority of the uninterested, outside members of the board. It is the Company’s policy that directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest. All related party transactions in fiscal years 2013, 2014, 2015 and 2016 and up to the latest practicable date before the date of this prospectus were approved in accordance with the Company’s policy.

Alcimede LLC, of which the CEO of the Company is the sole manager, had advanced loans to the Company for the payment of certain operating expenses. The loans were non-interest bearing and were due on demand. Alcimede was paid $0.6 million and $0.4 million for consulting fees pursuant to a consulting agreement for the years ended December 31, 2016 and 2015, respectively. On February 3, 2015, the Company borrowed $3,000,000 from Alcimede. The note has an interest rate of 6% and was originally due on February 2, 2016. In February 2016, Alcimede agreed to extend the maturity date of the loan to February 2, 2017 and the maturity date has since been extended to August 2, 2017. On June 29, 2015, Alcimede exercised options granted in October 2012 to purchase one million shares of the Company’s common stock at an exercise price of $2.50 per share. The loan outstanding was reduced in satisfaction of the aggregate exercise price of $2,500,000. In August 2016, a portion of the remaining $500,000 balance was repaid by the Company through the issuance of shares of common stock, and the remaining balance on this loan as of December 31, 2016 was approximately $200,000. On February 27, 2015, the Company borrowed $30,000 from Alcimede. The loan was repaid on April 15, 2015.

Dr. Thomas Mendolia, the former Chief Executive Officer of the Company’s Laboratories and at the time a principal stockholder, was reimbursed $26,765 and $32,439 for certain operating expenses and asset purchases paid by Dr. Mendolia on the Company’s behalf in the years ended December 31, 2016 and 2015, respectively.

On June 30, 2015, the Company issued 6,667 shares of common stock to SS International Consulting Ltd., of which a former director of the Company is the sole manager.

On August 1, 2015, Medytox entered into a non-exclusive consulting agreement with Monarch Capital LLC (“Monarch”). Michael Goldberg, at the time a director of Medytox and currently a director of the Company, is the Managing Director of Monarch. Under this agreement, Monarch provides business and financial advice. The original term of the agreement was through August 31, 2016, and is subject to automatic renewal for an additional one year unless Medytox provides the consultant with 180 days’ prior written notice of its intent not to renew. The agreement has been renewed for another year. Monarch was paid approximately $150,000 and $73,000 for consulting fees pursuant to this agreement for the years ended December 31, 2016 and 2015, respectively.

On September 4, 2015, the Company borrowed $500,000 from Christopher Diamantis, a director of the Company. This loan was repaid in the fourth quarter of 2015 with a 10% fee in cash. In the fourth quarter of 2015, the Company borrowed $1,600,000 from Mr. Diamantis which was due, along with $100,000 of interest, on January 7, 2016. These amounts were repaid by the Company in January 2016. During the year ended December 31, 2016, the Company received additional short-term advances from Mr. Diamantis payable on demand and aggregating $5.7 million, all of which was repaid prior to December 31, 2016. In connection with these advances, the Company agreed to pay Mr. Diamantis interest in the amount of $0.4 million, as well as interest at 10% per annum for all advances made subsequent to September 30, 2016, and these amounts are reflected in accrued expenses in the consolidated balance sheet as of December 31, 2016 incorporated by reference in this prospectus. In January and February 2017, the Company received advances aggregating $3.3 million from Mr. Diamantis. The advances, along with $0.5 million of accrued interest, were due on demand, bearing interest at 10% per annum. The Company used the advances to pay the purchase price of the Hospital Assets and for general corporate purposes. The Company repaid these amounts in full on March 21, 2017. Also, during the year ended December 31, 2016, the Company received short-term advances from three principal stockholders aggregating approximately $1.2 million, $1.1 million of which was repaid during the year. These remaining advances outstanding are payable on demand.

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On December 31, 2014, the Company borrowed $3,000,000 (the “D&D Debenture) from D&D Funding II, LLC (“D&D”). Christopher Diamantis, a director of the Company, is the manager and 50% owner of D&D. In January 2016, the Company temporarily repaid $3,000,000 of the amounts due under the D&D Debenture. In addition to the principal amount, the Company paid $300,000 in cash for interest for 2015. In March 2016, the Company re-borrowed 100% of the principal amount repaid in January 2016. In April 2016, the Company repaid $2,250,000 of the amount outstanding under the D&D Debenture from proceeds of the accounts receivable transaction discussed below, leaving an outstanding balance on the D&D Debenture of $750,000 as of June 30, 2016, all of which was repaid in July 2016.

On March 31, 2016, the Company entered into an agreement to pledge certain of its accounts receivable as collateral against a prepaid forward purchase contract. The receivables had an estimated collectable value of $8,700,000 and had been adjusted down to approximately $4,300,000 on the Company’s balance sheet at March 31, 2016 and $0 as of December 31, 2016. The consideration received was $5,000,000. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the counterparty has not been paid $6,000,000, the Company is required to pay the difference. Christopher Diamantis, a director of the Company, guaranteed the Company’s payment obligation of up to $6,000,000. For providing the guarantee, and to the extent that the counterparty receives amounts payable under clause (ii) above exceeding $5,000,000, Mr. Diamantis will be paid a fee by the counterparty equal to the amount by which the amount received under clause (ii) above exceeds $5,000,000 ($250,000 or $500,000, depending on the timing of payment). In addition, the Company agreed to pay Mr. Diamantis $0.5 million in connection with his providing the guarantee. This amount was settled in August 2016 with the issuance of shares of the Company’s common stock and warrants to purchase shares of common stock as discussed below. To date, the Company has not recovered any payments against the accounts receivable. As of December 31, 2016, the Company has accrued $0.75 million for the Company’s required investment return, which is reflected in accrued expenses in the consolidated balance sheet incorporated by reference in this prospectus, and $6.0 million is due to the counterparty as of March 31, 2017. The Company does not have the financial resources to repay this obligation.

During the second quarter of 2016, the Company received a short-term advance from Jason Adams, then the Company’s Chief Financial Officer, in the amount of $50,000, all of which was repaid during the quarter. Also, in July 2016, the Company borrowed $350,000 from Aella Ltd., then a principal stockholder. This amount was repaid in the same month with a portion of the proceeds of the July 19, 2016 public offering.

On August 5, 2016, the Company exchanged (i) an aggregate of $351,500 of debt and interest payments payable to Alcimede LLC for 1,171,667 shares of common stock; (ii) $500,000 of interest payments payable to Christopher E. Diamantis for 1,111,111 shares of common stock and warrants to purchase 1,111,111 shares of common stock; (iii) an aggregate of $1,152,618.60 of accrued dividends payable to Epizon Ltd., Francisco Roca, III, Steven Sramowicz and Dr. Thomas F. Mendolia for 2,846,076 shares of common stock and warrants to purchase 1,989,977 shares of common stock; (iv) $8,000 of consulting fees payable to Monarch Capital LLC for 26,667 shares of common stock; (v) an aggregate of $95,010 of board of directors fees and expenses payable to Christopher E. Diamantis, Robert Lee and Dr. Paul R. Billings for 305,588 shares of common stock and warrants to purchase 22,227 shares of common stock; and (vi) $25,000 of interest payments payable to Aella Ltd. for 83,334 shares of common stock. On November 15, 2016, the Company exchanged $100,000 of accrued dividends payable to Steven Sramowicz for 222,222 shares of common stock and warrants to purchase 222,222 shares of common stock. The warrants issued have an exercise price of $0.45 per share, are immediately exercisable and have a five-year term. The issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

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PRINCIPAL STOCKHOLDERS

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our outstanding Common Stock as of April 10, 2017 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the stockholders listed below possess sole voting and investment power with respect to their shares. The address of each of the following (other than Epizon Ltd.) is c/o Rennova Health, Inc., 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

Name of Beneficial Owner	No. of Shares of Common Stock Owned		Percentage of Ownership(1)
Seamus Lagan	217,373	(2)	3.3%

Dr. Kamran Ajami	–		–

Christopher E. Diamantis	369,408	(3)	5.5%

Michael L. Goldberg	21,126	(4)	*

Trevor Langley	–		–

Thomas R. Mika	7,818	(5)	*

Jason P. Adams	20,058	(6)	*

Samuel R. Mitchell, Jr.	–		–

Epizon Ltd.	129,575	(7)	2.0%

All Directors and Executive Officers as a Group (5 persons)	607,884	(8)	9.0%

_________________________

*	Less than one percent.
(1)	Based on 6,378,796 shares of Common Stock issued and outstanding as of April 10, 2017, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”). Beneficial ownership is determined in accordance with SEC rules to generally include shares of Common Stock subject to options or issuable upon conversion of convertible securities, and such shares are deemed outstanding for computing the percentage of the person holding such options or securities, but are not deemed outstanding for computing the percentage of any other person.
(2)	Includes 1,475 shares of Common Stock and 141,667 stock options to purchase a like number of shares of Common Stock, owned of record by Mr. Lagan. Also includes 64,231 shares of Common Stock owned of record by Alcimede LLC, of which Mr. Lagan is the sole manager.
(3)	Includes 60,496 shares of Common Stock, 10,049 stock options to purchase a like number of shares of Common Stock, and 298,890 warrants to purchase a like number of shares of Common Stock, owned of record by Mr. Diamantis.
(4)	Includes 257 shares of Common Stock and 20,000 stock options to purchase a like number of shares of Common Stock, owned of record by Mr. Goldberg. Also includes 889 shares of Common Stock owned of record by Monarch Capital LLC, of which Mr. Goldberg is a principal.
(5)	Mr. Mika has currently exercisable options to purchase 6,893 shares of Common Stock. Mr. Mika resigned as Chairman and a member of the Board of Directors effective November 3, 2016.
(6)	Includes 58 shares of Common Stock and 20,000 stock options to purchase a like number of shares of Common Stock, owned of record by Mr. Adams. Mr. Adams resigned as Chief Financial Officer effective September 30, 2016.
(7)	All of the outstanding capital stock of Epizon Ltd. is owned by The Shanoven Trust, of which P. Wilhelm F. Toothe serves as trustee. Mr. Lagan is the settlor and Mr. Lagan and his family are the beneficiaries of The Shanoven Trust. Epizon Ltd. owns of record 129,575 shares of Common Stock. The address of Epizon Ltd. is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas.
(8)	Includes Messrs. Lagan, Diamantis, Goldberg and Langley and Dr. Ajami. Includes 137,278 shares of Common Stock, 171,716 stock options to purchase a like number of shares of Common Stock, and 298,890 warrants to purchase a like number of shares of Common Stock, owned by Messrs. Lagan, Diamantis, Goldberg and Langley and Dr. Ajami, as described in the above footnotes.

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DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see copies of these documents which are included as exhibits to this registration statement. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of April __, 2017, [_] shares of our common stock were outstanding and held by approximately [_] stockholders of record.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Following the Merger, Medytox is a wholly-owned subsidiary of CollabRx. CollabRx and its consolidated subsidiaries, including the surviving company and its subsidiaries, operate as a combined company under the name Rennova Health, Inc. Upon the Merger, Rennova issued (i) 5,000 shares of Rennova Series B Convertible Preferred Stock (“Series B Preferred Stock”) in exchange for 5,000 shares of Medytox Series B Non-Convertible Preferred Stock, and (ii) 45,000 shares of Rennova Series E Convertible Preferred Stock (“Series E Preferred Stock”) in exchange for 45,000 shares of Medytox Series E Convertible Preferred Stock. Copies of the Certificates of Designations for the Rennova Series B Preferred Stock and Rennova Series E Preferred Stock are incorporated by reference to this prospectus. Subsequent to the Merger, all of the shares of Series B Preferred Stock have been converted into shares of common stock and all of the shares of Series E Preferred Stock have been cancelled. All of the shares of Series C Preferred Stock were exchanged, along with the December 2015 Warrants, for shares of Series G Preferred Stock and new warrants. As a result, no shares of the Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock are currently outstanding.

Rennova Series G Convertible Preferred Stock

The following is a summary of certain terms and provision of our Series G Convertible Preferred Stock (the “Series G Preferred Stock”).

General.  Our board of directors has designated up to 14,000 shares of the 5,000,000 authorized shares of preferred stock as Series G Preferred Stock. As of April __, 2017, 215 shares of Series G Preferred Stock are issued and outstanding.

Rank.  The Series G Preferred Stock ranks on parity to our common stock.

Conversion.  Each share of the Series G Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series G Preferred Stock of $1,000 per share divided by $1.66. Holders of Series G Preferred Stock are prohibited from converting Series G Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

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Liquidation Preference.  In the event of our liquidation, dissolution or winding-up, holders of Series G Preferred Stock will be entitled to receive an amount equal to $1,000 per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series G Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights.  Shares of Series G Preferred Stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of at least 75% of the then outstanding shares of Series G Preferred Stock is required to (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series G Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends.  Shares of Series G Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series G Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  We are not obligated to redeem or repurchase any shares of Series G Preferred Stock. Shares of Series G Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Negative Covenants.  As long as any shares of Series G Preferred Stock are outstanding, unless the holders of at least 75% of the then outstanding shares of Series G Preferred Stock shall have given prior written consent, Rennova may not, and we shall not permit any of our subsidiaries to, directly or indirectly (a) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock or common stock equivalents or junior securities (as such terms are defined in the Series G Preferred Stock Certificate of Designation), with certain exceptions, (b) pay cash dividends or distributions on junior securities (which includes our common stock), (c) enter into any transaction with any affiliate which would be required to be disclosed in any public filing with the SEC, unless it is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum), (d) enter into any agreement to effect any issuance by us or any subsidiary of common stock or common stock equivalents (or a combination thereof) involving a variable rate transaction (as defined in the Series G Preferred Stock Certificate of Designation), or (e) enter into any agreements with respect to any of the foregoing.

Shares of Series G Preferred Stock were issued in the Exchange. The full text of the Series G Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series G Preferred Stock Certificate of Designation.

Rennova Series F Convertible Preferred Stock

In connection with the proposed acquisition of Genomas, 1,750,000 shares of the Company’s newly designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”) will be issued. The following is a summary of certain terms and provisions of our Series F Preferred Stock to be issued upon the closing of the acquisition.

General.   Our board of directors has designated up to 1,750,000 shares of the 5,000,000 authorized shares of preferred stock as Series F Preferred Stock.

Rank.   The Series F Preferred Stock ranks on parity to our common stock.

Conversion.  Each share of the Series F Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time after the one-year anniversary of the closing date at the option of the holder at a conversion price equal to the greater of $58.50 or the average closing price of the Company’s common stock for the 10 trading days immediately preceding the conversion. The maximum number of shares of common stock issuable upon the conversion of the Series F Preferred Stock is 29,915. Any shares of Series F Preferred Stock outstanding on the fifth anniversary of the closing will be mandatorily converted into common stock at the applicable conversion price on such date.

Liquidation Preference.  In the event of our liquidation, dissolution or winding-up, holders of Series F Preferred Stock will be entitled to receive the same amount that a holder of common stock would receive if the Series F Preferred Stock were fully converted into shares of our common stock at the conversion price (assuming for such purposes that the Series F Preferred Stock is then convertible) which amounts shall be paid pari passu with all holders of common stock.

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Voting Rights.  Each share of Series F Preferred Stock shall have one vote, and the holders of the Series F Preferred Stock shall vote together with the holders of our common stock as a single class.

Dividends.  The holders of the Series F Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  At any time, from time to time after the first anniversary of the closing, we have the right to redeem all or any portion of the outstanding Series F Preferred Stock at a price per share equal to $58.50 plus any accrued but unpaid dividends.

Negative Covenants.  As long as any shares of Series F Preferred Stock are outstanding, Rennova may not amend, alter or repeal any provision of our certificate of incorporation, the certificate of designation or our bylaws in a manner that materially adversely affects the powers, preferences or rights of the Series F Preferred Stock.

The full text of the Series F Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series F Preferred Stock Certificate of Designation.

Rennova Series H Convertible Preferred Stock

The following is a summary of certain terms and provisions of our Series H Convertible Preferred Stock

General  Our board of directors has designated up to 14,202 shares of the 5,000,000 authorized shares of preferred stock as Series H Preferred Stock. As of April __, 2017, [___] shares of Series H Preferred Stock are issued and outstanding.

Rank.  The Series H Preferred Stock ranks on parity to our common stock.

Conversion. Each share of the Series H Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series H Preferred Stock of $1,000 per share divided by $1.66. Holders of Series H Preferred Stock are prohibited from converting Series H Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference.  In the event of our liquidation, dissolution or winding-up, holders of Series H Preferred Stock will be entitled to receive an amount equal to $1,000 per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series H Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights.  Shares of Series H Preferred Stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock is required to (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends.  Shares of Series H Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series H Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  We are not obligated to redeem or repurchase any shares of Series H Preferred Stock. Shares of Series H Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Negative Covenants.  As long as at least 1,420 shares of Series H Preferred Stock are outstanding, unless the holders of at least a majority of the then outstanding shares of Series H Preferred Stock shall have given prior written consent, Rennova may not, and we shall not permit any of our subsidiaries to, directly or indirectly (a) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock or common stock equivalents or junior securities (as such terms are defined in the Series H Preferred Stock Certificate of Designation), with certain exceptions, (b) pay cash dividends or distributions on junior securities (which includes our common stock), (c) enter into any transaction with any affiliate which would be required to be disclosed in any public filing with the SEC, unless it is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum), (d) enter into any agreement to effect any issuance by us or any subsidiary of common stock or common stock equivalents (or a combination thereof) involving a variable rate transaction (as defined in the Series H Preferred Stock Certificate of Designation), (e) except for certain exempt issuances, issue any common stock or common stock equivalents for an effective price per share (as calculated in the Series H Preferred Stock Certificate of Designation) less than the then conversion price or (f) enter into any agreements with respect to any of the foregoing.

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The full text of the Series H Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series H Preferred Stock Certificate of Designation.

Options

As of December 31, 2016, we had outstanding options to purchase an aggregate of 709,025 shares of our common stock, with a weighted average exercise price of $129.43, pursuant to our Stock Plans, named above.

Warrants

As of December 31, 2016, we had outstanding warrants to purchase 1,407,047 shares of common stock at a weighted average exercise price of $11.70 per share which expire through August 2021.

In general, the outstanding warrants have terms similar to the following.

In the event that the shares underlying the warrants are no longer registered under the Securities Act, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares determined according to the formula set forth in the warrant.

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Upon the consummation of a Fundamental Transaction (as defined in the warrant), the holder of the warrant will have the right to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise in full of the warrant without regard to any limitations on exercise contained in the warrant.

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board Composition and Filling Vacancies

Our bylaws provide that any Director or the entire Board may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Directors shall be elected at the annual meeting of the stockholders and each Director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any Director or the entire Board may be removed, either with or without cause, from the Board at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat. Vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining Director. The Directors so chosen shall hold office until the next annual election of Directors and until their successors are duly elected and shall qualify, unless sooner displaced.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

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Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Bylaws

The Board may from time to time make, amend, supplement or repeal the Company’s Bylaws by vote of a majority of the Board, and the stockholders may change or amend or repeal these Bylaws by the affirmative vote of the majority of holders of the common stock. In addition to and not in limitation of the foregoing, the Company’s Bylaws or any of them may be amended or supplemented in any respect at any time, either: (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and provided further that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

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Exchange Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “RNVA.” The warrants issued in July 2016 are listed on The NASDAQ Capital Market under the trading symbol “RNVAZ.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

MARCH 2017 PRIVATE PLACEMENTS

On March 21, 2017, we closed an offering of an aggregate of $10,850,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due March 21, 2019 (the "New Debentures") and three series of warrants to purchase an aggregate of 19,608,426 shares of common stock. The offering was pursuant to the terms of the Securities Purchase Agreement, dated as of March 15, 2017 (the "Purchase Agreement"), among the Company and Sabby Healthcare Master Fund, Ltd., Sabby Volatility Warrant Master Fund, Ltd. and Lincoln Park Capital Fund, LLC. The Company received proceeds of approximately $8.4 million from the offering, after giving effect to the original issue discounts and transaction expenses.

Also on March 21, 2017, pursuant to the Exchange Agreements, dated as of March 15, 2017 (the "Exchange Agreements"), the Company issued an aggregate of $5,160,260 principal amount of debentures (the "Exchange Debentures") and three series of warrants to purchase an aggregate of 9,325,773 shares of common stock in exchange for (i) $1,590,000 principal amount of Original Issue Discount Convertible Debentures issued by the Company on February 2, 2017 and $2,000,000 stated value of our Series H Convertible Preferred Stock from Sabby Healthcare Master Fund, LLC and (ii) $174,000 stated value of our Series H Convertible Preferred Stock from Alpha Capital Anstalt. The Exchange Debentures are on the same terms as, and pari passu with, the New Debentures (the New Debentures and the Exchange Debentures, collectively, the "Debentures"). The warrants issued pursuant to the Purchase Agreement and the Exchange Agreements are referred to, collectively, as the "Warrants". The parties to which the Company issued the Debentures under the Purchase Agreement and the Exchange Agreements are the Selling Stockholders and they were all existing institutional investors of the Company.

The Debentures are convertible at any time at an initial conversion price of $1.66. The New Debentures begin to amortize monthly commencing on the 90th day following March 21, 2017 and the Exchange Debentures begin to amortize monthly immediately. On each monthly amortization date, the Company may elect to repay 5% of the original principal amount of Debentures in cash or, in lieu thereof, the conversion price of such Debentures shall thereafter be 85% of the volume weighted average price at the time of conversion. In the event the Company does not elect to pay such amortization amounts in cash, each investor, in their sole discretion, may increase the conversion amount subject to the alternative conversion price by up to four times the amortization amount. The Debentures contain customary affirmative and negative covenants, including that we will not effect or contract to effect a “Variable Rate Transaction” as defined in the Debentures. The conversion price is subject to reset in the event of offerings or other issuances of common stock, or rights to purchase common stock, at a price below the then conversion price, as well as other customary antidilution protections. The holders were also granted a right of participation in up to 50% of any future offerings by us for as long as the Debentures and Warrants are outstanding.

The Series A Warrants are exercisable for up to a number of shares of Common Stock equal to 100% of the shares underlying the Debentures, or an aggregate of 9,644,732 shares. They are immediately exercisable and have a term of exercise equal to five years. The Series B Warrants are exercisable for up to a number of shares of Common Stock equal to 100% of the shares underlying the Debentures, or an aggregate of 9,644,732 shares, and are exercisable for a period of 18 months commencing immediately. The Series C Warrants are exercisable for up to a number of shares of Common Stock equal to 100% of the shares underlying the Debentures, or an aggregate of 9,644,732 shares, and have a term of five years provided such Warrants shall only vest if, when and to the extent that the holders exercise the Series B Warrants. The Series A and Series C Warrants each have an exercise price of $1.95 and the Series B Warrants have an exercise price of $1.66. The exercise price of all Warrants is subject to reset in the event of offerings or other issuances of common stock, or rights to purchase common stock, at a price below the then exercise price, as well as other customary anti-dilution protections.

Holders of Debentures and Warrants are prohibited from converting or exercising such Debentures or Warrants into or for Common Stock if, as a result of such conversion or exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

We filed the registration statement on Form S-1, of which this prospectus is a part, to fulfill our contractual obligation under the Registration Rights Agreement, dated as of March 21, 2017, to provide for the resale by the Selling Stockholders of the shares of common stock offered hereby and issuable upon conversion of $3,578,293 aggregate principal amount of Debentures. We agreed to use our best efforts to keep such registration statement continuously effective until the shares of common stock being offered by this prospectus have been sold hereunder or pursuant to Rule 144 or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement of the Company to be in compliance with the current public information requirement under Rule 144.

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As collateral security for all of the Company’s obligations under the Debentures, the Company and the Company’s subsidiaries granted the Debenture holders a security interest in all of the Company’s and our subsidiaries’ assets, pursuant to the terms of the Security Agreement. To further secure the Company’s obligations, the Company’s subsidiaries also executed a Guarantee pursuant to which the subsidiaries agree to guaranty the Company’s obligations owed to the Debenture holders.

The securities issued under the Purchase Agreement were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The securities issued under the Exchange Agreements were issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

Nasdaq Marketplace Rule 5635(d) limits the number of shares (or securities, such as warrants, that are convertible into shares) that can be issued without stockholder approval. We are required to obtain the approval of our stockholders in order to issue shares of Common Stock underlying (1) the Debentures, and (2) the Warrants at a price less than the greater of book or market value which equal 20% or more of our Common Stock outstanding before the issuance (the “20% Rule”). As of March 14, 2017, the day prior to which the Purchase Agreement or the Exchange Agreements were entered into, we had 5,136,981 shares of Common Stock outstanding. As of the date of issuance, the Debentures were convertible into an aggregate of 9,644,735 shares of Common Stock and the Warrants were exercisable into an aggregate of 28,934,196 shares of Common Stock (assuming all Series C Warrants were then exercisable), which represents more than 20% of our Common Stock then outstanding. The terms of the Debentures and the Warrants, as described below, limit their conversion or exercisability, as the case may be, to a number of shares of Common Stock equal to no more than 1,027,396 shares, which is less than the 20% limit, until stockholder approval is received.

Notwithstanding anything in the Debentures or the Warrants to the contrary, until the Company has received stockholder approval, the Company may not issue, upon conversion of a Debenture or exercise of a Warrant, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after March 21, 2017 and prior to the conversion or exercise date, (i) in connection with the conversions of any Debentures issued pursuant to the Purchase Agreement or the Exchange Agreements, or (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement or the Exchange Agreements (such securities, collectively the “Issuance Capped Securities” and the holders of Issuance Capped Securities, the “Capped Holders”) would exceed 1,027,396 shares of Common Stock (such number of shares, the “Issuable Maximum”). Each Capped Holder is entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the holder’s original subscription amount under the Purchase Agreement plus the exchange amounts exchanged pursuant to the Exchange Agreements, if any, by (y) the aggregate original subscription amount (or exchange amounts if pursuant to the Exchange Agreements) of all Capped Holders. In addition, a Capped Holder may allocate its pro-rata portion of the Issuable Maximum among Issuance Capped Securities held by it in its sole discretion.

The Company has scheduled a Special Meeting of its stockholders for May __, 2017 to seek the above stockholder approval. If stockholder approval is not received at the Special Meeting, we will be required to call a meeting every four months to seek approval until the earlier of the date on which approval is received or the Debentures are no longer outstanding.

Effective September 11, 2015, Medytox Solutions, Inc., now a wholly-owned subsidiary of the Company (“Medytox”), entered into a Securities Purchase Agreement with TCA Global Credit Master Fund, LP (“TCA”), pursuant to which Medytox issued a $3,000,000 debenture (the “TCA Debenture”) to TCA. The TCA Debenture is secured by a pledge of the assets of Medytox and various subsidiaries. Prior to the issuance of the Debentures and the Warrants on March 21, 2017, the Company had not made the last six required payments under the TCA Debenture, totalling $1,800,000.

In connection with the issuance of the Debentures and the Warrants, the Company and TCA entered into a Side Letter (the “Side Letter”). Pursuant to the Side Letter, TCA was paid $750,000 toward the TCA Debenture and the remaining indebtedness was restructured over the next six months. TCA acknowledged that the Company was not in default of the TCA Debenture as a result of any failure to make any required payment and TCA waived any such default that may have then existed.

The Company also guaranteed Medytox’s obligations under the TCA Debenture pursuant to the terms of a Guaranty Agreement (the “Rennova Guaranty Agreement”). To secure its obligations under the Rennova Guaranty Agreement, the Company granted TCA a security interest in all of its assets, pursuant to the terms of a Security Agreement (the “Rennova Security Agreement”). Rennova also agreed, pursuant to a Services Agreement (the “Services Agreement”), to pay TCA $150,000 on the date that is the earlier of September 20, 2017 or when any registration statement filed by the Company with the Securities and Exchange Commission (including the registration statement of which this prospectus is a part) is declared effective. To govern the relationship between TCA and the holders of the Debentures, each as secured creditors of the Company, TCA and Sabby Management, LLC, as Agent for the Debenture holders, entered into an Intercreditor Agreement.

Our Series G Preferred Stock, Series H Preferred Stock and certain of our outstanding warrants contain provisions that, in the event any future issuance of securities by us contained anti-dilution protections in addition to those contained in such preferred stock and warrants, that the terms of such preferred stock and warrants would be automatically deemed to be amended to contain such additional protections. The Debentures and the Warrants do provide for such additional anti-dilution protections. As a result, our Series G Preferred Stock, Series H Preferred Stock and certain of our outstanding warrants now also provide for reset of their respective conversion or exercise price in the event of offerings or other issuances by us of common stock, or rights to purchase common stock, at a price below the then conversion or exercise price.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page [●] of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options and warrants, or the conversion of outstanding preferred stock or other convertible securities, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which currently would equal approximately [__] shares; or

•	the average weekly trading volume of our common stock on The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, any of our stockholders who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement before we became subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act is eligible to resell those shares in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and a non-affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about the issuer.

As of December 31, 2016, options to purchase a total of [__] shares of common stock were outstanding, [__] of which were vested.

Equity Plans

Shares of our common stock issued under the Company’s 2007 Equity Participation Plan, as amended, and the Medytox Solutions, Inc. 2013 Incentive Compensation Plan, are available for sale in the open market, subject to Rule 144 volume limitations.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Debentures. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Debentures, as well as shares of common stock, preferred stock, convertible debentures and warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The first column lists the number of shares of common stock beneficially owned by each Selling Stockholder, as of April 12, 2017, assuming exercise of the Warrants and conversion of the Debentures held by the Selling Stockholders on that date, subject to any limitations on exercises or conversions.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this Prospectus generally covers the resale of shares of common stock issuable upon conversion of $3,578,293 aggregate principal amount of Debentures, determined as if the outstanding Debentures were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the conversion of the Debentures.

Nasdaq Marketplace Rule 5635(d) limits the number of shares (or securities, such as warrants, that are convertible into shares) that can be issued without stockholder approval. We are required to obtain the approval of our stockholders in order to issue shares of Common Stock underlying (1) the Debentures, and (2) the Warrants at a price less than the greater of book or market value which equal 20% or more of our Common Stock outstanding before the issuance (the “20% Rule”). As of March 14, 2017, the day prior to which the Purchase Agreement or the Exchange Agreements were entered into, we had 5,136,981 shares of Common Stock outstanding. As of the date of issuance, the Debentures were convertible into an aggregate of 9,644,735 shares of Common Stock and the Warrants were exercisable into an aggregate of 28,934,196 shares of Common Stock (assuming all Series C Warrants were then exercisable), which represents more than 20% of our Common Stock then outstanding. The terms of the Debentures and the Warrants, as described below, limit their conversion or exercisability, as the case may be, to a number of shares of Common Stock equal to no more than 1,027,396 shares, which is less than the 20% limit, until stockholder approval is received.

Notwithstanding anything in the Debentures or the Warrants to the contrary, until the Company has received stockholder approval, the Company may not issue, upon conversion of a Debenture or exercise of a Warrant, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after March 21, 2017 and prior to the conversion or exercise date, (i) in connection with the conversions of any Debentures issued pursuant to the Purchase Agreement or the Exchange Agreements, or (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement or the Exchange Agreements (such securities, collectively the “Issuance Capped Securities” and the holders of Issuance Capped Securities, the “Capped Holders”) would exceed 1,027,396 shares of Common Stock (such number of shares, the “Issuable Maximum”). Each Capped Holder is entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the holder’s original subscription amount under the Purchase Agreement plus the exchange amounts exchanged pursuant to the Exchange Agreements, if any, by (y) the aggregate original subscription amount (or exchange amounts if pursuant to the Exchange Agreements) of all Capped Holders. In addition, a Capped Holder may allocate its pro-rata portion of the Issuable Maximum among Issuance Capped Securities held by it in its sole discretion.

The Company has scheduled a Special Meeting of its stockholders for May __, 2017 to seek the above stockholder approval.

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In addition, under the terms of the Warrants and the Debentures, a Selling Stockholder may not exercise the Warrants or convert the Debentures to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise or conversion, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants or conversion of the Debentures which have not been exercised or converted. This limitation will not be affected by any stockholder approval under the 20% Rule. The Selling Stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering (3)	% of shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Number of shares of Common Stock Owned After Offering	% of shares of Common Stock Owned After Offering

Sabby Healthcare Master Fund, Ltd. (1)	37,157,697 (4)	4.99% (7)	1,473,755	35,683,942	4.99% (7)
Sabby Volatility Warrant Master Fund, Ltd. (1)	7,084,224 (5)	4.99% (7)	512,611	6,571,613	4.99% (7)
Lincoln Park Capital Fund, LLC (2)	4,523,713 (6)	4.99% (8)	169,232	2,853,848	4.99% (8)

________________________

(1)	This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.

(2)	Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Scheinfeld and Cope have shared voting and dispositive power over the shares being offered.

(3)	The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus is a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, anti-dilution adjustments or similar events with respect to our Common Stock.

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(4)	Includes the following shares of Common Stock and shares of Common Stock underlying convertible securities that are convertible or exercisable within 60 days of April 12, 2017: (i) 7,273,794 shares of Common Stock issuable upon conversion of Debentures; (ii) 21,821,382 shares of Common Stock issuable upon exercise of Warrants; (iii) 225,143 shares of Common Stock; (iv) 1,401,303 shares of Common Stock issuable upon conversion of the Company’s Series H Convertible Preferred Stock; (v) 4,677,518 shares of Common Stock issuable upon exercise of warrants issued on July 19, 2016 and listed on The NASDAQ Capital Market under the symbol “RNVAZ” (the “RNVAZ Warrants”); (vi) 1,658,558 shares of Common Stock issuable upon exercise of warrants issued on July 19, 2016; and (vii) 100,000 shares of Common Stock issuable upon exercise of warrants issued on February 2, 2017. The conversion and exercise prices of the foregoing securities are subject to adjustment. The conversion of the Debentures and the Series H Convertible Preferred Stock and the exercise of certain warrants held by this entity are subject to a 4.99% ownership blocker.

(5)	Includes the following shares of Common Stock underlying convertible securities that are convertible or exercisable within 60 days of April 12, 2017: (i) 1,493,975 shares of Common Stock issuable upon conversion of Debentures; (ii) 4,481,925 shares of Common Stock issuable upon exercise of Warrants; (iii) 553,300 shares of Common Stock issuable upon exercise of RNVAZ Warrants; (iv) 552,858 shares of Common Stock issuable upon exercise of warrants issued on July 19, 2016; and (v) 2,166 shares of Common Stock issuable upon exercise of warrants issued on February 25, 2015. The conversion and exercise prices of the foregoing securities are subject to adjustment. The conversion of the Debentures and the exercise of certain warrants held by this entity are subject to a 4.99% ownership blocker.

(6)	Includes the following shares of Common Stock underlying convertible securities that are convertible or exercisable within 60 days of April 12, 2017: (i) 746,987 shares of Common Stock issuable upon conversion of Debentures; (ii) 2,240,961 shares of Common Stock issuable upon exercise of Warrants; (iii) 1,500,000 shares of Common Stock issuable upon exercise of RNVAZ Warrants; and (iv) 35,765 shares of Common Stock issuable upon exercise of warrants issued on July 19, 2016. The conversion and exercise prices of the foregoing securities are subject to adjustment. The conversion of the Debentures and the exercise of certain warrants held by this entity are subject to a 4.99% ownership blocker.

(7)	Represents the aggregate combined percentage of shares beneficially owned by Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. The conversion of the Debentures and the Series H Convertible Preferred Stock and the exercise of certain warrants held by these entities are subject to a 4.99% ownership blocker.

(8)	The conversion of the Debentures and the exercise of certain warrants held by this entity are subject to a 4.99% ownership blocker.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Shutts & Bowen LLP, Miami, Florida.

EXPERTS

The consolidated balance sheets of Rennova and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, have been audited by Green & Company, CPAs, independent registered public accounting firm, as stated in their report which is incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Rennova Health, Inc. with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on April 11, 2017;

•	Current Reports on Form 8-K, filed with the SEC on January 5, 2017, January 18, 2017, January 20, 2017, January 30, 2017, February 7, 2017, February 8, 2017, February 15, 2017, February 24, 2017, March 10, 2017, March 16, 2017 and March 27, 2017; and

•	Description of the common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-205733) deemed effective by the SEC on September 22, 2015.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, Rennova Health, Inc., 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401, telephone number (561) 855-1626. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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2,155,598 Shares of Common Stock

PROSPECTUS

[•], 2017

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee		$415
Printing and Engraving Fees		[●]
Legal Fees and Expenses		[●]
Accounting Fees and Expenses		[●]
Transfer Agent and Registrar Fees		[●]
Miscellaneous		[●]
Total	$	[●]

Item 14. Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which Rennova's directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of Rennova are covered by insurance policies maintained and held in effect by Rennova against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

Rennova is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

II-1

Certificate of Incorporation Provisions on Exculpation and Indemnification.

Rennova's Certificate of Incorporation, as amended, provides that the personal liability of the directors of Rennova is eliminated to the fullest extent permitted by paragraph (7) of Subsection 102 of the DGCL which provides that a director of Rennova shall not be personally liable to either Rennova or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition, the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

The Rennova bylaws generally provide that Rennova shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, certain covered persons who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Rennova or, while a director or officer of Rennova, is or was serving at the request of Rennova as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such covered person. The Rennova bylaws further specify that the rights provided in the bylaws shall not be exclusive of any other rights that the covered person may have or thereafter acquire under any statute, provision of the Rennova charter, the Rennova bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15. Recent Sales of Unregistered Securities.

On June 30, 2015, the Company issued 6,667 shares of common stock to SS International Consulting Ltd., of which a former director of the Company is the sole manager, pursuant to a consulting contract. These securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On March 8, 2016, the Company issued 444 shares of common stock to a consultant for services rendered. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On March 14, 2016, the Company issued 8,556 shares of common stock to its financial adviser in connection with the consummation of the Merger. These securities were not registered under the Securities Act, but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During the three months ended June 30, 2016, the Company issued 1,461 shares of common stock for the cashless exercise of outstanding warrants and issued 1,687 shares of common stock as an adjustment to previously converted preferred stock. The issuance of the shares of common stock was exempt from the registration requirements of the Securities Act in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

On July 11, 2016, the Company entered into Exchange Agreements with the holders of the Series C Preferred Stock and the holders of the Company’s 215,054 warrants to purchase shares of common stock issued December 30, 2015 (the “December 2015 Warrants”), to exchange such securities for shares of newly-authorized Series G Convertible Preferred Stock with a stated value of $1,000 per share (the “Series G Preferred Stock”) and new warrants to purchase shares of common stock (the “Exchange”). The Exchange closed on July 19, 2016 in conjunction with the public offering, and the outstanding 8,740 shares of Series C Preferred Stock and the December 2015 Warrants were exchanged for 13,793 shares of Series G Preferred Stock and new warrants to purchase 341,651 shares of the Company’s common stock. On July 6, 2016, stockholders representing approximately 74% of the voting power of the Company approved the Exchange. The Exchange was made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof based on the representations of the holders. No commission or other remuneration was paid or given directly or indirectly for soliciting the Exchange.

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On August 5, 2016, the Company exchanged an aggregate of $2.1 million of indebtedness and other obligations to various related parties for an aggregate of 184,815 shares of common stock and warrants to purchase 104,111 shares of the Company’s common stock. On November 15, 2016, the Company exchanged $100,000 of accrued dividends payable to Steven Sramowicz for 7,408 shares of common stock and warrants to purchase 7,408 shares of common stock. The warrants issued have an exercise price of $1.66 per share, are immediately exercisable and have a five-year term. The issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

On September 15, 2016, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) whereby the Company sold to the Investors convertible notes in the aggregate principal amount of $440,000 (the "Notes") and issued to the Investors five-year warrants to purchase an aggregate of 66,667 shares of the Company’s common stock with an exercise price of $12.00 per share (the “September Warrants”). The Notes did not accrue any interest provided that the Company was not in default under the Notes, had a maturity date of March 15, 2017, and were convertible into shares of the Company’s common stock at a conversion price of $7.50 per share. The Company received net proceeds of approximately $394,500 in connection with this transaction. The issuance of the Notes and September Warrants was exempt from the registration requirements of the Securities Act, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering. On March 13, 2017, the Notes and the September Warrants were exchanged for 400,000 shares of common stock. The issuance of these shares of common stock was except from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof based on the representations of the holders.

On September 21, 2016, the Company issued an aggregate of 191,132 shares of the Company’s common stock in connection with the conversion of all of the outstanding shares of the Company’s Series B Convertible Preferred Stock. The Company received no consideration in connection with such conversion. The issuance of the shares of the Company’s common stock was exempt from the registration requirements of the Securities Act, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 29, 2016, the Company announced that it had entered into a Stock Purchase Agreement (the “Purchase Agreement”) to acquire the remaining outstanding equity securities of Genomas, Inc. (“Genomas”) that the Company did not already own, representing approximately 85% of the outstanding equity interests in Genomas, for 1,750,000 shares of the Company’s newly designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”). The Company had previously announced that on July 19, 2016 it acquired approximately 15% of the outstanding equity of Genomas from Hartford Healthcare Corporation (“Hartford”), along with approximately $1.5 million of notes payable to Hartford and certain rights to and license participation in technology that is used by Genomas, for $250,000 in cash.

Under the terms of the Purchase Agreement, the Company also agreed to assume approximately $0.8 million of indebtedness and other obligations of Genomas. The closing of this acquisition is subject to, among other things, receipt of regulatory and licensure approvals as well as other customary closing conditions.

The Series F Preferred Stock has an aggregate stated value of $1,750,000, and is convertible into shares of the Company’s common stock at any time after the one-year anniversary of the closing date at a conversion price per common share equal to the greater of $58.50 or the average closing sales price of the Company’s common stock for the 10 trading days immediately preceding the conversion. The maximum number of common shares issuable upon the conversion of the Series F Preferred Stock is 29,915. Holders of the Series F Preferred Stock have voting rights together with the holders of the Company’s common stock as a single class, with each share of Series F Preferred Stock having one vote. The issuance of the shares of Series F Preferred Stock will be exempt from the registration requirements of the Securities Act, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On November 7, 2016, the Company issued 8,334 shares of common stock to a consultant for services rendered. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During the three months ended September 30, 2016, the Company issued 166 shares of common stock for the cashless exercise of outstanding warrants. These securities were not registered under the Securities Act, but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On February 2, 2017, the Company issued $1,590,000 principal amount of Original Issued Discount Convertible Debentures due May 2, 2017 and warrants to purchase 100,000 shares of common stock. The issuance of the debentures and the warrants was exempt from the registration requirements of the Securities Act in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

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On March 21, 2017, the Company issued $10,850,000 principal amount of Senior Secured Original Issued Discount Convertible Debentures due March 21, 2019 and three series of warrants to purchase an aggregate of 19,608,426 shares of common stock. These securities were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering.

Also on March 21, 2017, the Company issued $5,160,260 principal amount of Senior Secured Original Issued Discount Convertible Debentures due March 21, 2019 and three series of warrants to purchase an aggregate of 9,325,773 shares of common stock in exchange for the Original Issued Discount Convertible Debentures issued on February 2, 2017 and $2,174,000 stated value of Series H Convertible Preferred Stock. These securities were issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On March 21, 2017, the Company issued 29,518 shares of common stock in exchange for warrants to purchase common stock issued on July 19, 2016. The shares of common stock were issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On March 21, 2017, the Company also issued to Christopher Diamantis, a director of the Company, warrants to purchase 250,000 shares of common stock. The warrants were issued in reliance on the exemption from registration contained in Section 4(2)(a) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)       Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)       Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on April 17, 2017.

RENNOVA HEALTH, INC.
By:	/s/ Seamus Lagan
Name:	Seamus Lagan
Title:	Director, Chief Executive Officer, President and Interim Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Seamus Lagan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Seamus Lagan	Director, Chief Executive Officer, President and Interim Chief Financial Officer	April 17, 2017
Seamus Lagan	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Kamran Ajami	Director	April 17, 2017
Dr. Kamran Ajami

/s/ Christopher Diamantis	Director	April 17, 2017
Christopher Diamantis

/s/ Michael L. Goldberg	Director	April 17, 2017
Michael L. Goldberg

/s/ Trevor Langley	Director	April 17, 2017
Trevor Langley

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EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated June 29, 2012, by and among Tegal Corporation, CLBR Acquisition Corp., CollabRx, Inc. and CommerceOne, as Stockholders’ Representative (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2012).
2.2	Agreement and Plan of Merger, dated as of April 15, 2015, by and among Medytox Solutions, Inc., CollabRx, Inc. and CollabRx Merger Sub, Inc. (incorporated by reference to Annex A to the Company’s joint proxy statement/prospectus that was part of the registration statement on Form S-4, filed with the SEC on September 18, 2015).(1)
3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2013).
3.2	Restated Bylaws of Tegal Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2006).
3.3	Certificate of Amendment to Certificate of Incorporation of CollabRx, Inc., filed November 2, 2015 (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.4	Certificate of Designation for Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.5	Certificate of Designation for Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.6	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed March 9, 2016 (Incorporated by reference to Exhibit 3.6 of the Company’s Annual Report on Form 10-K filed with the SEC on April 19, 2016)
3.7	Certificate of Designation for Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the SEC on December 30, 2015).
3.8	Certificate of Designation for Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2017).
3.9	Certificate of Designation for Series G Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed with the SEC on July 19, 2016).
3.10	Certificate of Designation for Series H Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2016).
3.11	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed February 22, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2017).
4.1	Stockholders Agreement, dated July 12, 2012, by and among Tegal Corporation and the stockholders identified therein (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).
4.2	Warrant Agency Agreement, dated as of December 30, 2015, between Rennova Health, Inc. and Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2015.
4.3	Shareholder Rights Agreement, dated as of April 13, 2011, by and between Tegal Corporation and Registrar and Transfer Company (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed with the SEC on April 14, 2011).
4.4	Amendment to Shareholder Rights Agreement, dated April 15, 2015, by and between CollabRx, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2015).
4.5	Medytox Solutions, Inc. Senior Secured, Convertible, Redeemable Debenture, effective September 11, 2015 (incorporated by reference to Exhibit 4.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 7, 2015).
4.7	Form of Warrant in connection with the Exchange Agreement (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-1 (File No. 333-211515) filed with the SEC on July 12, 2016).
4.8	Warrant Agency Agreement, dated as of July 19, 2016, between Rennova Health, Inc. and Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 19, 2016).
4.9	Form of Warrant in connection with the Securities Purchase Agreement, dated as of September 15, 2016 (incorporated by reference to Exhibit 10.118 of the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2016).
4.10	Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.124 of the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2017).

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4.11	Form of Series A/B/C Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.134 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
5.1*	Opinion of Shutts & Bowen LLP, counsel to the Registrant, with respect to the legality of the securities being registered.
10.1**	Fifth Amended and Restated Stock Option Plan for Outside Directors (incorporated by reference to the Company's Quarterly Report on Form 10-Q, for the quarter ended June 30, 2006, filed with the SEC on August 14, 2006).
10.2**	Eighth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 14, 2006).
10.3**	2007 Incentive Award Plan (incorporated by reference to Appendix A to the Company's definitive proxy statement on Schedule 14A, filed with the SEC on July 29, 2007).
10.4**	Second Amended and Restated Employee Qualified Stock Purchase Plan (incorporated by reference to Appendix C to the Company's revised definitive proxy statement on Schedule 14A filed with the SEC on July 29, 2004).
10.5	Form of Stock Option Agreement for Employees from the 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on December 21, 2007).
10.6**	Form of Non-Qualified Stock Option Agreement for Employees from the Eighth Amended and Restated 1998 Equity Participation Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2004).
10.7**	Form of Restricted Stock Unit Award Agreement from the Eighth Amended and Restated 1998 Equity Participation Plan (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the SEC on July 11, 2005).
10.8**	Restricted Stock Unit Award Agreement between Tegal Corporation and Tom Mika, dated July 5, 2005 (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on July 11, 2005).
10.9**	Restricted Stock Unit Awards between Tegal Corporation and each of Thomas Mika and Christine Hergenrother, each dated October 7, 2010 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2010).
10.10	Warrant issued to se2quel Partners LLC dated January 14, 2011 (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed with the SEC on January 21, 2011).
10.11	Warrant issued to se2quel Management GmbH dated January 14, 2011 (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K filed with the SEC on January 21, 2011).
10.12	Warrant Transfer Agreement and replacement Warrants issued dated March 31, 2012 (incorporated by reference to Exhibit 99.5 to the Company's Annual Report on Form 10-K filed with the SEC on June 14, 2012).
10.13	Warrant Transfer Agreement issued dated March 31, 2013 (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.14**	Employment Agreement, dated June 29, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on July 5, 2012).
10.15	Agreement Not to Compete, dated July 12, 2012, by and between Tegal Corporation and Jay M. Tenenbaum (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.16	Promissory Note issued by Tegal Corporation on July 12, 2012 to Jay M. Tenenbaum (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.17	Promissory Note issued by Tegal Corporation on July 12, 2012 to CommerceNet (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.18**	Restricted Stock Unit Award Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.19	Indemnity Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.20**	Amendment No. 1 to Employment Agreement, dated as of December 7, 2012, by and between CollabRx, Inc. and James M. Karis (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on December 7, 2012).
10.21**	Amendment No. 1 to Restricted Stock Unit Award Agreement, dated as of December 7, 2012, by and between CollabRx, Inc. and James M. Karis (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on December 7, 2012).
10.22**	Employment Agreement, dated February 12, 2013, by and among CollabRx, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on February 12, 2013).
10.23**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Smruti Vidwans (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).

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10.24**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Michelle Turski (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.25**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Lisandra West (incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.26**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Gavin Gordon (incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.27**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and John Randy Gobbel (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.28**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and George Lundberg (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.29**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Jeff Shrager (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.30	Loan and Security Agreement, dated January 16, 2015, between CollabRx, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 8-K filed with the SEC on January 22, 2015).
10.31	Agreement, dated January 16, 2015, between CollabRx, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on January 22, 2015).
10.32	Parent Support Agreement, dated April 15, 2015, between Medytox Solutions, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.33	Form of Company Support Agreement, dated April 15, 2015, between CollabRx, Inc. and certain Medytox Solutions, Inc. stockholders identified therein (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.34	Stockholders Agreement, dated April 15, 2015, among CollabRx, Inc., Thomas R. Mika and certain Medytox Solutions, Inc. stockholders identified therein (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.35	Agreement regarding Termination of Employment, dated April 15, 2015, among CollabRx, Inc., Medytox Solutions, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.36	Agreement regarding Termination of Employment, dated April 15, 2015, among CollabRx, Inc., Medytox Solutions, Inc. and Clifford Baron (incorporated by reference to Exhibit 10.5 of the Company's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.37	Form of Employment Agreement among New Sub, CollabRx, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.38	Form of Employment Agreement among New Sub, CollabRx, Inc. and Clifford Baron (incorporated by reference to Exhibit 10.7 of the Company's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.39	Agreement, dated August 22, 2011, among Trident Laboratories, Inc., its shareholders and Medytox Institute of Laboratory Medicine, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on November 4, 2011).
10.40	Agreement, dated August 22, 2011, among Medical Billing Choices, Inc., its shareholders and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on November 4, 2011).
10.41	Promissory Note, dated as of December 6, 2011, issued by Medytox Solutions, Inc. to Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on December 12, 2011).
10.42	Convertible Promissory Note, dated as of December 6, 2011, issued by Medytox Solutions, Inc. to Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on December 12, 2011).
10.43	Security Agreement, dated as of December 6, 2011, among Medytox Solutions, Inc., Medytox Management Solutions Corp., Medytox Institute of Laboratory Medicine, Inc. and Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on December 12, 2011).
10.44	Membership Interest Purchase Agreement, dated as of February 16, 2012, between Marylu Villasenor Hall and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on February 17, 2012).

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10.45	Secured Promissory Note, dated February 16, 2012, issued by Medytox Diagnostics, Inc. to Marylu Villasenor Hall (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on February 17, 2012).
10.46	Senior Secured Revolving Credit Facility Agreement, dated as of April 30, 2012, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.47	Revolving Promissory Note, dated April 30, 2012, issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.48	Guaranty Agreement, dated as of April 30, 2012, by Medytox Medical Marketing & Sales, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.49	Guaranty Agreement, dated as of April 30, 2012, by Medytox Diagnostics, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.50	Guaranty Agreement, dated as of April 30, 2012, by PB Laboratories, LLC in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.51	Security Agreement, dated as of April 30, 2012, between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.6 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.52	Security Agreement, dated as of April 30, 2012, between Medytox Medical Marketing & Sales, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.7 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.53	Security Agreement, dated as of April 30, 2012, between Medytox Diagnostics, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.8 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.54	Security Agreement, dated as of April 30, 2012, between PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.9 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.55	Amendment No. 1 to Senior Secured Revolving Credit Facility, dated as of July 31, 2012, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.56	Amended and Restated Revolving Promissory Note, dated July 31, 2012, issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.57	Amendment to Convertible Promissory Note, dated as of July 27, 2012, between Medytox Solutions, Inc. and Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.58	Amendment to Security Agreement, dated as of July 27, 2012, among Medytox Solutions, Inc., Medytox Medical Management Solutions Corp. and Medytox Institute of Laboratory Medicine, Inc. in favor of Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.59	Membership Interest Purchase Agreement, dated as of October 31, 2012, between Medytox Diagnostics, Inc. and Marylu Villasenor Hall (incorporated by reference to Exhibit 10.10 to Medytox's Quarterly Report on Form 10-Q/A filed with the SEC on November 21, 2012).
10.60	Secured Promissory Note, dated October 31, 2012, issued by Medytox Diagnostics, Inc. to Marylu Villasenor Hall (incorporated by reference to Exhibit 10.11 to Medytox's Quarterly Report on Form 10-Q/A filed with the SEC on November 21, 2012).
10.61	Amendment No. 2 to Senior Secured Revolving Credit Facility Agreement, dated as of October 31, 2012, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on December 17, 2012).
10.62	Amended and Restated Revolving Promissory Note, dated October 31, 2012, issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on December 17, 2012).
10.63	Stock Purchase Agreement, dated as of December 7, 2012, between Luisa G. Suarez and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).

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10.64	Stock Purchase Agreement, dated as of December 7, 2012, between Balbino Suarez and Medytox Diagnostics, Inc.(incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).
10.65	Secured Promissory Note, dated December 7, 2012, issued by Medytox Diagnostics, Inc. to Balbino Suarez (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).
10.66	Guarantee of Medytox Solutions, Inc., dated December 7, 2012, of Secured Promissory Note issued to Balbino Suarez (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).
10.67	Option Agreement, dated as of December 31, 2012, between Joseph Fahoome and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on January 15, 2013).
10.68	Option Agreement, dated as of December 31, 2012, between Robert Kuechenberg and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on January 15, 2013).
10.69	Amendment No. 3 to Senior Secured Revolving Credit Facility Agreement, dated as of February 28, 2013, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC, Biohealth Medical Laboratory, Inc., Advantage Reference Labs, Inc., and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.70	Amended and Restated Revolving Promissory Note, dated February 28, 2013, by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.71	Guaranty Agreement, dated as of January 22, 2013, by Biohealth Medical Laboratory, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.72	Security Agreement, dated as of January 22, 2013, between Biohealth Medical Laboratory, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.73	Guaranty Agreement, dated as of February 28, 2013, by Advantage Reference Labs, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.74	Security Agreement, dated as of February 28, 2013, between Advantage Reference Labs, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.6 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.75	Consulting Agreement, dated May 25, 2011, between Seamus Lagan and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.37 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.76	Consulting Agreement, dated October 3, 2011, between Alcimede LLC and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.38 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.77	Consulting Agreement, dated as of October 1, 2012, between Alcimede LLC and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.39 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.78**	Employment Agreement, dated as of October 1, 2012, between Medytox Solutions, Inc. and Dr. Thomas F. Mendolia (incorporated by reference to Exhibit 10.45 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.79	Stock Purchase Agreement, dated as of January 1, 2013, among Bill White, Jackson R. Ellis and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.46 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.80	Secured Promissory Note, dated January 1, 2013, issued by Medytox Diagnostics, Inc. to Bill White (incorporated by reference to Exhibit 10.47 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.81	Secured Promissory Note, dated January 1, 2013, issued by Medytox Diagnostics, Inc. to Jackson R. Ellis (incorporated by reference to Exhibit 10.48 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.82	Promissory Note, dated March 13, 2013, issued by Alethea Laboratories, Inc. to Summit Diagnostics, LLC (incorporated by reference to Exhibit 10.49 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.83	Membership Interest Purchase Agreement, dated as of January 14, 2013, as amended, among Reginald Samuels, Ralph Perricelli and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.50 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).

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10.84	Convertible Debenture, dated April 4, 2013, issued by Medytox Solutions, Inc. to Reginald Samuels (incorporated by reference to Exhibit 10.51 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.85	Convertible Debenture, dated April 4, 2013, issued by Medytox Solutions, Inc. to Ralph Perricelli (incorporated by reference to Exhibit 10.52 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.86	Option Agreement, effective as of April 19, 2013, between Christopher E. Diamantis and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on April 26, 2013).
10.87	Option Agreement, effective as of April 19, 2013, between Benjamin Frank and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on April 26, 2013).
10.88	Amendment No. 4 to Senior Secured Revolving Credit Facility Agreement, dated as of June 30, 2013, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC, Biohealth Medical Laboratory, Inc., Advantage Reference Labs, Inc., International Technologies, LLC, Alethea Laboratories, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.89	Fourth Amended and Restated Revolving Promissory Note, dated June 30, 2013 (effective date July 15, 2013), issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.90	Guaranty Agreement, dated as of July 15, 2013, by International Technologies, LLC in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.91	Security Agreement, dated as of July 15, 2013, between International Technologies, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.92	Guaranty Agreement, dated as of July 15, 2013, by Alethea Laboratories, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.93	Security Agreement, dated as of July 15, 2013, between Alethea Laboratories, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.6 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.94	Amendment, dated July 12, 2013, to the Agreement, dated August 22, 2011, among Medical Billing Choices, Inc., its shareholders and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.53 to Medytox's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2013).
10.95**	Form of Medytox Solutions, Inc. 2013 Incentive Compensation Plan Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on March 19, 2014).
10.96	Stock Purchase Agreement, dated as of March 18, 2014, by and among Clinlab, Inc., Daniel Stewart, James A. Wilson, Medytox Information Technology, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.65 to Medytox's Annual Report on Form 10-K filed with the SEC on March 31, 2014).
10.97	Form of Purchase Option Agreement between Medytox Solutions, Inc., and each holder of Series B Preferred Stock (incorporated by reference to Exhibit 10.66 to Medytox's Annual Report on Form 10-K filed with the SEC on March 31, 2014).
10.98	Consulting Agreement, dated March 15, 2014, between Medytox Solutions, Inc. and SS International Consulting, Ltd. (incorporated by reference to Exhibit 10.67 to Medytox's Annual Report on Form 10-K filed with the SEC on March 31, 2014).
10.99	Stock Purchase Agreement, dated as of August 26, 2014, by and among Epinex Diagnostics Laboratories, Inc., Epinex Diagnostics, Inc., Medytox Diagnostics, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on August 28, 2014).
10.100**	Agreement for the Retirement as CEO and Release of Any and All Claims by and between Medytox Solutions, Inc. and William G. Forhan, dated August 26, 2014, effective as of September 11, 2014 (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on September 12, 2014).
10.101	Amendment to Consulting Agreement, by and between Medytox Solutions, Inc. and Alcimede LLC, dated as of September 11, 2014 (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on September 12, 2014).
10.102**	Employment Agreement by and between Medytox Solutions, Inc. and Samuel R. Mitchell, dated as of February 4, 2015 (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on February 18, 2015).
10.103 **	Amendment to the Tegal Corporation 2007 Incentive Award Plan (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 filed with the SEC on July 7, 2011).
10.104	Amendment to Consulting Agreement, by and between SS International Consulting, Ltd. and Medytox Solutions, Inc., dated as of June 30, 2015 (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).

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10.105 **	Employment Agreement, dated as of September 9, 2015, between Medytox Solutions, Inc. and Jason P. Adams (incorporated by reference to Exhibit 10.2 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.106 **	Amendment to Employment Agreement, dated as of June 16, 2015, between Medytox Solutions, Inc. and Sharon Hollis (incorporated by reference to Exhibit 10.3 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.107	Securities Purchase Agreement, effective September 11, 2015, by and between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.108	Form of Guaranty Agreement (incorporated by reference to Exhibit 10.2 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.109	Security Agreement, effective September 11, 2015 by and between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.110	Form of Security Agreement (incorporated by reference to Exhibit 10.4 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.111	Medytox Solutions, Inc. 2013 Incentive Compensation Plan, filed as Exhibit 4.1 to Medytox's Registration Statement on Form S-8 filed with the SEC on December 23, 2013 and incorporated by reference herein.
10.112**	Amendment to the Tegal Corporation 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-8 (File No. 333-210909) filed with the SEC on April 25, 2016).
10.113	Consulting Agreement dated August 1, 2015 between Medytox Solutions, Inc. and Monarch Capital, LLC (incorporated by reference to Exhibit 10.112 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 17, 2016).
10.114	Prepaid Forward Purchase Agreement dated as of March 31, 2016 by and between Racine Funding Co., LLC and Rennova Health, Inc., Biohealth Medical Laboratory, Inc. and PB Laboratories, LLC (incorporated by reference to Exhibit 10.114 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 7, 2016).
10.115	Form of Exchange Agreement, dated July 11, 2016 (incorporated by reference to Exhibit 10.115 of the Company's Registration Statement on Form S-1 (File No. 333-211515) filed with the SEC on July 12, 2016).
10.116	Securities Purchase Agreement, dated as of September 15, 2016 (incorporated by reference to Exhibit 10.116 of the Company's Current Report on Form 8-K filed with the SEC on September 21, 2016).
10.117	Form of Note in connection with the Securities Purchase Agreement (incorporated by reference to Exhibit 10.117 of the Company's Current Report on Form 8-K filed with the SEC on September 21, 2016).
10.118	Stock Purchase Agreement, dated as of September 29, 2016, by and among Genomas, Inc., the Sellers set forth in Schedule D thereto, Medytox Diagnostics, Inc. and Rennova Health, Inc. (incorporated by reference to Exhibit 10.119 of the Company's Current Report on Form 8-K filed with the SEC on October 5, 2016).
10.119**	Executive Transition and Separation Agreement and General Release, dated September 28, 2016, between Rennova Health, Inc. and Jason Adams (incorporated by reference to Exhibit 10.120 of the Company's Current Report on Form 8-K filed with the SEC on October 5, 2016).
10.120	Form of Share Redemption Agreement (incorporated by reference to Exhibit 10.120 of the Company’s Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 16, 2016).
10.121	Asset Purchase Agreement dated as of October 26, 2016 by and Among Pioneer Health Services of Oneida LLC, Pioneer Health Services of Oneida Real Estate LLC, and Rennova Health, Inc., as amended by Amendment No. 1 to the Asset Purchase Agreement, dated as of December 31, 2016, and as further amended by Amendment No. 2 to the Asset Purchase Agreement, dated as of January 6, 2017 (incorporated by reference to Exhibit 10.121 of the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017).
10.122	Securities Purchase Agreement dated January 29, 2017 between Rennova Health, Inc. and Sabby Healthcare Master Fund, Ltd. (incorporated by reference to Exhibit 10.122 of the Company’s Current Report on Form 8-K filed with the SEC on January 30, 2017).
10.123	Original Issue Discount Convertible Debenture due May 2, 2017 (incorporated by reference to Exhibit 10.123 of the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2017).
10.124	Subsidiary Guarantee between the subsidiaries of the Registrant party thereto and Sabby Healthcare Master Fund, Ltd. (incorporated by reference to Exhibit 10.125 of the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2017).
10.125	Securities Purchase Agreement, dated as of March 15, 2017, between Rennova Health, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.126 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017). .
10.126	Form of Senior Secured Original Issue Discount Convertible Debenture (incorporated by reference to Exhibit 10.127 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).

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10.127	Form of Security Agreement (incorporated by reference to Exhibit 10.129 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.128	Form of Subsidiary Guarantee (incorporated by reference to Exhibit 10.130 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.129	Exchange Agreement, dated as of March 15, 2017, between Rennova Health, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.131 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.130	Side Letter, dated March 20, 2017, between Rennova Health, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.138 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.131	Security Agreement dated, as of March 20, 2017, between Rennova Health, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.139 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.132	Guaranty Agreement, dated as of March 20, 2017, by Rennova Health, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.140 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.133	Intercreditor Agreement, dated as of March 20, 2017, between Sabby Management, LLC, as Agent, and TCA Global Credit Master Fund, LP (incorporated by referenced to Exhibit 10.141 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.134	Services Agreement, dated as of March 20, 2017, between Rennova Health, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.142 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
21	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Company's Annual Report on Form 10-K filed with the SEC on April 11, 2017).
23.1	Consent of Independent Registered Public Accounting Firm – Green & Company, CPAs. (2)
23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5.1).
24.1	Power of Attorney for Rennova Health, Inc. (included on signature page).
101.INS	XBRL Instance Document.(2)
101.SCH	XBRL Taxonomy Extension Schema Document.(2)
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.(2)
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.(2)
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.(2)
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.(2)

(1)	The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Rennova Health, Inc. will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.
(2)	Filed herewith
(3)	Filed as exhibits to the Company's Form 10-K for the year ended December 31, 2016, with corresponding exhibit numbers, and incorporated herein by reference.
*	To be filed by amendment.
**	Management contract for compensatory plan or arrangement.

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